                                                                EXHIBIT (e)(15)

                                A Hostage Taking
================================================================================

                        White Paper of PeopleSoft, Inc.

                       Regarding Unsolicited Tender Offer

                                       of

                               Oracle Corporation

================================================================================

                                       By

                                 Gary L. Reback

                                 Carr & Ferrell

                                February 1, 2004

      The economic arguments in this White Paper were prepared in extensive consultation with Lexecon, including Dennis W. Carlton, Bradley N.Reiff,
                      Charles G. Hunter, and Rob Gertner.

                                                               TABLE OF CONTENTS

INTRODUCTION....................................................      3

I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY.................     12

  THE "BACK OFFICE" TECHNOLOGY STACK............................     15
  THE RELEVANT PRODUCTS.........................................     16
  THE RELEVANT CUSTOMERS........................................     21
      Small Enterprise Market...................................     21
      Midmarket.................................................     22
      Large Enterprise Market...................................     23

II COMPETITION IN THE UPMARKET..................................     28

      PeopleSoft Inc. ..........................................     28
      Oracle Corporation........................................     29
      SAP AG....................................................     29
  THE BUYING PROCESS............................................     29
      Qualities of the Vendor...................................     31
      Features/Functions of the Technology......................     32
      Costs Issues..............................................     32
  COMPETITION FOR NEW CUSTOMERS.................................     33
  NON-PRICE COMPETITION.........................................     35
  STRATEGIC TECHNOLOGY INNOVATIONS..............................     37
      Pure Internet Architecture................................     37
      AppConnect................................................     38
  APPLICATION INNOVATIONS.......................................     39
      Enterprise Service Automation.............................     39
      Enterprise Performance Management.........................     40
  CURRENT INITIATIVES: TOTAL OWNERSHIP EXPERIENCE...............     40
  COMPETITION IN THE INSTALLED BASE.............................     41

III BID RESULTS AND ANALYSIS....................................     43

  METHODOLOGY...................................................     43
      Incumbent System..........................................     45
      Competitor Bid Participation..............................     46
      Winning Bidder............................................     48
      Variations by Vertical....................................     49
      Pricing and Price Discrimination..........................     49
      Uniqueness of Bidding Situations..........................     49
      Buyer-Driven Product Differentiators......................     53

IV ANALYSES OF COMPETITIVE INJURY...............................     55

  STANDARD MODEL................................................     57
  DIFFERENTIATED PRODUCT ANALYSES...............................     60
  NUMBER OF COMPETITORS.........................................     64
  REMOVAL OF A MAVERICK.........................................     69

V DEFENSES......................................................     72

  ENTRY.........................................................     73
  REPOSITIONING FROM THE MIDMARKET..............................     75
      Lawson Software, Inc. ....................................     76
      Microsoft Corporation.....................................     78
  REPOSITIONING FROM ANOTHER PILLAR.............................     79
  COMPETITION FROM OUTSOURCING..................................     80

                            PEOPLESOFT WHITE PAPER 1

TABLE OF CONTENTS

  COMPETITION FROM HOMEGROWN SOLUTIONS..........................     81
  EFFICIENCIES..................................................     82

VI QUANTIFYING THE HARM.........................................     86

  SWITCHING COSTS...............................................     87
  LOST CONSUMER SURPLUS.........................................     90
  COMPETITIVE INJURY TO THE DATABASE MARKET.....................     93

CONCLUSION......................................................     98

EXHIBIT A.......................................................    101

  SELECTED PEOPLESOFT MODULES...................................    101
      CRM Modules...............................................    101
      FIN Modules...............................................    103
      HRMS Modules..............................................    105
      SCM Modules...............................................    109
      SA Modules................................................    110
      EPM Modules...............................................    114
      LSCR Modules..............................................    117
      Portals...................................................    118
      AppConnect................................................    119
      PT Modules................................................    120

EXHIBIT B.......................................................    121

EXHIBIT C.......................................................    122

EXHIBIT D.......................................................    124

EXHIBIT E.......................................................    125

EXHIBIT F.......................................................    126

EXHIBIT G.......................................................    129

                            PEOPLESOFT WHITE PAPER 2

                                                                    INTRODUCTION

                                  INTRODUCTION

               "WE'VE CERTAINLY WOUNDED PSFT...EVEN IF WE DON'T END UP CLOSING THE DEAL, THIS IS GOING TO TAKE PSFT TIME TO RECOVER. AND, OF COURSE, OUR CORPORATE IMAGE OF BEING AGGRESSIVE, BRASH AND MARCHING TO THE TUNE OF A DIFFERENT DRUMMER HAS BEEN REINFORCED. I DUNNO ABOUT YOU GUYS, BUT TODAY I WAS VERY PROUD TO BE AN ORACLE EMPLOYEE!"

                    (Email of Peggy O'Neill, Vice President of Oracle Analyst Relations, commenting on Oracle's tender offer shortly after the public announcement)

               "THIS ISN'T A TAKEOVER, IT'S A HOSTAGE TAKING."

                    (Jeff Matthews, General Partner, at Greenwich, Connecticut Hedge Fund RAM Partners)

            On June 2, 2003, PeopleSoft announced that it had reached a definitive agreement to merge with J.D. Edwards, creating the world's second largest enterprise application software company, and displacing Oracle from that position. Under Larry Ellison's leadership, Oracle had suffered through a difficult three years, particularly in the large enterprise application software markets. Ellison had fired his most successful senior management personnel, and other senior managers simply quit.

            Oracle's market share for large enterprise applications -- and even its raw dollar revenues for these products -- was declining. Over the preceding three years, Oracle's application licensing revenue had declined almost 25%. In contrast, fueled by significant technological innovations, meticulous customer

                            PEOPLESOFT WHITE PAPER 3

INTRODUCTION

      support, and aggressive marketing, the share and sales revenue of Oracle's closest competitor in those markets, PeopleSoft, Inc., was rising. Oracle's own bid data showed that it was losing head-to-head customer sales opportunities against PeopleSoft far more often than it was winning,(1)and Oracle's head-to-head position had deteriorated dangerously over the preceding three quarters. Oracle's poor performance in applications also threatened the company's key revenue stream from the sale of database management systems to upmarket customers, a market in which it enjoys significant market power.

            Worse yet, customers were publicly critical of Oracle's applications products and support, and even the company itself, while lavishing praise on PeopleSoft and its products. Eighty-five percent of Oracle's customers indicated in a survey in the summer of 2003 that they would pick a different vendor at their next purchasing opportunity.

            Manifestly, this was a time for great corporate leadership. There was an opportunity to restore Oracle's position by creating better products and addressing customer complaints. But, inspired by what he saw as Bill Gates' successful efforts to keep the fruits of illegal predatory conduct against competitors ("I have to congratulate Steve, Bill and the guys up there. . .. [T]he government paid them a reward for violating the law."), Oracle's CEO had a better idea. Rather than improving his own product, he would use the financial markets and the legal process to harm his most potent competitor.(2)

            On Friday, June 6, 2003, only four days after the PeopleSoft - Edwards merger became public, Oracle announced that it intended to commence a hostile tender offer for control of PeopleSoft the following Monday. PeopleSoft was hardly a failing company in need of rescue. Its products were widely adopted by

--------------------------

(1) Email from Ron Wohl to Lawrence Ellison, et al. (June 10, 2003 00:43:56) (OR-JH000104).

(2) Answers from Oracle's Larry Ellison, FINANCIAL TIMES, Dec. 14, 2001, available at 2001 WL 31077118. Ellison makes no secret of his desire to emulate Microsoft in deed and result. "We have to do what . . . Microsoft did before us.
We have to roll up our industry . . . .," he declared at the Black Rock
Conference on July 15, 2003. Ellison wants to "roll up the enterprise software industry "into a very, very few companies with one dominant player,"namely Oracle. "I think we will be that dominant player." Larry Ellison, Remarks at the Black Rock Conference (July 15, 2003).

                            PEOPLESOFT WHITE PAPER 4

                                                                    INTRODUCTION

      the world's largest automotive companies, the world's largest retailing enterprises, the world's largest pharmaceutical companies, the world's largest financial services companies, the world's largest manufacturing concerns, and many other global enterprises, as well as agencies of the federal and state governments. Its star was in ascent; its market share and market penetration were increasing, largely at Oracle's expense.

            Oracle's offer was a sham from the beginning. In internal emails, Oracle executives conceded as "objectively true" the charge that the tender offer was "an overly aggressive move on Oracle's part to keep PSFT from overtaking Oracle as the number two apps vendor."(3) The offer was viewed by the investment community, in the words of one analyst, as a "bullshit bid."(4) Amid a firestorm of criticism directed toward Oracle, that analyst went on to pointedly express to Oracle's Chuck Phillips and Jeff Henley his pleasure at PeopleSoft's resistance "because you guys were screwing with their business."(5)

            From an antitrust perspective, the proposal was absurd: the merged company would produce Herfindahl industry concentration levels in the thousands and likely lead to anticompetitive price increases in double-digit percentages. It would eliminate the most innovative and aggressive competitor, reducing the number of qualified vendors to large enterprises from three to two, and in many cases, to one -- Oracle alone.

            Competitive injury, even beyond the diminution of competition, would fall disproportionately on commercial enterprises that viewed PeopleSoft and Oracle as their first and second choices. And on cash-strapped state and local governments and divisions of the Federal government, like the Department of

--------------------------

(3) See Mylene Mangalindan et al., Software Assault: Oracle's Bid for PeopleSoft Offers Possible Taste of Future, WALL ST. J., June 9, 2003, at A1.

(4) Remarks at Presentation for PeopleSoft Shareholders Conducted by Oracle Corp. (June 16, 2003) (produced as OR-JF000593-JF000629); see also Lisa Baertlein, PeopleSoft Shareholders Urge Oracle to Raise Bid, REUTERS, June 16, 2003.

(5) Remarks at Presentation for PeopleSoft Shareholders, supra note 4.

                            PEOPLESOFT WHITE PAPER 5

INTRODUCTION

      Defense. And on the nation's leading educational institutions. Damage to PeopleSoft's customers would likely run into the tens of billions of dollars.

            Customers quickly made their dissatisfaction known. Customers flooded PeopleSoft, the Department of Justice, and the state attorneys general with complaints. They even complained on the record to major newspapers throughout the country. From the chief information officer of a large city in Florida to the chief information officer of a prestigious California university, customer after customer implored antitrust authorities to block Oracle's bid.(6)

            But customer complaints would hardly deter Oracle, known, according to the press, for its "famously testy relationship with customers"(7) and much accustomed from its commanding position in databases to being able to force its will on those who purchase its products. As one Oracle database customer who had rejected Oracle's applications in favor of those of PeopleSoft opined:

                  Oracle seems committed to making our working relationship as difficult as possible.... Doing business with Oracle is so difficult that we only purchase their products when absolutely forced to ....(8)

----------------------------

(6) See, e.g., Jessica Guynn, PeopleSoft Users Circle Wagons, CONTRA COSTA TIMES, June 12, 2003, at F4 (quoting an anonymous PeopleSoft customer:
"[Oracle's] not going to make any friends that way...I don't think high-handed tactics will be well-received, by myself or by the industry.")
(PS-C217811-217812); Sam Diaz & Mary Anne Ostrom, PeopleSoft Users Unsettled by Ideas of Oracle Takeover (June 18, 2003), available at http://www.siliconvalley.com/mld/siliconvalley/6113725.htm?
template=contentModules/printstory.jsp(quoting Ronald Danielson, Chief Information Officer, Santa Clara University) (PS-C217824-217825).

(7) Jessica Guynn, PeopleSoft Users Circle Wagons, supra note 6.

(8) E-mail from Bruce Lemieux, Assistant Vice President of IT Applications, Hughes Network Systems, to Joe Janney, Regional Vice President, PeopleSoft, Inc. (June 2003) (PS-C203220-203221).

                            PEOPLESOFT WHITE PAPER 6

                                                                    INTRODUCTION

      Nor would the highly remote chance of the offer's antitrust clearance dissuade Ellison from pursuing the deal. He knew, from his experience in the industry, what economists have long since confirmed: that in a market for mission-critical applications with network effects, merely putting the perception of PeopleSoft's long-term viability at issue would grievously damage the company.(9) Large enterprise customers would no more wish to install application software from a vendor of questionable long-term viability than a heart patient would submit to the insertion of a pacemaker from a company with a clouded future.

            Ellison was unrelenting in his tactics, raising manufactured issues of PeopleSoft's viability at every turn. The Daily Deal on July 10, 2003, for example, reported Ellison stating that PeopleSoft "cannot compete in this business over the long term" and that "[w]ith or without us, I don't believe PeopleSoft can survive."(10) And on July 15, 2003, Ellison crowed to the Black Rock Securities Conference that "PeopleSoft's business has been deteriorating for some time":

                 Their real business is actually deteriorating.
                 Whatever the numbers say, their real business is actually going to deteriorate for some time.(11)

--------------------------

(9) Garth Saloner & Joseph Farrell, Installed Base and Compatibility: Predation, Production Preannouncements and Innovation, 76 AMER. ECON. REV. 940, 940-55
(1986).

(10) Cheryl Meyer, Oracle Execs Talk Up PeopleSoft Bid, DAILY DEAL, July 10, 2003 (page reference not available), available at 2003 WL 4170537.

(11) Ellison, Remarks at the Black Rock Conference, supra note 2.

                            PEOPLESOFT WHITE PAPER 7

INTRODUCTION

            Ellison did whatever he could to fulfill his prophecy that PeopleSoft's business was "going to deteriorate." He dispatched his sales minions to disrupt PeopleSoft's customer relationships, apparently to damage the very asset Ellison claimed he wished to acquire. Internal Oracle email makes this point unequivocally: "We all recognize a need to target PSFT customers,"(12) while other internal Oracle correspondence characterized the tender offer as merely an attempt "to try to go after your competitor's customers."(13)

            From Ellison's perspective, as the press widely recognized, the tender offer, however improbable from an antitrust perspective, was a win-win proposition. "[I]f he doesn't get it, he just created significant doubt in the buyers of software about the longevity of PeopleSoft . . . .
      "(14)

      And again,

                 If Oracle can buy PeopleSoft at a reasonable
                 price, they substantially increase their market
                 share and eliminate a competitor. If Oracle is
                 unsuccessful, the bid in any event...creates further
                 confusion among customers/prospects....(15)

            Ellison's efforts to damage PeopleSoft's customer relationships were successful in many cases. One customer, which had executed a contract with

--------------------------

(12) E-mail from Robb Eklund, Vice President of CRM Marketing, Oracle Corp., forwarded in e-mail from Julie Gibbs, Vice President of Marketing, Oracle Corp., to David Samson, Vice President of Int'l Public Relations, Oracle Corp., et al. (June 16, 2003 10:47:43 AM EST) (Ore004208-004210).

(13) E-mail from Peggy O'Neill, Vice President of Analyst Relations, Oracle Corp., to Betty Cho, Analyst Relations, Oracle Corp. (June 7, 2003 01:37:06 AM
EST) (OR-BC002364-002366); see also Jessica Guynn, Oracle Bid Was Intended to Harm, PeopleSoft Says, CONTRA COSTA TIMES, Aug. 26, 2003, at F4 (quoting O'Neill email).

(14) See Mary Anne Ostrom & Therese Poletti, Oracle Makes Hostile Offer, S.J. MERCURY NEWS, June 7, 2003, at A1 (quoting Walravens).

(15) See Margaret Kane, Wall Street on Oracle PeopleSoft Bid, CNET NEWS.COM, June 6, 2003, available at http://news.com.com/2100-1012-1014064.html.

                            PEOPLESOFT WHITE PAPER 8

                                                                    INTRODUCTION

      PeopleSoft only two days before, wrote to PeopleSoft requesting that implementation of its contract be suspended until uncertainty injected by Oracle's tender offer had been resolved, describing Oracle's action as "compromis[ing] the future of PeopleSoft and its solutions." Another customer called off a planned presentation by PeopleSoft due to the "situation between PeopleSoft and Oracle." Yet another sent PeopleSoft a letter suspending purchasing negotiations because "Oracle's recent attempt to take over PeopleSoft has created a great deal of uncertainty about the long-term viability of PeopleSoft's software products."(16)

            Due to the loyalty of its customer base and the quality of its products, PeopleSoft has nonetheless managed to meet its quarterly financial targets. PeopleSoft's success has only seemed to further encourage Oracle to delay and manipulate the antitrust review process.(17) The motivation for this tactic is clear from internal Oracle email:

------------------------

(16) PeopleSoft understands that documentation of these and numerous other examples are on file with the Department of Justice.

(17) The recent suspension of the European Union's antitrust review of Oracle's proposal, based on the lack of information from that company, is but one example of Oracle's delaying tactics. See Robert McLeod, EU Suspends Review of Oracle's Bid for PeopleSoft, BLOOMBERG NEWS, Jan. 12, 2004.

                            PEOPLESOFT WHITE PAPER 9

INTRODUCTION

                 Chuck keeps saying time is on our side, because
                 the more time goes on, the less likely another
                 suitor emerges, the more likely investors start
                 worrying about what will happen to the future of PSFT....(18)

      All told, Oracle has willfully tormented PeopleSoft and its customers for more than eight months by manipulating the antitrust review process. The outcome of that review is obvious. The proposed merger is unlawful in multiple jurisdictions. It is time to put an end to Oracle's anticompetitive misuse of the legal process.

            The remainder of this White Paper is divided into six sections. The first section describes the relevant products, the technology involved and the markets in which the companies compete. The second section analyzes the nature of competition in the relevant markets: the buying process, the intensity of both price and non-price competition, the strategic role of innovation, and competition within the installed base. The third section examines PeopleSoft's win-loss data, demonstrating that there are only three credible vendors in the market, that PeopleSoft and Oracle are frequently next-best substitutes, and that incumbent systems being replaced are most often homegrown.

------------------------

(18) E-mail from Peggy O'Neill, Vice President of Analyst Relations, Oracle Corp., to Rebecca Sanda, Oracle Corp. (June 13, 2003 01:40:37 AM EST) (OR-BC000059-000061).

                            PEOPLESOFT WHITE PAPER 10

                                                                    INTRODUCTION

            The fourth section applies the standard economic analyses of competitive injury, demonstrating that the proposed acquisition will create undue market concentration, will reduce the number of viable competitors from three to two, will permit significant quality-adjusted price increases, and will result in the elimination of an aggressive, innovative competitor. The fifth section explains that these anticompetitive effects will not be mitigated, much less offset, by the entry into the market of other competitors, nor by any purported efficiencies arising from the merger. The final section quantifies the tens of billions of dollars in economic damage to PeopleSoft and its customers and explains that the anticompetitive effects of the merger extend into the market for database software.

                            PEOPLESOFT WHITE PAPER 11

SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

                                       I

                              THE IMPORTANCE OF ERP

                             SOFTWARE TO THE ECONOMY

                "ENTERPRISES NOW REALIZE THAT ERP STRATEGIES ARE CRUCIAL TO LONG
                TERM SUCCESS...."

                        (Gartner Research, October 2001)

            The proposed transaction would affect a collection of products and markets known as "back office application software," or more formally, "Enterprise Resources Planning" ("ERP") Software. Personal computer users are familiar with consumer productivity software, such as word processors or spreadsheets, and can readily attest to the vital input such products have in individual productivity.

            Business productivity is even more heavily dependent upon ERP Software. Businesses rely on ERP applications to perform the most essential management tasks for nearly every aspect of mission-critical operations, including accounting, billing, employee benefits, payroll, production, logistics, and shipping. Modern global business enterprises literally could not operate without ERP software. As Gartner Research concluded, "ERP remains crucial for effective, optimized operations in most enterprises."(19)

------------------------

(19) Y. GENOVESE ET AL., GARTNER RESEARCH, THE TRANSITION TO ERP II: MEETING THE CHALLENGES 17 (2001) (PS-C345886).

                            PEOPLESOFT WHITE PAPER 12

                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

            The basic technology "platform" for the individual desktop is the operating system, on which personal productivity applications "sit." The technology "stack" that animates the enterprise is somewhat more complicated: the basic platform is the Database Management System ("DBMS" or sometimes "database") that "sits" "between" the operating system and the ERP applications. The back office technology stack is illustrated in Figure 1, below.

            Because ERP software directly affects the productivity of so many enterprise functions, efficient operation of ERP is viewed by American business as an important input and differentiator to maintain cost and quality leadership over competitors worldwide. Thus, Peerstone Research reported that 63% of their survey respondents intended to buy new ERP applications in 2003 in order to "get ahead of competitors."(20)

            Conversely, poor quality ERP implementations can bring even the most robust enterprise or public entity to a grinding halt, damaging employee morale, productivity, and competitiveness. Examples abound:

------------------------

(20) PEERSTONE RESEARCH, PEERSTONE ERP Q1 03 - ERP GROWTH IN 2003: SCOPE & FACTORS 5 (2003) (PS-C162264).

                            PEOPLESOFT WHITE PAPER 13

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

            - A flawed Oracle payroll application deployment caused 18 months of paycheck problems for public school employees in New Orleans. "Some teachers have received payments of (2) cents, others have had inaccurate deductions made."(21)

            - Brady Corporation last year announced an earnings shortfall of "at least 50%" after problems with an SAP deployment "hobbled its direct-marketing efforts."(22)

            - Malfunctioning SAP billing software caused hundreds of thousands of late bills and cost Singapore Power $800 million.(23)

            - Goodyear Tire & Rubber Co. had to restate its financial results from 1998 to 2003 partly "because of financial errors resulting from a faulty implementation" of its SAP accounting system.(24)

            - A recent study has found that companies with back office supply chain software problems have an "average stock plunge of 8.62% or $120 million in capitalization per company."(25)

------------------------

(21) Chris Gray, Orleans Schools Promise No W-2 Form Foul-Ups, TIMES-PICAYUNE, Jan. 31, 2001, at 3.

(22) Jason Gertzen, Brady Corp. Expects Large Drop in Quarterly Earnings, MILWAUKEE J. SENTINEL, Jan. 21, 2003, at D1.

(23) See Tang Weng Fei, Singpower Probes Causes of Billing Fiasco, BUS. TIMES (SINGAPORE), Sept. 6, 2002, available at 2002 WL 22900004. See also PEOPLESOFT, WHAT EVERY CUSTOMER SHOULD KNOW ABOUT SAP 1 (2002) (PS-C405481).

(24) Marc Songini, Goodyear Hits $100 M Bump with ERP System, COMPUTERWORLD, Nov. 3, 2003, at 13.

(25) Marc Songini, Supply Chain ROI Is Elusive; Report: Gaffes made stock prices fall 8.6%, COMPUTERWORLD, Jan. 1, 2001, at 1.

                            PEOPLESOFT WHITE PAPER 14

                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

THE "BACK OFFICE" TECHNOLOGY STACK

            A basic understanding of "back office" technology is helpful in evaluating the effects of the proposed acquisition. The "back office" technology stack is depicted below, along with principal competitors at each level.

ENTERPRISE STACK

STACK COMPONENTS                  COMPETITORS
Enterprise Software               SAP, PeopleSoft, Oracle
Database                          Oracle, IBM, Microsoft
Middleware                        BEA, IBM, Oracle, Sun, Microsoft
Operating System                  Microsoft, IBM, HP, Sun, Red Hat, Novell
Hardware machines                 IBM, HP, Sun, Dell, Unisys
Chipsets                          Intel, IBM, Sun, HP, AMD

                            TABLE 1. ENTERPRISE STACK

            Microchips serve as the basis for hardware machines. Hardware machine vendors combine chip sets into workable machines and add peripheral devices such as memory, discs, input/output devices, etc.

            The operating system controls the hardware and provides services for software running on it. Application software is written to run on a particular operating system and hardware chip combination. "Networking" consists of the network and management software required to permit multiple computer systems to communicate. Middleware provides higher-level services (beyond the operating system) that are needed to support enterprise applications.

                            PEOPLESOFT WHITE PAPER 15

SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      The database layer maintains the data of the enterprise and permits it to be accessed -- generally using the SQL language, which has become the industry standard retrieval mechanism. Enterprise software is the software designed to run the business operations of enterprises. SAP and PeopleSoft provide complete enterprise offerings that run on a variety of databases, middleware layers, operating systems, hardware, and chip set offerings. In contrast, Oracle produces enterprise software that runs exclusively on the Oracle database and middleware offerings.

THE RELEVANT PRODUCTS

            ERP vendors, customers and industry analysts generally organize ERP products into four broad groupings of software applications, roughly corresponding to the functionality used by a particular department of a large enterprise. The groupings are known as "pillars":

            - Human Capital Management ("HCM"), sometimes also known as "human resources." These products help organizations to manage positions and compensation; recruit, hire and train employees; promote, allocate and rehire personnel; and comply with local and international regulatory requirements relating to employees.

            - Financial Management ("FMS"). These products support various integrated business processes such as general ledger, accounts payable, accounts receivable, financial reporting, budgeting, employee expense management, and asset life cycles.

                            PEOPLESOFT WHITE PAPER 16

                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

            - Customer Relationship Management ("CRM"). These products help companies sell to, support, analyze, and service customers through many channels of interaction including the Internet, telephone call centers, email, or directly through sales and services representatives.

            - Supply Chain and Manufacturing Management ("SCM"). These products help organizations to produce goods and services and to work collaboratively with their suppliers of goods and services to control all categories of spending, e.g., to place accurate orders, submit invoices, and to forecast demand.

            On average, there are 40 products (sometimes known as "modules") in each pillar.(26) From antitrust and economic perspectives, each of these modules is distinct. PeopleSoft prices each module separately. A user of a particular module would not view other modules as reasonable substitutes. The company that needs an accounts receivable product cannot substitute an asset management module for that purpose. Absent entry or supply substitution, discussed separately below, a hypothetical monopolist of one core module would be able to raise price by a substantial and non-transitory amount, without worrying about customers switching to other modules, regardless of the prices charged by suppliers of those modules.

            In each pillar, there are certain "core" applications that are the indispensable elements for any enterprise that needs the basic functionality of that pillar. For example, every enterprise that purchases "inputs" and sells "outputs" must have accounts payable and accounts receivable functionality, and those modules are generally considered to be core modules within the Financial Management pillar. In addition to their functional importance, the core applications are typically the most complex, expensive, and difficult to develop.

            The pillars also include a number of "non-core" products. The major companies that provide the core modules also offer products for these "non-core"

------------------------

(26) A list of representative PeopleSoft products is found in Exhibit "A" to this Paper.

                            PEOPLESOFT WHITE PAPER 17

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      functions. In addition, a number of other (and generally smaller) companies have competed to develop and sell specialized non-core products, which are often described as "point solutions." Examples of point solutions include "time entry" functions within the Human Capital Management pillar and "global consolidation" functionality within the Financial Management pillar.

            The proposed acquisition will adversely affect a wide variety of markets. Because PeopleSoft has traditionally been the market leader in human resources and financial management products, this White Paper focuses on those pillars. The Financial Management (sometimes abbreviated "FMS" or "FIN") and HCM pillars are of particular importance to large enterprises. According to Peerstone Research, 82% of ERP purchasers use the financial pillar and 56% the HCM pillar (71% for government and education customers).(27) These pillars are of the greatest significance to PeopleSoft and its customers. A survey of PeopleSoft customers by Peerstone Research found that 85% used PeopleSoft HRMS and 55% used PeopleSoft FMS. Among customers with greater than 10,000 employees, the emphasis is even more striking: 91% HRMS, 45% Financial.(28)

            The competitive injury to HCM and FMS product markets is most easily identified with respect to "core" products and, hence, this White Paper will analyze with specificity the markets for these key products. In the ordinary course of its business, PeopleSoft has identified three core modules in the HCM pillar: Human Resources, Payroll for North America, and Benefits Administration:

------------------------

(27) PEERSTONE RESEARCH, PEERSTONE ERP Q1 03 - APPLICATION FUNCTIONS 2 (2003) (PS-C569871).

(28) PEERSTONE RESEARCH, PEERSTONE ERP 2003 FLASH UPDATE: PEOPLESOFT HR & FINANCIALS CUSTOMERS BY SIZE & VERSION 3 (2003) (PS-C384088).

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                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

Human Resources                         HRMS - HR          Comprehensive human resources
                                                           capabilities, including recruitment,
                                                           compensation, and workforce
                                                           development.

Payroll for North                       HRMS - PY          Tools for calculating earnings, taxes
America                                                    and deductions; maintaining
                                                           balances; and reporting payroll data.

Benefits Administration                 HRMS - BA          Comprehensive benefits system,
                                                           including automated enrollment and
                                                           billing, as well as selection of
                                                           multiple benefit programs.

                            TABLE 2. HCM CORE MODULES

            Of the three, the most basic HCM functionality is performed by the human resources module (HCM-HR) and that product is the most widely purchased among PeopleSoft's HCM customers. To document the core nature of the payroll and benefits products, PeopleSoft has run a simple correlation showing that those two products are used by HCM-HR customers far more than any other PeopleSoft HCM product:

PRODUCT                                 COUNT                        RATIO TO CORE
-------                                 -----                        -------------
Human Resources                         2960                            -
Payroll for North                       1986                         67.1%
America
Benefits Administration                 1823                         61.6%
Time and Labor                          1038                         35.1%
Payroll Interface                       1032                         34.9%
HRMS Portal Pack                         584                         19.7%

*Does not separately break out small modules that are merely
"self-service" extensions to the Human Resources module.

                    TABLE 3. HIGHEST HCM MODULE CORRELATIONS

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      In the ordinary course of its business, PeopleSoft has identified four core modules in the FMS pillar: General Ledger, Accounts Payable, Accounts Receivable, and Asset Management:

General Ledger                      FIN - GL             Financial management solution,
                                                         including traditional ledger
                                                         functions.

Payables                            FIN - AP             Management of disbursements,
                                                         including controls over matching,
                                                         approval process, and payments.

Asset Management                    FIN - AM             Modeling and simulation
                                                         functionality to synchronize business
                                                         strategy.

Receivables                         FIN - AR             Automation of receivable processing
                                                         to accelerate collections, reduce
                                                         credit risk, and resolve exceptions.

                         TABLE 4. CORE FINANCIAL MODULES

      The most basic financial management functionality is performed by the General Ledger product, and that product is the most widely purchased among PeopleSoft's FMS customers. Once again, a correlation analysis documents the "core" nature of three other financial products:

PRODUCT                               COUNT                    RATIO TO CORE
-------                               -----                    --------------
General Ledger                        2359                        -
Payables                              2274                     96.4%
Asset Management                      1820                     77.2%
Receivables                           1746                     74.0%
Projects                              1332                     56.5%
Budgeting                             1295                     54.9%
Expenses                               616                     26.1%

                    TABLE 5. HIGHEST FMS MODULE CORRELATIONS

                            PEOPLESOFT WHITE PAPER 20
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                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

THE RELEVANT CUSTOMERS

                        ERP vendors, users and industry analysts agree that
                  there are three markets for ERP software: small businesses, medium-sized ("midmarket") enterprises, and large, complex ("upmarket") enterprises. Different ERP vendors might set the dividing line between, for example, the midmarket and the upmarket at different numerical customer size levels based on a vendor's internal sales organizations, and, thus, the exact numerical dividing lines between customer size markets is subject to some debate. But there is no doubt that there are three distinct classes of customers, with vastly different business needs. Below is a pictorial representation of the customer markets that PeopleSoft posts on its website. Products have been created to address specific needs of each of these distinct customer groups:

                                     [LOGO]

                           FIGURE 1. CUSTOMER MARKETS

      Small Enterprise Market

                        Small enterprises are just that: sole proprietorships
                  and similar small business operations. Typically, such businesses will have only the most minimal ERP needs, and will buy shrink-wrapped software to fill those needs.

                        In the financial area, Intuit's QuickBooks product is an
                  example of a product targeted to the "small enterprise" market. Although Oracle has, from time to time, released market share analysis purporting to show Intuit and

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      PeopleSoft as vendors in the same ERP market, no rational observer would suggest that software targeted for the small enterprise would be appropriate for the enterprise-wide needs of an upmarket customer.

Midmarket

            It is easiest to describe midmarket customers by contrasting them to customers in the upmarket. Midmarket customers are invariably less complex; they tend to focus on a single industry; they may only sell in the United States or only in English-speaking countries; they do not have different types of businesses within the same enterprise. The organization of midmarket customers is less stratified than the organization of the upmarket customers. There are fewer people in any given administrative group (human relations, for example) and, hence, there is less specialization.

            Midmarket customers are generally smaller than upmarket customers, but are not invariably so. PeopleSoft, for example, has organized its
      midmarket sales force to address businesses between $50   million and $500
      million in size, although most observers more typically consider enterprises with up to $1 billion in sales and 10,000 employees to be in the midmarket.(29)

            It is important to note, however, that numerical benchmarks are merely surrogates for the customer characteristics that truly define those enterprises requiring upmarket software. Some midmarket businesses have grown very large, but are less complex than smaller companies because their business models feature repetitious, homogeneous business units.

            Midmarket ERP software is designed to address the needs of midmarket customers. Because midmarket customers are smaller, more homogeneous and less sophisticated than upmarket customers, midmarket software is designed with fewer functions and features. Midmarket software does not necessarily scale to larger data sets with many variables, large numbers of concurrent transactions, or

--------------------
(29) Gartner, for example, uses 10,000 employees as the dividing line between the midmarket and the large enterprise market. See, e.g., J. HOLINCHECK, GARTNER, INC., LARGE-ENTERPRISE HRMS MAGIC QUADRANT, 2002 3 (2002) (PS-C378734).

                           PEOPLESOFT WHITE PAPER 22

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                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      large numbers of employees in multiple countries with differing languages and differing legal regimes. Moreover, the greater homogeneity of midmarket companies means fewer issues of consolidating data and information across the enterprise.

            Most importantly, midmarket customers do not have IT staffs or resources (financial and otherwise) for complicated customization and are therefore more likely to conform their businesses to the capabilities of the available software. Software for midmarket companies must therefore be configurable but not necessarily highly customizable.

            Midmarket customers tend to buy products from two or more pillars at the same time ("suite" purchases) because they are attempting to address organizational problems across their businesses. There is generally a single economic buyer for the entire company (the Chief Operating Officer or Chief Financial Officer), who buys all applications. Frequently, the purchases will be focused on SCM or CRM products, with only minimal human resources or financial functionality included. Indeed, the offerings of midmarket vendors are generally broad (across two or three pillars) but "shallow" with only skeletal human resources and financial capabilities -- because that is all midmarket companies require.

            Lawson Corp., Microsoft Corp. (at the lower end of the midmarket), and J.D. Edwards Corp. (prior to its acquisition by PeopleSoft) are examples of midmarket ERP vendors. In addition, in recent years, the upmarket vendors, Oracle, PeopleSoft, and SAP, have made more limited versions of their upmarket products available for sale to midmarket customers. While there are a large number of companies competing for sales in the midmarket, most analysts believe there is far less penetration of ERP software into the midmarket customer base, as compared to the upmarket, and therefore many more "greenfield" opportunities.

Large Enterprise Market

            Upmarket customers are the world's largest and most sophisticated commercial enterprises, educational institutions, and governmental entities. To

                            PEOPLESOFT WHITE PAPER 23

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      address this market, a software vendor must offer a solution of software, consulting services, training, and support on a multi-currency, multi-regional, multi-cultural and multi-language basis -- all in compliance with regional statutory requirements and regional best practices.

            The hallmark of an upmarket customer is complexity. Upmarket customers have global operations of various types, for example, manufacturing, financial, and research. These operations must be managed on a business unit basis, but consolidated enterprise-wide. A company like General Motors, for example, has operations throughout the world. Some of these operations are in automotive manufacture and sale, some are in financial transactions and consumer credit, some are in satellite communications, some are in real estate, and others are in the entertainment industry.

            An upmarket company, like General Motors, must be able to establish uniform enterprise-wide human resources and financial policies, as appropriate, and at the same time conform to local laws and customs. Software purchasing decisions at such a company would likely be made on a business unit or group department (e.g., human resources department) basis in consultation with or under the direction of the executives in charge of enterprise-wide operations.

            Large enterprise software must be designed to scale to the requirements of these large customers. That is, it must be capable of handling large numbers of concurrent transactions involving databases of multiple variables and multiple languages and currencies. The difficult technical requirements are only some of the challenges a software developer faces in creating upmarket software. While a midmarket enterprise might have a "Finance Department", a large enterprise would typically subdivide its Finance Department into separate Treasury, Controller, Corporate Development, and other units. Because of the highly specialized needs of upmarket customers, upmarket ERP software has the most complete feature/function capability to support the high degree of specialization in large enterprise departments. Upmarket software must also accommodate consolidation and processing of such data on an enterprise-wide, global basis.

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                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

            Further complicating matters, upmarket customers tend to have specialized industry-specific needs. As a result, ERP vendors have developed specialized expertise for different industries, or "verticals," such as financial services (insurance, banks), government, energy and utilities, and technology.

            Not even the most sophisticated pre-configured software can meet the needs of upmarket customers, and large enterprise ERP software must therefore provide a high degree of customizability to permit in-house IT staffs and consultants to build modules to address particular needs. In addition, upmarket ERP software must be architected to "plug into" and run with existing databases and multi-vendor products found throughout the large enterprise. To these ends, upmarket software is sold with very powerful tool sets and more fully documented interfaces (sometimes called "APIs" or "Application Programming Interfaces").

            As more fully explained elsewhere in this Paper, the installation of upmarket ERP software is a major corporate undertaking, costing many, many times the price of the software itself, and consuming large amounts of corporate resources. In addition, the operation of such software requires a corporate IT department which must be fully trained initially, and retrained from time to time. The software must be continually updated and upgraded as the corporation grows and expands, as laws and regulations (such as Sarbanes-Oxley) change, and as technology improves.

            Most upmarket ERP software is purchased(30) on a multiple module basis, but usually all modules come from the same pillar. Purchasing modules from the same pillar from the same vendor achieves a number of economies: all modules can run "off of" the same technology stack; training and maintenance is simplified; etc. In addition, corporate CIOs have recognized the economies of such horizontal integration and have begun to require that purchases of ERP software be made only from vendors that can provide complete product "suites"

----------------
(30) For ease of description, "sales" is used to describe ERP software transactions. In fact, however, for a variety of legal and financial reasons, ERP software is invariably licensed (albeit on a perpetual basis) to customers. Technically, payments are "royalties" as opposed to "revenues."

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SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

      across all pillars.(31) As a consequence, most analysts predict that in the near future, the vast majority of large enterprise ERP software will be purchased on a multi-pillar suite basis,(32) a perception that both PeopleSoft and Oracle share. Oracle's Ellison has made this point in graphic language, declaring that "best of breed" (referring to the practice of buying the best products for each type of functionality) "is dead except in dog shows."(33)

            PeopleSoft, Oracle, and SAP AG are the only software vendors capable of providing core human resources and financial management functionality to the upmarket. They are the only vendors with the breadth and depth of product offerings in the human resources and financial pillars to satisfy the needs of upmarket customers beyond the core modules. And they are the only vendors that can provide core functionality in all four pillars, so as to be able to satisfy the demand for horizontal efficiencies. A number of "best of breed" point providers compete with these vendors, but only on selected non-core products - for example, "global consolidation" functionality or "time entry." Similarly, Siebel Systems, Inc., markets a robust product offering in the CRM pillar, sufficient to remain competitive for bids confined to that pillar. But Siebel has only very limited offerings in other pillars, and largely outside "core" functionality.

------------------
(31) See, e.g., UBS INVESTMENT RESEARCH, UBS CIO PULSE - A LOOK INTO SOFTWARE AND IT SERVICES 23 (2003) (PS-E046424).

(32) For example, Gartner has projected demand for best-of-breed (i.e., point solution) financial applications to continue to fall: "[B]y 2005, we project that no more than 20 percent of large-enterprise financial applications will be purchased on a best-of-breed basis." L. GEISHECKER & N. RAYNER, GARTNER, INC., THE 3Q01 LARGE-ENTERPRISE ACCOUNTING MAGIC QUADRANT 2 (2001) (PS-C481236).

(33) Ellison, Remarks at the Black Rock Conference, supra note 2. See also Jim Kerstetter & Steve Hamm, Oracle vs. PeopleSoft: and the Winner Is...SAP, BUSINESSWEEK, June 30, 2003, at 37 (quoting Ellison).

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                         SECTION I THE IMPORTANCE OF ERP SOFTWARE TO THE ECONOMY

            PeopleSoft, Oracle, and SAP sell their products throughout the world. Many large enterprises, wherever located, solicit bids from all three vendors. However, there are pronounced regional differences in purchasing patterns. Some enterprises, particularly in Europe (and to some extent in Asia), will solicit a bid only from SAP, as a new pillar is being considered. To a much lesser extent, some large enterprises will solicit bids only from Oracle, or perhaps only from PeopleSoft, if most or all of their ERP needs have previously been satisfied by that vendor. Human resources and financial services installed base figures for Europe and worldwide vary considerably from those in North America for this reason.

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SECTION II COMPETITION IN THE UPMARKET

                                       II

                           COMPETITION IN THE UPMARKET

                  "[T]HE AGGRESSIVENESS OF OUR COMPETITORS HAS GOTTEN NOTICEABLY STRONG."

                        (SAP CEO Henning Kagermann, Dow Jones, November 2, 2003)

            The upmarket for core ERP human resources and financial services products is characterized by high barriers to entry, extremely high concentration, and intense competition among the three suppliers. Only these three vendors have the appropriate functionality, breadth of product offerings, fully developed track records, and global resources required by large enterprises:

PeopleSoft Inc.

            PeopleSoft, a Delaware Corporation, headquartered in Pleasanton, California, was founded in 1987 and originally focused on the creation, marketing, and licensing of enterprise-grade human resources software. Over time, by both internal development and acquisition, the company developed a full range of enterprise-application software products. In 2003, it passed Oracle Corp. and became the second largest supplier of enterprise-application software products. PeopleSoft's applications run on database management systems marketed by all major database vendors. PeopleSoft's human resources and financial applications are viewed by customers and analysts as the best in the

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                                          SECTION II COMPETITION IN THE UPMARKET

      industry. Following the acquisition of J.D. Edwards, PeopleSoft's annual revenues will be in the range of $2.9 billion.

Oracle Corporation

            Oracle, a Delaware corporation headquartered in Redwood City, California, was founded in 1977 as a developer, marketer and distributor of database management system software ("DBMS"). It is the leading supplier of database software in the world, and the second largest software company overall.

      In the enterprise-application software sector, Oracle is PeopleSoft's closest competitor, with a virtually identical breadth of product offerings, and a virtually identical industry focus. However, Oracle's enterprise application software products run only on database management system software manufactured by Oracle. The lion's share of Oracle's revenues, and virtually all of its profits, come from the licensing of DBMS as opposed to application software. In fiscal 2002, Oracle recorded $10 billion in total revenues.

SAP AG

            SAP AG, a foreign corporation headquartered in Waldorff, Germany, was founded in 1972. SAP is the largest manufacturer and distributor of enterprise-application software products, and the third largest software company overall. In fiscal 2002, SAP recorded nearly $8 billion in total revenue. Like PeopleSoft (and unlike Oracle), SAP's application products run on database software from a variety of vendors.

THE BUYING PROCESS

            The purchase and installation of upmarket ERP software is a significant corporate event, touching many of the most important operations of the enterprise and costing tens of millions, if not hundreds of millions, of dollars. Upmarket customers invariably purchase core modules through a complicated Request for

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SECTION II COMPETITION IN THE UPMARKET

      Proposal ("RFP") process. Rarely, if ever, is a single core module purchased alone.(34) Upmarket customers will take weeks, and even months, to analyze their business needs and solicit bids for a collection of products (frequently from two or more pillars) and services (including, for example, installation and maintenance) that address those needs. RFP documents frequently stretch into the hundreds of pages, many of which contain detailed technical requirements.

            PeopleSoft monitors potential customers closely and attempts to bid on every upmarket ERP opportunity, whether actively solicited by the customer or not. A response to an upmarket RFP is a similarly intensive process, involving numerous meetings, presentations, and discussions with the customer, a written submission in the hundreds of pages, and product demonstrations and comparisons.

            The IT staff of the customer will normally evaluate in detail each of the most significant bidders and their product offerings. The customer will rely on reports and reviews of analysts that group vendors according to the breadth of their functionality and their vision for future product development, among other factors. Because of the size and importance of ERP purchases, customers frequently retain industry analysts such as Gartner, or large consultants such as PriceWaterhouse, to help analyze needs, evaluate competing offers and vendors, and provide advice as to all aspects of the bidding process.

            Depending on the customer's sophistication and the resources available for evaluation, it may distribute RFPs somewhat liberally to vendors -- including perhaps midmarket and point solution providers -- that stand little chance of actually submitting meaningful bids. Inevitably, the bidding process is reduced to those bidders that the customer wishes to evaluate seriously. Sometimes, there is

------------------
(34) Of course, customers might purchase point solutions on an individual product basis, or might otherwise purchase individual products as "fill in" purchases, after installing core technology.

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                                          SECTION II COMPETITION IN THE UPMARKET

      a "bake-off" round involving just these bidders. Sometimes the customer will negotiate price with all bidders in the final round; sometimes the customer will negotiate price only with the vendor it has tentatively selected as the winner. In total, the average sales cycle for an upmarket ERP opportunity is six to twelve months.

            In making a buying decision, upmarket customers look to a variety of evaluative criteria, which can generally be placed into three categories:(35)

Qualities of the Vendor

            An upmarket ERP purchase is not merely the acquisition of a product or group of products. It is usually the selection of a vendor on which the customer will rely to supply, support, and maintain the customer's most vital operating technologies over a very long period of time. The vendor's current product offering is vitally important, but its track record of success in similar implementations, its reputation for stability and consistency, and its renown for technological and product "vision" are even more important. As Meta Group explained, "because ERP purchases usually represent 10+ year commitments to application architecture and supporting infrastructure, a track record of longevity, consistent performance and market leadership is critical."(36)

------------------
(35) META Group survey respondents rank the following selection criteria as the top ten in order of importance (highest first): stature as a long-term partner; total cost of ownership; broad range of support capabilities; completion of solution footprint; time required for implementation; vendor's future vision; cost of future maintenance; cost of software license; package's flexibility for change; time to realize first benefits. META GROUP, DERIVING VALUE FROM TWENTY-FIRST CENTURY ERP APPLICATIONS 65 (2003) (PS-C390438).

(36) META GROUP, METASPECTRUM MARKET SUMMARY: TIER I ENTERPRISE RESOURCE PLANNING 2 (2003)

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SECTION II COMPETITION IN THE UPMARKET

Features/Functions of the Technology

            The vendor's proposed solution must be able to perform the functions and address the needs identified by the customer. This invariably involves a number of products, frequently from more than one pillar, together with maintenance, support, consulting services, and the like.

Costs Issues

            The cost of ERP software products is hardly inconsequential, even to large corporations. Frequently, the software licensing costs to the customer exceed one million dollars and, hence, there is significant price competition among vendors and exhaustive price negotiations by customers. But these costs pale in comparison to the total cost of the implementation.

            The cost of licensing software has been variously estimated as only 5%,(37) 10%,(38) and "unfortunately just a small part"(39) of the total cost of implementing the ERP package. The average implementation time for an ERP project is 18-24 months,(40) and the customer incurs significant costs for installation, training, and consulting beyond the licensing fees associated with the software products themselves. Once the software system begins operation, the customer also incurs costs for maintenance, support, and upgrades, not to mention the cost of disruption associated with the implementation of new technology.

            Therefore, while customers consider and negotiate the software licensing cost of an ERP vendor, even greater emphasis is placed on the "total cost of

------------------
(37) Andrew Sorkin & Laurie Flynn, Rival Says Oracle-PeopleSoft Deal Raises Antitrust Concerns, N.Y. TIMES, June 11, 2003, at C2 (quoting Robert Dutowski, then-CEO of J.D. Edwards) (PS-C418958).

(38) Lisa Baertlein, PeopleSoft Users Brace for Possible Oracle Takeover, REUTERS, June 19, 2003 (PS-C203980-203982).

(39) Marc Albert, Takeover May Sap Sales; German Firm SAP Campaigns to Lure PeopleSoft Customers, ALAMEDA TIMES-STAR, June 12, 2003 (page reference not available).

(40) META Group, supra note 35, at 36.

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                                          SECTION II COMPETITION IN THE UPMARKET

      ownership" ("TCO") associated with each vendor's products. According to recent industry surveys, among the three firms, PeopleSoft has the lowest total cost of ownership associated with its products. Oracle's was 26% higher and SAP's 64% higher than PeopleSoft's.(41)

COMPETITION FOR NEW CUSTOMERS

            Year in and year out, approximately two-thirds of PeopleSoft's licensing revenues come from transactions with new customers. Half of those revenues (one third of the total) are from licensing the products to customers who have previously licensed technology in a different pillar (sometimes referred to as "cross sales"). The remaining half (again, one third of overall revenues) is from licenses to customers wholly new to PeopleSoft.(42) All such transactions bear the characteristics of "greenfield" competition: the customer is purchasing a new technology stack and the competitors are invariably Oracle and/or SAP.

            The remaining one-third of PeopleSoft's licensing revenue is derived from transactions in which a customer who has previously licensed technology within a pillar purchases additional products within that same pillar. These transactions, known as "up-sales," generally involve non-core products and therefore may involve competition from best of breed providers rather than or in addition to Oracle and SAP.

-----------------------
(41) Id. at 13.

(42) More precise percentage data can be found in PeopleSoft's
"Up-sale/Cross-sale Analysis, Top 100 Customers," submitted to the Department of Justice under compulsory process on October 21, 2003. See Upsale/Cross-sale Analysis - Top 100 Customers, produced as Upsale_Crosssale_6_Qtrs_.xls (electronic collection PS-E002).

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SECTION II COMPETITION IN THE UPMARKET

            Although the market for large enterprise core HR and financial services is highly concentrated, competition is intense. Because PeopleSoft does not use the same pricing criteria as Oracle and SAP, direct comparison is complicated. Basically, SAP and Oracle charge customers based on the number of "seats" or users the customer contracts for. PeopleSoft, on the other hand, prices its products in a manner to encourage their use -- typically charging the customer based on its size and market, as opposed to the number of authorized users.

            To aid its sales representatives in properly quoting prices to potential customers, PeopleSoft has developed a software program, known as a "price calculator," that includes the current pricing weight and algorithms for various quantities and markets. Sales representatives input certain criteria for each potential customer, and the price calculator provides the minimum price the representative may quote, without seeking special authorization. Algorithms in the price calculator are changed by the company from time to time in light of competitive, customer, and market conditions.

            PeopleSoft has provided in response to compulsory process examples of actual and representative price calculators, along with more detailed explanations of pricing algorithms.(43) Basically, each product is assigned a price weight based on the perceived value of the application to customers. The pricing algorithm generates a "list price" for each product selected by the customer, based on the price weight and the customer size metrics (e.g., employee count, revenue size, etc.). Different price weights may apply to the same product if it is being quoted for sale in different "verticals."

            After a list price is determined, discounts are applied based on the total size of the transaction. This type of discount, known as Total Transaction Reduction ("TTR"), is measured by the sum total of the list prices for the products sold, and is applied to each individual product in the transaction, based on the overall transaction size. In some cases, the TTR discount is increased, based on whether a customer has achieved a specific dollar target within twenty-

------------------------------
(43) See PS-E047346-047347.

                            PEOPLESOFT WHITE PAPER 34

                                          SECTION II COMPETITION IN THE UPMARKET

      four months of its original purchase. This is known as a Relationship Level Reduction ("RLR") and is generally quoted as part of TTR when it is applicable.

            Sales representatives may quote even greater discounts to potential customers, but only with the permission of the appropriate sales executive. For example, an extraordinary discount that equals 0 - 49.5% of the list price for a module after the TTR has been applied must be approved by the Managing Director of the region. A discount of 49.6% or greater (or any discount over $500,000) must be approved by a Senior or Executive Vice-President.

            As is obvious from this explanation, PeopleSoft's prices to customers are based on a wide variety of factors, none of which is the actual cost of the product. In response to compulsory process, PeopleSoft has provided pricing information with respect to core HR and financial products sold to upmarket customers. This information is discussed in greater detail in a subsequent section. For present purposes, it is sufficient to note that even the most cursory review of these transactions reveals rampant and massive discounting from list prices, with different customers paying different amounts for the same core products.

NON-PRICE COMPETITION

            As significant as price competition for the license of core upmarket software products is among PeopleSoft, Oracle and SAP, a focus on that discounting alone fails to capture the true intensity of competition among these three companies. The price of the software itself, as previously explained, is only one consideration for most customers. While price competition is quite significant, companies compete even more intensely on those issues of greater customer interest: vendor reputation and vision, product features, and total cost of ownership.

            Competition in these areas occurs by innovation -- innovations that create greater utility (and greater product differentiation) for customers at a lower total cost of ownership. PeopleSoft has been the strongest innovator among its competitors, by far. See, e.g., Gartner Magic Quadrants, 1999-2003. In recent

                            PEOPLESOFT WHITE PAPER 35

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SECTION II COMPETITION IN THE UPMARKET

      years, PeopleSoft has spent 17% - 18% of its total revenues on research and development, far more than Oracle and SAP. PeopleSoft has submitted to antitrust authorities a listing of 480 product innovations that the company has added to its human resources and financial application offerings in just the last two years.

            A simple product innovation list seriously understates the impact that PeopleSoft has had on innovation in the industry. PeopleSoft is not only the most innovative of the companies it is a classic "disruptive" competitor. Several of its innovations are strategic -- going beyond application features and even new application areas. PeopleSoft's strategic innovations tend to disintermediate the market power of other companies, like Oracle, making it difficult for them to use their market power for anticompetitive aims. PeopleSoft's "pure Internet" architecture (discussed below), for example, not only reduces costs and provides valuable functionality for customers, but adoption of this architecture makes it difficult for Microsoft to leverage its market power in the desktop client to the back office, and similarly makes it difficult for Oracle to leverage its power in databases from the back office to gain a larger share of the client market. PeopleSoft's pure Internet architecture, coupled with the company's support of Linux, gives customers the back office alternative that frees them from exploitation by software monopolists.

            Similarly, PeopleSoft's innovation in developing and marketing an integrated platform technology (including an enterprise portal, an application integration broker, and a data warehouse) enables the company to compete against larger vendors, even within those vendors' installed bases -- thereby guaranteeing competition for even "locked in" customers.

            A few of PeopleSoft's more significant innovations are discussed in greater detail because of the importance of competition by innovation to proper antitrust analysis of Oracle's proposed acquisition.

                            PEOPLESOFT WHITE PAPER 36

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                                          SECTION II COMPETITION IN THE UPMARKET

STRATEGIC TECHNOLOGY INNOVATIONS

Pure Internet Architecture

            PeopleSoft has long been the leader in architectural innovations. It was the first ERP company to base its products on "client server technology." PeopleSoft's subsequent introduction of "pure" internet architecture in December of 1999 has been its most significant innovation over the past several years. Internet architecture (as opposed to older client-server technology) provides many benefits to a customer, the most substantial of which are lower total cost of ownership and improved return on investment realized through, among other things, lower development and deployment costs.

            PeopleSoft introduced the marketplace's first "pure Internet architecture" using HTML code.(44) The use of HTML, rather than Java, has a number of advantages. First, with HTML code, there is no need to install or download any code onto a user's personal computer. This significantly reduces administration and support costs; IT professionals no longer are required to configure each user's computer. Second, users also benefit because they can access their organization's back office applications system from any computer with Internet access, rather than being tied to a specific machine or to the Microsoft operating system. PeopleSoft's pure Internet architecture delivers applications that work on any client operating system and web browser, including Linux, Unix, and the Macintosh. Third, users can take advantage of the familiar browser interface and navigational tools. Finally, PeopleSoft's HTML-based applications can be easily integrated into a portal environment.

            Users of PeopleSoft's pure Internet architecture can access their applications running on the Oracle database (or any other database) from any browser. They are, therefore, freed from the need to access data through the

-----------------------
(44) In 1997-98, Oracle introduced a product, written in Java, that permitted users to access certain of Oracle's ERP functionality through an Internet browser. This product had limited functionality and did not represent a true Internet solution. Prior to utilizing the product, a user had to download Oracle's proprietary Java Virtual Machine and Oracle's Java client. On a going-forward basis, users have to download all patches and upgrades to these applications.

                            PEOPLESOFT WHITE PAPER 37

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SECTION II COMPETITION IN THE UPMARKET

      proprietary Oracle client.(45) PeopleSoft spent over a billion dollars bringing this innovation to the market, devoting 27% of its revenues to R&D during the height of the development period.

AppConnect

            Integration of multi-vendor application environments has become an increasingly important area of innovation in enterprise application software products. PeopleSoft first brought to market a product offering ("AppConnect," announced in 2002) that provides the ability to access information for multiple applications developed by multiple vendors. This product offering not only lowered the customer's total cost of ownership; it also provided a vehicle for PeopleSoft to continue to compete for the business of any customer that has already licensed some back office technology from a competitor like SAP or Oracle. Even where the customer has a competitor's pillar, sale of AppConnect to that customer means that PeopleSoft might displace its competitor the next time that pillar is up for bid. AppConnect is comprised of three product families: Enterprise Portal, Enterprise Warehouse, and Integration Broker.(46)

            In September 2002, SAP followed PeopleSoft's AppConnect with its own new-generation integration product called "NetWeaver." NetWeaver includes functionality similar to AppConnect. Oracle has introduced functionality to compete with AppConnect and NetWeaver, known as the "10g GRID."(47)

-----------------------
(45) SAP followed PeopleSoft into the web-based arena with its "mySAP.com" offering in 1999. Like Oracle's web implementation, SAP's technology is a "screen scrape" of its Windows client user interface, and is similarly limited.

(46) Enterprise Portal combines infrastructure, business expertise and flexible integration technology open to all systems and content, resulting in faster portal development at a lower cost. Enterprise Warehouse consolidates information from disparate systems and the Internet into a single source. Integration Broker uses standard Internet protocols to provide seamless integration across the entire enterprise (including suppliers and customers), acting as a hub to connect internal and external resources.

(47) See, e.g., Raju Chellam, Will Larry Finally Be King?, BUS. TIMES (SINGAPORE), Sept. 15, 2003, available at 2003 WL 66190864.

                           PEOPLESOFT WHITE PAPER 38

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                                          SECTION II COMPETITION IN THE UPMARKET

APPLICATION INNOVATIONS

Enterprise Service Automation

            In February 2002, PeopleSoft announced its Professional Service Automation Product ("PSA"), a precursor to its Enterprise Service Automation product ("ESA"). PSA was an extension of PeopleSoft's core applications and focused on automating the accounting for and management of service products primarily for organizations providing consulting services.

            In July 2002, PeopleSoft introduced its ESA products suite, enhancing its older PSA offering. ESA is a "mini-ERP" solution for individual projects. ESA provides a fully integrated project oversight solution to professional services organizations, internal services organizations, and those companies that offer both products and embedded services. ESA optimizes the entire services process, including the initial project bid, project management, project accounting, resource management, expense management, contracts, billing, and analytical reporting.(48)

            These PeopleSoft innovations have required Oracle and SAP to improve their own products. For example, when Oracle entered the professional services automation market, it was essentially selling a project management solution, while offering little back office functionality such as billing. In 2001, Oracle added a Resource Management application to eBusiness in response to PeopleSoft's ESA product. Oracle's Resource Management application attempts to add functionality by integrating the product with Oracle's HR applications, as well as the Oracle Projects application. SAP has only recently (in the last 12 - 18 months) begun developing and marketing a solution to compete in this space.

-----------------------
(48) ESA allows real time access to project information. ESA permits project members to enter time and expenses, to collaborate on a project and to analyze both costs associated with the project and supplier information.

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SECTION II COMPETITION IN THE UPMARKET

Enterprise Performance Management

            In 2002, the consultant industry defined a new competitive space with the development of a new performance matrix referred to as "Enterprise Performance Management." That same year, in reaction to the introduction of this new analytical framework, PeopleSoft introduced its "EPM" software, which enables a customer to gain a complete view of its enterprise and to track its performance across applications with state-of-the-art analytics. When used in conjunction with AppConnect, EPM applications can utilize data from any system and integrate that data into an organization's business processes, resulting in improved company performance.

            SAP subsequently announced its competing "Strategic Enterprise Management" application. Oracle only recently started to introduce "EPM-type" products, such as scorecards, but does not plan to include budgeting and global consolidation functionality until at least early 2004.

CURRENT INITIATIVES: TOTAL OWNERSHIP EXPERIENCE

            In September 2003, PeopleSoft introduced technology to automate the labor-intensive processes related to owning and using enterprise software. PeopleSoft's initiative is termed "Total Ownership Experience" ("TOE"). TOE focuses on the three key areas of customer activity: implementing applications, using applications, and maintaining applications.(49) TOE provides browser-based user interfaces and functional improvements, including push technology, and customized content based on the user's preferences and position within his or her organization.

-----------------------
(49) According to industry analysts, labor comprises approximately 65% of the total cost of an average enterprise application software implementation. TOE lowers the cost of implementation by automating software installation, configuration and integration.

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                                          SECTION II COMPETITION IN THE UPMARKET

            TOE also reduces the time, costs, and errors typically associated with maintaining and operating enterprise software by automatically diagnosing problems and automating the process of selecting and installing software upgrades. To compete with TOE, SAP has recently announced that it will be introducing "Lifestyle Management Solutions." Oracle, on the other hand, is still focused on its "total cost of ownership" initiative and has yet to announce a comparable initiative in this area.

COMPETITION IN THE INSTALLED BASE

            A number of upmarket customers have purchased some ERP technology in one pillar from one of the three suppliers of core technology, but have yet to purchase ERP technology in other pillars. A customer's prior purchase of a competitor's product does not diminish the intensity with which PeopleSoft competes for the sale of other products to that customer, nor does it diminish PeopleSoft's efforts to replace the competitor's product when that technology next comes up for bid. Indeed, PeopleSoft has developed strategies to enable it to "surround" a competitor's offering that has been purchased by a customer, marginalize the competitor's advantage in terms of horizontal efficiencies, and ultimately replace the competitor's product. AppConnect, a set of products more fully discussed above, is an example of such a technology. AppConnect provides the ability for a customer to access information from multiple applications developed by multiple vendors.

            In September of 2003, PeopleSoft announced "Process Integration Packs." Built on AppConnect technology, these PeopleSoft products are out-of-the-box solutions for common business processes that are pre-integrated with Oracle and SAP back office products. One integration pack will support PeopleSoft Human Capital Management, along with Oracle Financials. Another will support PeopleSoft Customer Relationship Management, along with Oracle's order management and service fulfillment business processes. These products have not only lowered customer costs associated with use of products from multiple

                            PEOPLESOFT WHITE PAPER 41

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SECTION II COMPETITION IN THE UPMARKET

      vendors, but also enable PeopleSoft to compete more effectively for customers who have already purchased a competitor's technology.

            Although the upmarket for human resources and financial services is highly concentrated, competition is intense. The three providers of core technology compete vigorously on price, and even more vigorously on other factors that are more important to customers. PeopleSoft is the most innovative of the competitors. Its innovations have reduced both customers' costs and competitors' market power. The next section of this Paper documents this competition in specific detail, with reference to actual customer bidding opportunities.

                            PEOPLESOFT WHITE PAPER 42

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                                           SECTION III  BID RESULTS AND ANALYSIS

                                       III

                            BID RESULTS AND ANALYSIS

               "ORACLE, PEOPLESOFT AND SAP ARE THE ONLY MEANINGFUL PARTICIPANTS IN THE MARKETS FOR ENTERPRISE SOFTWARE FOR FINANCIAL MANAGEMENT,
               HUMAN RESOURCES, AND COMPLETE SUITES...."

                        (State Of Connecticut press release announcing lawsuit to block Oracle tender offer)

            In response to governmental process, PeopleSoft conducted an analysis of that portion of its own win-loss data that best approximates the markets that will be affected if Oracle's hostile tender offer succeeds. Specifically, PeopleSoft identified and analyzed all closed bids to upmarket customers for significant transactions that include core human resources and financial products. Seven consecutive quarters were analyzed. The analysis confirmed that Oracle, SAP, and PeopleSoft are the only credible suppliers to upmarket customers for the affected products, that the products supplied are highly differentiated, that PeopleSoft and Oracle are next best substitutes for many key groupings of customers including those in the services industries, and that the systems being replaced by the RFPs are generally homegrown and legacy systems.

METHODOLOGY

            In the normal course of its business, PeopleSoft maintains in its customer relationship management system, known as "Customer One," computerized

                            PEOPLESOFT WHITE PAPER 43

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SECTION III  BID RESULTS AND ANALYSIS

      information with regard to every closed bidding opportunity in which the company participated, whether won or lost by PeopleSoft. Information for each bid includes the products (modules) bid, the customer name, the industry or "vertical" in which the customer is found, the customer's annual revenue and number of employees (or students), the total license revenue to PeopleSoft from the bid, etc. Under compulsory process, PeopleSoft augmented these data entries to include the names of final-round competitors to PeopleSoft for each module bid, an identification of the incumbent system being replaced, and certain pricing information, including TTR and extraordinary discounts above TTR.

            As required by process, PeopleSoft identified the collection of bidding opportunities that best approximated the upmarket for core HR and financial products during the period October 1, 2001, through July 31, 2003 (seven quarters of data). As explained elsewhere in this Paper, upmarket customers and opportunities are best defined by several sophisticated, non-numerical criteria such as complexity of the customer's business and the global nature of the customer's operations. Nevertheless, numerical criteria were used as approximations, to provide a set of bids that reflect core HR and financial product upmarket competition during the relevant time period.

            From the set of all closed bids during the seven quarters under analysis, PeopleSoft identified those bids in which any one of the three core human resources products or any one of the four core financial products described above was bid.(50) From this set, PeopleSoft extracted those bids for which (1) the data entry in the customer revenue field was 1,000,000,000 or more,(51) or where the customer had 10,000 or more employees, or for an educational institution,where the customer had 10,000 or more students, and (2) the total license revenue associated with the opportunity was $750,000 or more.(52) The latter criterion was

----------------------

(50) In the case of educational institutions, PeopleSoft also identified bids in which at least one of the core Student Administration products was bid.

(51) Values in the customer revenue field are typically expressed in the local currency of the customer (overwhelmingly, US dollars).

(52) Values in the total license revenue field are expressed in U.S. dollars, regardless of where the customer is located.

                            PEOPLESOFT WHITE PAPER 44

                                           SECTION III  BID RESULTS AND ANALYSIS

      set to identify upmarket customers making significant as opposed to "fill-in" purchases.

            For the seven quarters analyzed, there were a total of 125 such bids. It is PeopleSoft's policy to bid on all upmarket opportunities of which it becomes aware and to exercise diligence to learn of all such bidding opportunities. But there are almost certainly some bids, particularly in Europe, that might satisfy the product, customer size, and license revenue criteria, but which did not come to PeopleSoft's attention and were, therefore, not included in the Customer One database. In any case, there can be no doubt that the group of 125 transactions identified by PeopleSoft is at least fairly representative of a class of upmarket transactions most likely to be implicated by Oracle's proposed acquisition of PeopleSoft.

            PeopleSoft divided the bids into three groups: bids to commercial entities (102 such bids); bids to governmental instrumentalities (16 such bids); and bids to educational institutions (seven such bids). Using the fields established in Customer One, it was also possible to group the bids by verticals and to group all services industries' bids into a single category.(53)

Incumbent System

            The data set indicates that for all opportunities, for the subset of commercial opportunities, and for services industries within the commercial category, the RFPs are intended to acquire products to replace homegrown systems about half of the time.(54) In another roughly 30% of the cases, the bids are intended to replace "legacy" systems, generally based on obsolete client-server technology. In only approximately one-fifth of the cases is the bid intended to replace a more modern platform such as that supplied by Oracle, PeopleSoft,

------------------

(53) Bids for services industries include bids grouped in the Customer One database into Communications, Financial Services, Health Care, Media & Entertainment and "Services-Other" categories.

(54) Although the incumbent system is often homegrown, homegrown systems are not in the relevant antitrust market, as evidenced by the fact that customers do not migrate back to homegrown after using a commercial system.

                            PEOPLESOFT WHITE PAPER 45

SECTION III  BID RESULTS AND ANALYSIS

      SAP, or even Lawson. For example, when the General Ledger module (the key financial product) is bid, the incumbent system is as follows:

                           NUMBER OF         SHARE OF      TOTAL NUMBER OF
     INCUMBENT           OPPORTUNITIES    OPPORTUNITIES     OPPORTUNITIES
---------------------    -------------    -------------    ---------------
Homegrown                     28              52.8%              53
GEAC                           5               9.4%              53
Unknown                        4               7.5%              53
Oracle                         3               5.7%              53
PeopleSoft                     3               5.7%              53
Walker                         3               5.7%              53
SAP                            2               3.8%              53
(Missing)                      1               1.9%              53
Bespoke                        1               1.9%              53
Computron                      1               1.9%              53
DDA                            1               1.9%              53
JD Edwards                     1               1.9%              53
Lawson                         1               1.9%              53
McCormick and Dodge            1               1.9%              53
N/A                            1               1.9%              53
Sage                           1               1.9%              53
Solomon/Epicure/Great          1               1.9%              53
Plains
SCT                            1               1.9%              53


           TABLE 6. INCUMBENT PRESENCE IN BIDS FOR FIN-GL BY INDUSTRY
                            INDUSTRY = ALL INDUSTRIES

Competitor Bid Participation

            The data indicates that for all opportunities, for the subset of commercial opportunities and for services industries in the commercial category, Oracle and SAP are by far the most frequent final-round bidders against PeopleSoft. Moreover, Oracle is more consistently a final-round bidder than SAP at all levels of granularity. PeopleSoft has no competition roughly 17% of the time, and Lawson is a final-round bidder only 12-14% of the time. The presence of other bidders is de minimis. Two examples follow:

                            PEOPLESOFT WHITE PAPER 46

                                           SECTION III  BID RESULTS AND ANALYSIS

                                                            TOTAL NUMBER
                            NUMBER OF        SHARE OF            OF
   COMPETITOR            OPPORTUNITIES    OPPORTUNITIES     OPPORTUNITIES
---------------------    -------------    -------------    ---------------
Oracle                        21              39.6%              53
SAP                           18              34.0%              53
None                           9              17.0%              53
Lawson                         7              13.2%              53
JD Edwards                     5               9.4%              53
SCT                            2               3.8%              53
Homegrown                      1               1.9%              53
Unknown                        1               1.9%              53
Walker (upgrade)               1               1.9%              53


          TABLE 7. COMPETITOR PRESENCE IN BIDS FOR FIN-GL BY INDUSTRY
                            INDUSTRY = ALL INDUSTRIES

                                                            TOTAL NUMBER
                           NUMBER OF        SHARE OF              OF
   COMPETITOR            OPPORTUNITIES    OPPORTUNITIES     OPPORTUNITIES
---------------------    -------------    -------------    ---------------
Oracle                        13              39.4%             33
SAP                           11              33.3%             33
None                           6              18.2%             33
Lawson                         4              12.1%             33
JD Edwards                     3               9.1%             33
ADP                            1               3.0%             33
Ceridian                       1               3.0%             33
Cyborg                         1               3.0%             33
Great Plains                   1               3.0%             33
Homegrown                      1               3.0%             33
Infinium                       1               3.0%             33
N/A                            1               3.0%             33


          TABLE 8. COMPETITOR PRESENCE IN BIDS FOR HRMS-HR BY INDUSTRY
                               INDUSTRY = SERVICES

                            PEOPLESOFT WHITE PAPER 47

SECTION III BID RESULTS AND ANALYSIS

Winning Bidder

            With de minimis exceptions, only PeopleSoft, Oracle, and SAP ever won any of the bids for core products in the upmarket. (55) The bidding results for the core human resources product:

                                                             TOTAL NUMBER
                       NUMBER OF           SHARE OF               OF
  WINNER             OPPORTUNITIES      OPPORTUNITIES       OPPORTUNITIES
  ------             -------------      -------------       -------------
PeopleSoft                56                72.7%                 77
Oracle                     9                11.7%                 77
SAP                        6                 7.8%                 77
(Missing)                  4                 5.2%                 77
ADP                        1                 1.3%                 77
Great Plains               1                 1.3%                 77

            TABLE 9. WINNER PRESENCE IN BIDS FOR HRMS-HR BY INDUSTRY
                            INDUSTRY = ALL INDUSTRIES

      The bidding results for the core financial product, General Ledger, are to the same effect:

                                                             TOTAL NUMBER
                       NUMBER OF           SHARE OF               OF
  WINNER             OPPORTUNITIES      OPPORTUNITIES       OPPORTUNITIES
  ------             -------------      -------------       -------------
PeopleSoft                45                84.9%                 53
SAP                        4                 7.5%                 53
Oracle                     3                 5.7%                 53
No Award                   1                 1.9%                 53

            TABLE 10. WINNER PRESENCE IN BIDS FOR FIN-GL BY INDUSTRY
                            INDUSTRY = ALL INDUSTRIES

---------------------

(55) The customer for Opportunity OPP 46444 has informed PeopleSoft that the opportunity ascribed to Great Plains (Microsoft) in the data was not, in fact, awarded. It is still being evaluated by the customer.

Lawson won only one bid involving a core product in the entire data set, OPP 8169. This was a bid for a supply chain management system that included one financial product, accounts payable. No other human resources or financial products were included in the procurement.

The one winning bid ADP made used technology originally licensed from PeopleSoft. About six years ago, PeopleSoft licensed the code of their HR software to ADP, with the intent that ADP would make this technology the backbone of its own systems and thus, in turn, assist PeopleSoft in reaching the midmarket.

                           PEOPLESOFT WHITE PAPER 48

                                            SECTION III BID RESULTS AND ANALYSIS

      In the services industries, only Oracle and PeopleSoft were repeat winners. SAP won only a single bid in the services industries involving core human resources and financial products.

Variations by Vertical

            PeopleSoft, Oracle, and SAP reached the final round and won bids in different percentages, depending on the "vertical" involved. Thus, for example, PeopleSoft won all of the bids in the "energy and utilities" sector, and SAP won all of the bids in the "non-durable consumer products" vertical. Fringe bidders differ, depending upon the vertical and pillar.

Pricing and Price Discrimination

            The data demonstrates substantial pricing variability among customers for human resources and financial modules, based upon the combinations of products being offered and available discounts. To test whether observed pricing differences may be related to the number of bidders observed on a job, a simple, linear regression analysis was run. It revealed, not surprisingly, that the greater number of competitors for a bid, the higher the level of discounting by PeopleSoft. This is statistically significant across the range from 0 to 3 final-round competitors. See Exhibit "B." Although there may be unobserved variables that could explain the price differences (e.g., differences in service or product bundles), the finding that the discounts increase with the number of bidders is consistent with the view that prices vary with the level of competition.

Uniqueness of Bidding Situations

            Because of the myriad combinations of products, together with differing needs for customization and support, each bidding opportunity is virtually unique. This can be seen even more closely by examining a few of the bids won by PeopleSoft in greater detail:

                           PEOPLESOFT WHITE PAPER 49

SECTION III BID RESULTS AND ANALYSIS

                                    EXAMPLE 1

                       Clear Channel Communications, Inc.;
                      OPP 29874, closed September 19, 2002

      Clear Channel, a $8.42 billion (revenue) Texas corporation headquartered in San Antonio, is a multi-national collection of media and entertainment companies, primarily operating in three areas, radio broadcasting, outdoor advertising, and live entertainment. The company owns or programs 34 telephone stations, owns a media representation firm, and represents professional athletes.

                                  BID SPECIFICS

Total License Revenue:                       $2,789,300
Final-Round Competitors:                     Oracle
Internal Solution Considered?:               No
Incumbent System Replaced?:                  Combination of Lawson and Sage

      Clear Channel purchased a technology solution including the core human resources product; the four core financial products; additional human resources
(ePay), financial (cash management, expenses, projects and others), portal and customer relationship management products.

                                    EXAMPLE 2

                             Air New Zealand, Ltd.;
                       OPP 29191, closed November 4, 2002

      Air New Zealand, a NZ$3.62 billion (or roughly $2.45 billion USD revenue), New Zealand company is an international and domestic airline group, providing passenger and cargo transport services, and including business units that provide engineering and ground handling services, booking systems, and travel wholesale and retailing services.

                                  BID SPECIFICS

Total License Revenue:                $2,037,000
Final-Round Competitors:              Oracle, SAP
Internal Solution Considered?:        No
Incumbent System Replaced?:           Combination of Oracle financials
                                      and mix of homegrown and legacy
                                      human resources products

      Air New Zealand purchased a technology solution including the core human resources product; the four core financial products; additional human resources (ePay and others), financial (cash management, expenses, projects), portal and supply chain and manufacturing products.

                           PEOPLESOFT WHITE PAPER 50

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                                            SECTION III BID RESULTS AND ANALYSIS

                                    EXAMPLE 3

                               TECO Energy, Inc.;
                       OPP 25228, closed November 29, 2001

      TECO, a $2.68 billion (revenue) Florida corporation, headquartered in Tampa, is a holding company for Tampa Electric Co. that operates, directly or indirectly, regulated utility companies, as well as other unregulated businesses.

                                  BID SPECIFICS

Total License Revenue:                 $2,111,000
Final-Round Competitors:               Oracle
Internal Solution Considered?:         No
Incumbent System Replaced?:            Combination of Solomon,
                                       Epicure and Great Plains

      TECO purchased a technology solution including the core human resources product; the four core financial products; additional human resources (ePay and others), financial (cash management, expenses, projects and others), and portal products.

                                    EXAMPLE 4

                          University of Florida System;
                      OPP 23453, closed September 30, 2002

      The University of Florida is one of the five largest universities in the nation. This transaction included not only the University of Florida, but also Florida State University, Florida A&M, and North Florida University, with a total enrollment of approximately 120,000 students and employing roughly 100,000 individuals.

                                  BID SPECIFICS

Total License Revenue:                       $6,572,000
Final-Round Competitors:                     Oracle and SCT
Internal Solution Considered?:               No
Incumbent System Replaced?:                  Homegrown

      The four Florida universities purchased the technology solution including the core human resources product; the four core financial products; additional human resources (ePay and others), financial (cash management, expenses, projects and others), portal, customer relationship management, and supply chain and manufacturing products.

                           PEOPLESOFT WHITE PAPER 51

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SECTION III BID RESULTS AND ANALYSIS

                                    EXAMPLE 5

                                  The Borgata;
                       OPP 1655, closed December 31, 2001

      The Borgata is a $1 billion joint venture development of Las Vegas-based Boyd Gaming Corp. and Las Vegas-based MGM Mirage, both of which are traded on the New York Stock Exchange. The Borgata is a property that opened on July 3, 2003, and features a multitude of guest rooms, restaurants, shops and the like.

                                  BID SPECIFICS

Total License Revenue:                $775,000
Final-Round Competitors:              Oracle and SAP
Internal Solution Considered?:        No
Incumbent System Replaced?:           Homegrown

The Borgata purchased a technology solution including the core human resources product and other human resources products (including ePay).

                                    EXAMPLE 6

                                Kerr McGee Corp.;
                        OPP 2038, closed October 31, 2001

      Kerr McGee Corp. is a $3.7 billion (revenue) Delaware corporation headquartered in Oklahoma City, and is engaged in oil and gas exploration and production, as well as the production and marketing of titanium dioxide, both businesses on a worldwide basis.

                                  BID SPECIFICS

Total License Revenue:                $1,390,472
Final-Round Competitors:              Oracle
Internal Solution Considered?:        No
Incumbent System Replaced?:           Integral HR/payroll

Kerr McGee purchased a technology solution including the core human resources module and other human resources modules (including ePay).

                           PEOPLESOFT WHITE PAPER 52

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                                            SECTION III BID RESULTS AND ANALYSIS

            Exhibit "C" to this Paper contains the tabular listing and comparison of the human resources and financial modules purchased in each of the opportunity examples. The combination of modules purchased varied considerably from transaction to transaction. In addition, the operation of the algorithms and weights in PeopleSoft's price calculator, together with the application of extraordinary discounts as appropriate, produced the following module prices for the seven key modules to the six customers in the examples.

             FLORIDA
 CORE         UNIV.                                  CLEAR         THE         KERR-
MODULE       SYSTEM         TECO       AIR NZ       CHANNEL      BORGATA       MCGEE
-------------------------------------------------------------------------------------
FIN-AM        49,315       99,878      152,844       65,813            -            -
FIN-AP        54,007      116,525      167,372       72,078            -            -
FIN-AR        58,441      133,171      181,100       77,996            -            -
FIN-GL        56,664      166,369      206,561       88,958            -            -
HRMS-BA       90,099            -            -      101,476      152,709      191,105
HRMS-HR      106,757      389,906      244,593      120,256      181,005      226,506
HRMS-PY      106,757      354,425            -      120,257      181,005      226,506

                     TABLE 11. MODULE PRICES FOR KEY MODULES

Buyer-Driven Product Differentiators

            The bidding opportunities were also differentiated by a variety of factors imposed by the customers. For example, Air New Zealand applied a strict set of evaluation criteria, and its design therefore turned on a mixture of qualitative and quantitative factors. The various components of the decision were weighted as follows: 20% functionality; 20% cost and negotiated terms; 15% relationship and strategic partnership; and 25% "risk." "Risk" included factors such as the perceived stability of the vendor, maintenance issues, and expected technology development.

            In the Clear Channel bid, the customer hired Cap Gemini Ernst & Young ("CGEY") to evaluate the bidders. CGEY required the bidders to perform a pilot program, and PeopleSoft and Oracle each installed a portion of their respective products on Clear Channel hardware for a 60-day trial. CGEY recommended and Clear Channel ultimately chose PeopleSoft based on its products' flexibility, i.e.,

                           PEOPLESOFT WHITE PAPER 53

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SECTION III BID RESULTS AND ANALYSIS

      the ability to work with multiple databases and servers, and the ability to easily customize to the customer's requirements.

            In the Florida universities' bid, PeopleSoft beat Oracle because of the greater functionality of PeopleSoft's software and its reputation for easy installation. TECO based its final decision on PeopleSoft's reputation for excellence in serving utilities.

            In most respects, the results of this analysis are hardly surprising. Analysts and observers have consistently made the same points. For example, Gartner has stated, "Since presenting the large-enterprise HRMS Magic Quadrant in December of 2002, the leaders -- PeopleSoft, SAP and Oracle -- have remained the same."(56) And with respect to financials, Gartner observed, "SAP, PeopleSoft and Oracle remain the leaders because of a combination of global capabilities, comprehensive functionality and focus on corporate performance management."(57) Nevertheless, the fact that an overall analysis of PeopleSoft's win-loss data confirms what customers and analysts say individually -- that there are only two or three credible choices for upmarket customers -- and that the actual product provided is highly differentiated -- lends an additional measure of reliability to the antitrust evaluation of competitive injury.

------------------

(56) HOLINCHECK, supra note 29, at 4 (PS-C378735).

(57) GEISHECKER & RAYNER, supra note 32, at 2 (PS-C481236). META Group has made the same point. META defines PeopleSoft, SAP and Oracle as "Tier I ERP Leaders," distinguished by their respective "product breadth and depth, marketing prowess, geographic coverage, and robustness of technology platform (core architecture, integration, and applications management)." META GROUP, supra note 36, at 2 (PS-E046386).

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

                                       IV

                         ANALYSES OF COMPETITIVE INJURY

                "ORACLE IS JUST WIPING OUT THE OPPOSITION. ... IT'S JUST A
                WIPE-OUT . ... THIS JUST REDUCES END-USER CHOICE . . . ."

                         (Mike Thompson of Butler Group)

            This section of the White Paper explains the competitive injury that would occur if Oracle acquires PeopleSoft. The first part of this section uses a traditional market definition and the traditional measurement of market concentration from the Horizontal Merger Guidelines (58) to make the relevant calculations. However, as explained in greater detail, the product, customer and procurement characteristics of the upmarket for core human resources and financial software products specifically lend themselves to "differentiated product" analysis.

            There has been a great deal of recent economic/antitrust literature regarding appropriate quantitative analysis of competitive effects from mergers. One recent article (59) by two leading FTC economists proposes a framework for a number of analytical approaches -- all of which appear to be particularly germane to this acquisition. Accordingly, this section adopts the framework of the FTC paper for purposes of presentation.

--------------------

(58) Department of Justice and Federal Trade Commission, 1992 Horizontal Merger Guidelines (1997) available at http://www.usdoj.gov/atr/public/guidelines/horiz_book/toc.html [hereinafter
Merger Guidelines or Guidelines].

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SECTION IV ANALYSES OF COMPETITIVE INJURY

            The second part of this section analyzes "unilateral" effects flowing from Oracle's proposed hostile takeover in terms of price discrimination and differentiated products, based upon the bid data and other market information. The approach in the Merger Guidelines, as laid out in more detail in various articles, is applied.

            The third and final and final part of this section deals with two "non-unilateral" (60) approaches to analysis of competitive harm, both of which are supported in the case law and literature. First, this Paper applies the "Number of Competitors Matters" model to assess the potential for a quality-adjusted price increase post-acquisition. The Paper then applies the "Removal of a Maverick" approach to investigate competitive injury.

            Every method of analysis yields the same result: Oracle's proposed acquisition is manifestly anticompetitive. The only real analytical question is which method of analysis, or combinations of methods, most accurately describes the scope and breadth of the competitive injury. Doubtless, the most reliable indicia of competitive injury in this case -- more reliable even than the economic tests -- are customer reactions. In many investigations of competitive effects, customers that perceive themselves as disadvantaged by a merger will frequently forego complaining for fear that the acquiring company, if successful, would be in a position to retaliate against them post merger. Here, such a fear is certainly justified, because most current PeopleSoft application customers have already acquired Oracle's database software and are therefore dependent on that company's goodwill, whether the tender offer succeeds or not. Nonetheless, the damage that customers would suffer if the deal is not blocked is so great that they have chosen to voice their concerns.

-------------------

(59) David T. Scheffman & Mary Coleman, Quantitative Analyses of Potential Competitive Effects from a Merger (June 9, 2003) available at http://www.ftc.gov/be/quantmergeranalysis.pdf [hereinafter Scheffman and Coleman].

(60) Scheffman and Coleman define a non-unilateral theory or approach to "mean those cases for which the merger is anticompetitive but does not involve unilateral exercise of market power by the merged entity." Scheffman and Coleman point out that "non-unilateral" is broader than coordinated interaction. Scheffman and Coleman, supra note 59, at 2.

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

STANDARD MODEL

            In the case of a less differentiated product, such as baby food or tobacco, the Merger Guidelines and case law prescribe the appropriate methodology for establishing a prima facie case of competitive injury. First, the decision maker defines a relevant market. The Merger Guidelines use a "hypothetical monopolist" test for this purpose, asking whether a sufficient number of customers would switch to other products in response to a hypothesized small, but significant, non-transitory increase in price for the products of the hypothetical monopolist, (61) consisting of the merging firms and all other firms to which customers could switch. Here, for example, if a sufficient number of customers will not substitute, say, the General Ledger module to make a five-percent increase in price for the basic Human Resources module unprofitable, then the General Ledger module should be excluded from a "relevant product" definition based upon the PeopleSoft Human Resources module and its substitutes.

            The case law applies this approach, but starts with a series of broader questions. The case law first asks whether two products are "functionally interchangeable." In making this determination, courts look to both the character and uses of the products in question, as well as the extent to which customers are willing to substitute one for the other. Factors such as the products' packaging, prices, consumption characteristics, inputs, distribution characteristics (including "specialized vendors"), uses, production facilities, and industry or public recognition of "separateness" are considered. If functional interchangeability is found, courts then explore "cross-elasticity of demand" to determine whether a price increase in one product will cause consumers to switch to the other. (62)

            Using this methodology, it is clear that, at a minimum, the seven core modules previously identified are simply not "functionally interchangeable," nor would any reasonable person expect an increase in price of one to cause

----------------

(61) Merger Guidelines, supra note 58, Section 1.11.

(62) See, e.g., United States v. E.I. duPont de Nemours & Co., 351 U.S. 377, 400
(1956), accord Brown Shoe Co. v. United States, 370 U.S. 294, 325 (1962); FTC v. Staples, Inc., 970 F. Supp. 1066, 1074 (D.D.C. 1997); FTC v. Swedish Match, 131
F. Supp. 2d 151 (D.D.C. 2000).

                           PEOPLESOFT WHITE PAPER 57

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SECTION IV ANALYSES OF COMPETITIVE INJURY

      customers to switch to another. A customer seeking a General Ledger module cannot substitute a Benefits Administration module, regardless of their comparative price points.

            Yet rarely, if ever, would an upmarket customer purchase a single core HR or financial module alone, especially in a significant transaction. As explained elsewhere in this Paper, modules are purchased in varying combinations and with varying customization, and with other services, according to the unique needs of the purchasers. Bids made by the same upmarket vendor to different customers would not likely be interchangeable. PeopleSoft's bid to Air New Zealand might arguably be interchangeable with that of Oracle for the same customer, but not likely interchangeable with PeopleSoft's own bid to Clear Channel. That customer required different functionality. And in making a purchase, particularly for core technologies, upmarket customers are purchasing not merely an assortment of technologies and services, but a long-term relationship with a business partner.

            Once the relevant product market is identified, the decision maker considers the likely effects of the proposed acquisition on the competition within that market. To block the merger, the government must show that the merger would produce a firm controlling an "undue percentage share" of the market, resulting in a "significant increase in concentration of firms in that market."(63) Such a showing creates a "presumption" that the merger will "substantially lessen competition"(64) in violation of the Clayton Act.(65)

           The Supreme Court has held that a market share of 30% triggers the presumption. (66) More recent case law, as well as the Merger Guidelines, measures concentration using the Herfindahl-Hirschmann Index ("HHI"). Under the

-------------------

(63) United States v. Philadelphia Nat'l Bank, 374 U.S. 321, 364 (1963).

(64) See, e.g., Philadelphia Nat'l Bank, 374 U.S. at 364; FTC v. H.J. Heinz Co., 246 F.3d 708, 715 (D.C. Cir. 2001).

(65) 15 U.S.C. Section 12.

(66) Philadelphia Nat'l Bank, 374 U.S. at 364.

                           PEOPLESOFT WHITE PAPER 58

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

      Guidelines, a market with a post-merger HHI above 1,800 is deemed "highly concentrated" and mergers that increase the HHI in such a market by more than 100 points are presumed "likely to create or enhance market power or facilitate its exercise."(67) The courts have adopted these standards.(68)

            It is possible to capture a rough approximation of the industry concentration and competitive injury in the upmarket for human resources software flowing from the proposed acquisition by calculating HHIs from industry data. Such industry data attempts to quantify market shares based on the placement of HR systems into upmarket customers.(69) Both Meta and AMR have published such data for North America and the United States, respectively. See Exhibit "D." The results are well beyond even those levels "likely to create or enhance market power." A combined entity would have a market share between 47% and 67% and post-acquisition HHIs range between 5,083 and 7,109, with HHI increases of 905 and 584.

            SAP has a far greater share of the installed base outside North America and in the midmarket (as opposed to the upmarket). But even including system licenses worldwide, and including all placements by Oracle, PeopleSoft and SAP (not just into the upmarket), data available from Giga indicates that the combined share of the resulting company would be 43%, with a post-acquisition HHI of 5,085 and a delta of 919.(70) PeopleSoft's internal win-loss data (showing current sales as opposed to installed base) is remarkably consistent. Post-merger HHIs for the core HR and core financial product derived from winning bid data exceed

--------------------

(67) Merger Guidelines, supra note 58, Sections 1.5, 1.51.

(68) See, e.g., FTC v. Libbey, Inc., 211 F. Supp. 2d 34, 50-51 (D.D.C. 2002);
H.J. Heinz, 246 F.3d at 716.

(69) This data is stated in terms of systems being used ("installed base"). Customers make purchases of the relevant products via a bidding process. The Merger Guidelines suggest that market shares be calculated "using the best indicator of firms' future competitive significance." Merger Guidelines, supra note 58, Section 1.41. Normally, a firm's share of the installed base might provide a reasonable basis for determining the firm's potential for winning any particular future bid. A number of the products included in the META and AMR surveys, however, are legacy in nature and have no "future competitive significance." United States v. Gen. Dynamics Corp., 415 U.S. 486 (1974). Accordingly, the market share and HHI calculations, if anything, understate the potential for competitive injury.

(70) PEOPLESOFT, HUMAN CAPITAL MANAGEMENT PRODUCT MARKETING 2003 3 (2003) (PS-C174390).

                           PEOPLESOFT WHITE PAPER 59

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SECTION IV ANALYSES OF COMPETITIVE INJURY

      7,000 for significant customer groupings, with increases of 960 or more. See Exhibit "E."

            The HHIs for large enterprise human resources and financial services markets far exceed "safe harbor" or even "highly-concentrated" levels. Whether analyzed for all customers, only commercial customers, or only commercial customers in the services industries, post-merger HHIs for the core HR or core financial products calculated from PeopleSoft's internal win-loss data exceed 7,000 with increases of 960 points or more.(71) HHIs based on industry data reflecting installed base show comparable results, as previously described. Combined market shares, based on win-loss data, consistently exceed 74%. Industry installed base market shares, even including midmarket placements, get no lower than 43%. Accordingly, under the Guidelines, it can be presumed that a significant share of consumers in the market will be adversely affected by the merger.

            Courts rarely have had the opportunity to confront HHIs of such magnitude. But when mergers producing industry concentration at these levels have come before the courts, the mergers have invariably been enjoined.(72)

DIFFERENTIATED PRODUCT ANALYSES

            While PeopleSoft, Oracle and SAP offer similar technological features and functions to the "upmarket," the product offerings vary -- and are perceived to vary -- in important ways. As one study noted:

-----------------

(71) See Exhibit "E."

(72) See, e.g., H.J. Heinz, 246 F.3d at 716 (post-merger HHI of 4775 with an increase of 500 points); Libbey, 211 F. Supp. 2d at 51 (post-merger HHI of 6241 with an increase of 1052); Swedish Match, 131 F. Supp. 2d at 167 (post-merger HHI of 4733 with an increase of 1514). See also United States v. UPM-Kymmene, 2003-2 Trade Cases paragraph 74,101 (N.D. I11.), 2003 WL 21781902 (post-merger, merged parties and one competitor would have combined 70% market share); Complaint, United States v. UPM-Kymmene, No. 03C-2528 (N.D. I11. April 15, 2003) paragraph 22 (post-merger HHI of 3250 with an increase of 290).

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

                  Previous Giga research on the three leading
                  [comprehensive enterprise application] vendors indicates that each has strong financial viability and a global market presence, but significant differentiation exists in some key areas. For example, each vendor articulates a unique vision and delivery philosophy, and substantial functional differences exist, particularly in the ability of the vendors to serve specific industries and geographies. Technical characteristics also remained distinct and proprietary, although each vendor has proven capabilities to serve very large and complex customers.(73)

            Even apart from differences in technology, the three competitors' offerings vary in utility to the customer based on their respective experiences in the customer's industry and the customer's unique requirements, as manifested (among other places) in RFP specifications. For example, SAP has greater perceived value and a stronger track record in the manufacturing industries, while Oracle and PeopleSoft find greater success in the services industries, where SAP lags behind.(74)

            PeopleSoft's win-loss data bear out these conclusions. Although Oracle and SAP are final-round competitors most frequently in PeopleSoft's upmarket bidding opportunities, the final-round participation and wins of the three companies vary from vertical to vertical, and for groups of industries. As with price discrimination, the differentiation among the competitors' products, particularly when coupled with the unique composition of each bid, means the competitors for one opportunity or group of opportunities cannot be presumed to

-----------------

(73) BYRON MILLER & PAUL HAMERMAN, GIGA RESEARCH, PLANNING ASSUMPTION: COMPARING THE COMPREHENSIVE ENTERPRISE APPLICATION VENDORS 1 (2003).

(74) See, e.g., id. at 1 ("Product-focused companies, i.e., manufacturing, will generally find much deeper operational capabilities within SAP's product offerings."); GARTNER GROUP, supra note 32 ("SAP has a less-established presence than Oracle or PeopleSoft in services industries") (PS-C481237).

                           PEOPLESOFT WHITE PAPER 61

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SECTION IV ANALYSES OF COMPETITIVE INJURY

      restrain each other in other opportunities. In addition, the presence of fringe competitors in occasional bids does not indicate that those competitors should be deemed to be likely participants in other opportunities.

            Differentiated products, like price discrimination with respect to homogeneous products, requires a more refined approach to market definition and competitive injury. If products sold by different vendors are not perfect substitutes and vary in their degree of substitutability so that individual sellers compete more directly with those rivals selling closer substitutes, there is the possibility of substantial unilateral price elevation following a merger.(75) This is also true where, as here, sellers are distinguished by their relative advantages in serving different buyers, and buyers negotiate individually with sellers (either by sellers' submitting formal bids or buyers' eliciting price quotes from multiple vendors).(76)

            Much economic research has focused on mergers by vendors of differentiated products, with the result that the competitive consequences of such mergers may be ascertained with relative precision. Economic research has identified the potential for anticompetitive injury to flow from the unilateral actions of the merged company ("unilateral effects") and standard economic analysis now permits the evaluation of whether a merger is likely to lead to a price increase without first determining a relevant market and calculating market shares.(77)

            The Merger Guidelines, supported by economic literature and Agency practice, prescribe a set methodology as a "short cut" for the determining the

-----------------

(75) Merger Guidelines, supra note 58, Section 2.21.

(76) Merger Guidelines, supra note 58, Section 2.21 n.21.

(77) See, e.g., Gregory J. Werden, A Robust Test for Consumer Welfare Enhancing Mergers Among Sellers of Differentiated Products, 44 J. INDUS. ECON. 409 (1996); see generally Jonathan B. Baker, Policy Watch: Developments in Antitrust Economics, 13 J. ECON. PERSPECTIVES 181 (1999); Jerry A. Hausman et al., A Proposed Method for Analyzing Competition Among Differentiated Products, 60 ANTITRUST L.J. 889 (1992). Each of these articles indicates how econometric methods can be used to estimate a price increase without resorting to market definition and market shares. The common theme is the use of estimated own-price and cross-price elasticities of demand to compute a unilateral price increase resulting from the merger.

                           PEOPLESOFT WHITE PAPER 62

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

      likelihood of anticompetitive unilateral effects (and, specifically, a unilateral price elevation) in certain situations with more well-defined market characteristics. (78) According to the Guidelines, where

                  (1) data on product attributes and relative product appeal show a significant share of consumers of one merging product regard the other as their second choice; and

                  (2) HHIs exceed 1,800, with an increase exceeding
                  100; and

                  (3) the merging firms have a combined market share of at least 35%,

      then, market share data alone will show that there is a "significant share of sales in the market accounted for by consumers who would be adversely affected by the merger."(79) The data available with respect to this merger easily exceed the Guidelines' threshold for a significant adverse effect.

            The Guidelines indicate that information about first and second choices may be provided by "bidding structures or normal course of business documents from industry participants."(80) PeopleSoft's win-loss data for both competitor final-round participation, as well as winner by competitor, demonstrate that PeopleSoft and Oracle are next best substitutes for large groups of customers. Oracle is a final-round bidder against PeopleSoft for upmarket transactions involving the core HR or core financial module more than any other competitor. And, for significant groupings of customers, including those in services industries, only PeopleSoft and Oracle are repeat winning bidders.

---------------------

(78) The idea that mergers among firms with high market shares increases the likelihood of unilateral effects flows from various models of the nature of competition among oligopolists. For example, Deneckere and Davidson show that when firms operate as Bertrand competitors -- setting prices rather than quantity -- mergers without synergies necessarily lead to higher prices and reduced output. Raymond Deneckere & Carl Davidson, Incentives to Form Coalitions with Bertrand Competition, 16 RAND J. ECON. 473 (1985).

(79) Merger Guidelines, supra note 58, Sections 2.21, 2.211.

                           PEOPLESOFT WHITE PAPER 63

SECTION IV ANALYSES OF COMPETITIVE INJURY

            Both company and industry business documents confirm PeopleSoft and Oracle products as next-best substitutes. Oracle, for example, sees PeopleSoft as its closest competitor in "financial services."(81) PeopleSoft, likewise, identifies Oracle as its closest competitor, stating in its "How to Beat Oracle" sales guide that "PeopleSoft competes against Oracle more than any other single competitor."(82) In the corresponding "How to Beat SAP" guide, by contrast, PeopleSoft identifies SAP as "our second largest competitor, next to Oracle."(83) The leading industry reports also indicate that Oracle and PeopleSoft are next-best substitutes among significant groupings of customers.(84)

NUMBER OF COMPETITORS

            Under the differentiated product approach of the Guidelines, Oracle's proposed acquisition of PeopleSoft can be shown to produce anticompetitive effects principally by relying upon the fact (in combination with other facts) that the merging companies are next-best substitutes. This type of analysis can be used to identify problematic mergers in bidding markets and other differentiated product markets with a number of competitors (say, 7 or 8) and can be used to calculate the extent of a quality-adjusted price increase that the merged company might impose.

------------------

(80) Merger Guidelines, supra note 58, Section 2.211 n.22.

(81) As shown in internal ordinary course of business documents, PeopleSoft employees spoke with a consultant from Gartner Research who had worked extensively with Oracle and, as one PeopleSoft employee reported following his conversation with the consultant, "Oracle considers PeopleSoft their biggest competitor in Financials (not SAP). They have 6 competitive intelligence people focused entirely on Financials (apparently they have a kill PeopleSoft campaign -- very flattering!)." Email from Jennifer Bartolo, Industry Analyst Relations, PeopleSoft, Inc., to Rene Lorton, PeopleSoft, Inc. (Feb. 26, 2003 03:42 PM) (PS-C528782).

(82) PEOPLESOFT, HOW TO BEAT ORACLE: A SALESPERSON'S GUIDE 3 (2003)
(PS-C395793).

(83) PEOPLESOFT , HOW TO BEAT SAP: A SALESPERSON'S GUIDE 3 (2002) (PS-C409393).

(84) GARTNER GROUP, PEOPLESOFT COMPETITIVE LANDSCAPE 2001 (noting that PeopleSoft and Oracle are only companies in the Leaders/Visionaries "magic quadrant"); MARTI HARRIS ET AL., GARTNER, INC., ORACLE'S BID FOR PEOPLESOFT BRINGS UNCERTAINTY TO HIGHER-EDUCATION ERP (2003) (PS-C637826).

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

            However, in a market like this one, with very few competitors, there is little need to paint with such a fine gloss. Anticompetitive effects can be conclusively presumed whether Oracle or PeopleSoft are next-best substitutes, or not. As two distinguished FTC economists recently noted:

                  It is probably in the mainstream of economics and antitrust that a merger in an industry with only three competitors in a well-defined market protected by barriers to entry is also likely to be problematic, absent convincing efficiencies or unusual facts. . . [A] merger of two of the three significant competitors in a well-defined market appears to have an almost non-rebuttable presumption of being anticompetitive.(85)

            This conclusion can be stated without equivocation because simple simulation analysis demonstrates just how massive quality-adjusted price increases are likely to be in a market with few bidders. One of the first models of this kind, proposed by the then-chief economist of the Antitrust Division and embodied in the unilateral effects analysis of the Merger Guidelines, is the Diversion Ratio model. This model calculates a price increase in a merger with differentiated products using pre-merger gross margins and market shares.(86) This approach is a helpful starting point, but given that there are customer-by-customer negotiations for each transaction in the upmarket, a more sophisticated bid simulation model may be appropriate.

            In a simple Diversion Ratio model, the estimated magnitude of the quality-adjusted price increase is a function of the "diversion ratio" and Oracle's pre-merger margin over marginal costs. The diversion ratio can be calculated for each

-----------------

(85) Scheffman and Coleman, supra note 59, at 6.

(86) Carl Shapiro, Address before the American Bar Association (Nov. 9, 1995), available at http://www.usdoj.gov/atr/public/speeches/shapiro.spc.txt; Carl Shapiro, Mergers with Differentiated Products, 10 ANTITRUST 23 (1996).

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      pair of competitors in a market as a measure of the relative constraint on pricing that one rival has on the other rival in the pair. For example, if Oracle raises price or lowers quality by a small amount, it loses some sales. The diversion ratio with PeopleSoft measures the percentage of those lost sales that flow to PeopleSoft. The essence of the diversion ratio calculation is that Oracle in the pre-merger world reaches its equilibrium price and quality with the understanding that any unilateral increase in price or reduction in quality would be unprofitable because sales would be lost to its rivals, one of which is PeopleSoft. Once Oracle and PeopleSoft are merged, Oracle no longer cares about losing sales to PeopleSoft as a result of a unilateral increase in price or reduction in quality. All such lost sales would be captured, post-merger, by Oracle. Therefore, Oracle (post-merger) has an incentive to increase prices or reduce quality.

            The diversion ratio can be approximated from market shares under the assumption that each firm loses sales pro rata to its rivals in the event of a unilateral price increase. The diversion ratio based on market shares is calculated as PeopleSoft's share of the non-Oracle portion of the market.

            The other parameter necessary for projecting a price (or gross margin) increase as a result of a merger using the diversion ratio model is the firm's pre-merger margin over marginal cost. Oracle's post-merger margin over marginal cost is assumed to be 40%, very conservative in light of the fact that software margins (over marginal costs) are generally closer to 100%.(87)

            An alternative to the diversion ratio model that may be more appropriate when prices are determined on a customer-by-customer basis is a bid simulation model. The essential idea of a bid simulation model is that each competitor bids to win a job with uncertainty about the alternative bids that its rivals will offer. The profit-maximizing price and quality choices depend in part on the presence of other bidders who may win jobs as well. Acquiring a competitor, then, allows the merged firm to increase price or reduce quality because the acquisition reduces the likelihood of losing bidding rounds to the acquired firm.

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

            In the particular bid simulation model employed here, the three vendors each bid for a representative customer by offering a price no lower than that competitor's marginal cost. This bid price is assumed to represent a combination of price and quality. In each round of bidding, the customer picks the lowest cost alternative. The winning bidder "leaves money on the table" because he would have won so long as his bid price was lower than the second lowest bid price, even by a small amount. Each competitor, therefore, seeks through repeated rounds of bidding to increase his price high enough to be just below the second lowest bidder's price. The model is calibrated (i.e., the marginal cost distributions for each firm are adjusted) so that repeated bidding rounds will generate pre-merger market shares and margins over marginal cost. If the firms are assumed to have equal quality or marginal cost, the model is calibrated with equal pre-merger market shares. With differing shares, product qualities are unequal and, hence, pre-merger probabilities of winning a bid are similarly unequal.

            With the merger of PeopleSoft and Oracle, PeopleSoft is eliminated as a choice, forcing the representative customer to choose between SAP and Oracle. The result is new equilibrium with margins and market shares both higher than their pre-merger levels.

            Assuming equal pre-merger shares, this model "predicts" a 26.7% price increase, from the merger. Assuming more accurate market shares for core human resources and financial software, with PeopleSoft at 56% and Oracle at 8%, the model "predicts" a 42.6% price increase. With PeopleSoft at 45% and Oracle at 19%, the model yields a 34.3% price increase.

            Of course, this is not to be taken as a precise estimate of Oracle's actual price increase from the merger, but merely to show that where, as here, the merging firms have substantial market shares, it is highly likely that the merger will enable the merged firm to raise prices (or reduce quality) substantially. This result can be expected to hold unless there are low barriers to entry, or merger-

-------------------

(87) Michael L. Katz and Carl Shapiro, Critical Loss: Let's Tell the Whole Story, ANTITRUST MAG., Spring 2003, at 49.

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      specific efficiencies that reduce marginal costs. Neither of these conditions is present, as is explained below.

            Both the diversion ratio model and the bid simulation model assume that all firms are equally close substitutes for each other. Since the record is replete with indications that Oracle and PeopleSoft are next-best substitutes, these models understate the actual price increases resulting from the proposed merger. The models also understate the actual price increase because the assumed pre-merger margins over marginal cost are most likely lower than the true levels achieved by Oracle.

            PeopleSoft's win-loss data also provide support for the results of the bid simulation analysis. As explained above, a simple linear regression indicates that the greater the number of final-round bidders (over the range 0 to 3 bidders), the greater the amount of a discount from list price PeopleSoft offers to the customer. See Exhibit "B." It is hardly surprising, then, that the bid simulation analysis indicates that fewer competitors produce a substantial likelihood of a price increase (or quality decrease).

           Nor is a unilateral imposition of a price increase by the merged company required to produce the anticompetitive effects. Economic analysis of bidding markets with small numbers of competitors indicates that all competitors will raise prices following a merger that eliminates one of only a few competitors. Prices increase, even absent collusion or unilateral effects, because all remaining competitors face less uncertainty with regard to winning bidding opportunities.(88) This was precisely the gravamen of the Justice Department's case requiring the divestiture of assets in the proposed merger of manufacturers of power plant pumps.(89)

------------------

(88) Scheffman and Coleman, supra note 59, at 5; R. Preston McAfee & John McMillan, Auctions and Bidding, 25 J. ECON. LIT. 699 (1987).

(89) Complaint, United States v. Ingersoll-Dresser, No. 001818 (D.D.C. July 28,
2000), available at http://www.usdoj.gov/atr/cases/f6100/6129.htm; Competitive Impact Statement, United States v. Ingersoll-Dresser, No. 001818 (D.D.C. July 31, 2000), available at http://www.usdoj.gov/atr/cases/f6100/6126.htm. ("Each bidder, in deciding how high to bid while facing the uncertainty as to what its rivals will bid, balances the benefit of receiving a higher price when it wins against the cost of a decreased probability of winning

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

REMOVAL OF A MAVERICK

            If a merger removes not just any competitor, but a particularly aggressive competitor, there is yet an additional basis for antitrust concern. Both the literature and the case law recognize that one competitor can be a "particularly important factor in the nature of or intensity of competition in the market, disproportionate to its size or market share."(90) This emphasis traces its origin to Alcoa, in which the Supreme Court enjoined a merger because of the need to prevent a small (less than 2%) but particularly innovative and aggressive competitor from absorption by merger into one of the "giants" in an oligopolistic industry.(91) A merger that removes this type of "maverick" -- a firm that has caused a market to be more competitive than it otherwise would have been -- will result in less competition and higher prices if the incentives to the firm will change post merger.(92)

            The upmarket for human resources and financial ERP software is concentrated but highly competitive. Price competition is an important factor in ERP markets, but total cost of ownership, feature/function capabilities, and overall reputation of the vendor are even more important to customers. The three vendors compete aggressively to address these purchasing considerations. PeopleSoft competes with its larger competitors on these purchasing factors by innovation. Like the small target company in Alcoa, PeopleSoft has "pioneered" the introduction of innovative technology into the ERP markets. PeopleSoft commits a disproportionate percentage of its revenues to research and development. Many of PeopleSoft's innovations have reduced customers' costs; others have destabilized what would have otherwise been a structured, oligopolistic market by disintermediating the larger vendors' ability to exercise

-------------------

when its bid price is raised. When a bidder is eliminated, a given increase in a bid price by a remaining bidder leads to a smaller decrease in the probability of losing. This shift in the balance between the benefit and the cost of raising the bid price makes a price increase by each remaining bidder profitable.").

(90) Scheffman and Coleman, supra note 59, at 6.

(91) United States v. Aluminum Co. of Am., 337 U.S. 271, 281 (1964).

(92) Scheffman and Coleman, supra note 59, at 6.

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      market power over their customers. All such innovations have required and produced responses by Oracle and SAP.

            Both the Merger Guidelines and the case law regard a lessening of competition on innovation as tantamount to a lessening of competition on price.(93) The relationship between innovation and customer price is even more direct in this case. ERP software is an intermediate good, and the prices and product features of ERP products result from the customer's goal to maximize profit. Each customer chooses among alternative products with varying combinations of features, costs of ownership, and license fees, based on that customer's perception of how each alternative will affect the customer's profitability. As a result, any reduction in quality (or the innovation that produces that quality) translates into a lower perceived profitability from using the software product, which is equivalent to an increase in the price of the product.

            Whatever the argument as to the appropriate number of competitors to prevent price gouging, there are no economic models that would support the notion that innovation competition works better with two, as opposed to three, competitors. This is particularly the case where, as here, Oracle is proposing to eliminate the most innovative and disruptive competitor.

            The economic literature attempts to assess whether a merger that eliminates a maverick is likely to produce a reduction in innovation by comparing the target company's incentives pre-merger with those of the combined company post merger.(94) PeopleSoft currently confronts two much larger competitors, both of which have greater customer penetration in related products. SAP is an older company with an ERP installed base many times that of PeopleSoft; SAP's previous sale of SCM software to a customer, for example, gives SAP an inherent advantage in competing against PeopleSoft for the sale of other pillars. Oracle is the dominant seller of database products on which ERP software must run; a

------------------

(93) See Merger Guidelines, supra note 58, Section 0.1 n.6.

(94) Scheffman and Coleman, supra note 59, at 13; Dennis Carlton and Robert H. Gertner, Intellectual Property, Antitrust and Strategic Behavior, 3 INNOVATION POLICY AND THE ECONOMY, NATIONAL BUREAU OF ECONOMIC RESEARCH (2003).

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                                       SECTION IV ANALYSES OF COMPETITIVE INJURY

      customer would obviously be concerned that any ERP product that it purchases execute flawlessly with the database software it already has. Without aggressive, innovative differentiation, it would be difficult for PeopleSoft to succeed against its larger and more entrenched competitors.

            Post merger, Oracle would neither feel the pressure from an innovative PeopleSoft nor have the incentive to invest in innovation to the same extent in its absence. Oracle is fundamentally a database company. The lion's share of its revenues (and virtually all of its profits) come from the sale of databases, as opposed to applications. Most assuredly, Oracle would not invest in efficiency-enhancing application innovations, if such innovations destabilized its database monopoly. And it is difficult to imagine post-merger Oracle, under any circumstances, investing the same percentage of its revenues in R&D that PeopleSoft has, given that the post-merger company would not be nearly as threatened as PeopleSoft is by the prospect of competing against larger and more entrenched competitors.(95) So, even absent the extraordinary market concentration, the unilateral effects of the merger, and the reduction in a small number of competitors, Oracle's elimination of its innovative competitor would itself warrant legal intervention.

----------------------

(95) According to a study done by Chuck Phillips when he was an investment banker at Morgan Stanley, PeopleSoft has consistently spent a higher percentage of revenues on R&D (14 - 20%) compared to Oracle (10 - 13%) for every year from 1997 to 2003. CHUCK PHILLIPS AND ROSS MACMILLAN, MORGAN STANLEY, SAP UPDATE 21
(2003) (PS-C008476).

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                                        V

                                    DEFENSES

                "YOU'RE ILLUSTRATING EXACTLY WHY A LOT OF PEOPLE DON'T LIKE YOUR COMPANY . . .NO ONE BELIEVES YOU."

                     (Analyst remarks at Oracle Presentation for PeopleSoft Shareholders, June 16, 2003)

                "[F]ROM THE VERY FIRST MEETING, THERE WERE FINGERS POINTED  IN
                 MY FACE."

                     (Response of Oracle's Chuck Phillips in the
                     Wall Street Journal to analyst reaction)

            Whether analyzed in terms of market concentration, unilateral effects, number of competitors, or elimination of a maverick, Oracle's proposed acquisition of PeopleSoft will produce significant competitive injury. The extent of this injury might be mitigated or offset if (1) entry into the relevant market were "timely, likely and sufficient in its magnitude, character and scope to deter or counteract the competitive effects of concern" or (2) if "cognizable" efficiencies flowing from the merger were of a character and magnitude such that the merger is not likely to be anticompetitive in any relevant market.(96) This section will demonstrate that neither is the case.

-------------------

(96) Merger Guidelines, supra note 58, Section 3.0; H.J. Heinz, 246 F.3d at 717 n.13, 720-22.

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                                                              SECTION V DEFENSES

ENTRY

            The Merger Guidelines identify two types of potential entrants.(97) The first, an "uncommitted" entrant, is a firm that can shift resources from a non-competing product to a competing product quickly and easily, i.e., within a year. A "committed" entrant is a firm that must incur sunk costs in order to participate in the market. Because entry from either source is well-nigh impossible in anything like these timeframes in this case, this Paper considers entry issues with respect to both groups together.

            The Guidelines analyze the potential for entry in great detail in terms of timeliness, likelihood and sufficiency. The Guidelines require that a "significant market impact" be likely within two years from initial planning for entry to be "timely." The likelihood of entry under the Guidelines turns on an analysis of whether the "uncommitted" entrant can expect to make a sufficient return after entry. Guidelines at Section
      3.33. And, even if entry is both timely and likely, it must still be sufficient to avoid the identified competitive concerns. Guidelines at
      Section 3.4. The burden of showing ease of entry is on the defendant. See generally, U.S. v. Baker Hughes, 908 F.2d 981, 987 (D.C. Cir. 1990).

            Any assertions by Oracle about the prospect of new entry in this case require particular scrutiny. Competition in all markets for the sale of human resources and financial software to a large enterprise is highly "localized." Each bid, or at least each customer grouping, is unique. The fact that a particular vendor's offering is considered sufficient to participate in, or even to win, one bid for upmarket business does not necessarily indicate that the vendor is a competitor for other opportunities. To mitigate the threat of anticompetitive effects flowing from the small number of bidders post merger, a new entrant would have to be an effective competitor across the spectrum of upmarket opportunities, just as Oracle and SAP are. In addition, to mitigate the threat of a unilateral anticompetitive effect, the entry would have to involve a product very "close to the products of the merging firms" -- in other words, a product offering like that of Oracle and

-------------------

(97) See generally Merger Guidelines, supra note 58, Section 1.3.

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SECTION V DEFENSES

      PeopleSoft. Guidelines at Section 3.4. Finally, to mitigate the anticompetitive effects resulting from elimination of a "maverick," the entrant would be required to have both the resources and incentives of a PeopleSoft. Simply from the standpoint of features and functions, a potential entrant would therefore be required to have both sufficient core human resources and financial modules, as well as a sufficient breadth of additional modules in those pillars to address the needs of upmarket customers.

            The courts have recognized a wide variety of barriers to effective entry: high capital costs and limited capital availability, specialized expertise, appropriate physical facilities, inability to receive payment terms on an equal basis with more established firms, availability of technology, number and size of companies already operating in the market, structure of the industry, and long lead times.(98) Most, if not all, of these barriers are present here. A recent study by the Meta Group underscores this point. As the study explained, because purchases of application software by large enterprises "usually represent 10+ year commitments to application architecture and supporting infrastructure, a track record of longevity, consistent performance, and market leadership" is "crucial" and "vendor reputation is built slowly over time."(99) The study summarizes barriers to entry in this market:

                  The biggest barrier is vendor size and longevity, and each of the main players [PeopleSoft, Oracle and SAP] has attained the critical mass to ensure market viability over the long haul. The second barrier is a core competency in business process integration, as these vendors have invested years in technology, processes, and partnerships to help

----------------

(98) H.J. Heinz, 246 F.3d at 717 n.13; FTC v. Warner Communications, Inc., 742 F.2d 1156, 1163-64 (9th Cir. 1984); California v. Am. Stores Co., 872 F.2d 837,
842-43 (9th Cir. 1989), vacated in part on other grounds, 495 U.S. 271 (1990); Staples, 970 F. Supp. at 1086; United States v. United Tote, Inc., 768 F. Supp. 1064, 1071-78 (D. Del. 1991).

(99) META GROUP, supra note 36, at 2 (PS-E046386).

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                                                              SECTION V DEFENSES

                  firms tie disparate business processes together. The third barrier is the growing sophistication of business process in general, which requires accumulation of significant domain expertise (in development, sales, implementation and support).(100)

            It took each of the three incumbents many years to establish their respective products, infrastructures and reputations. The prospect of credible, timely entry into the relevant upmarkets by a firm new to ERP is simply de mimimus. The likelihood of a "repositioning" by either a midmarket vendor or a vendor to the upmarket in a different pillar (or a vendor of "point solutions") so as to restore effective competition is equally remote.

REPOSITIONING FROM THE MIDMARKET

            The upmarkets for ERP have large established competitors with significant market penetration as well as stringent customer qualification requirements. Comparatively speaking, the midmarket offers far more "greenfield" opportunities.(101) It is therefore difficult to imagine any rational competitor diverting resources from successful midmarket products to the upmarket, where the capital expenditures would be enormous and the prospects for success far more questionable. The merger will only exacerbate this condition, as the upmarkets will be even more concentrated after Oracle purchases PeopleSoft. The comparative scarcity of greenfield opportunities makes entry into the upmarket from the midmarket highly unlikely, something both courts and commentators have observed.(102)

------------------

(100) Id. at 5 (PS-E046389).

(101) See MCKINSEY & CO., DEVELOPING A MARKET PRODUCT STRATEGY FOR J.D. EDWARDS
(2001) (PS-C352351).

(102) See, e.g., Brooks Power Systems, Inc. v. Ziff Communications, Inc., No. 93-3954, 1994 WL 444725, at *5 (E.D. Pa. 1994); United States v. Black & Decker
Mfg. Co., 430 F. Supp. 729, 736 (D. Md. 1976); Robert Pitofsky, New Definitions of Relevant Market and the Assault on Antitrust, 90 COLUM. L. REV. 1805, 1864

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SECTION V DEFENSES

            Nevertheless, Oracle has touted from time to time in the press the prospect of midmarket vendors like Lawson Software and even Microsoft entering the competition for upmarket customers. Neither would provide effective entry.

Lawson Software, Inc.

            Founded in 1975, Lawson is a Delaware corporation headquartered in St. Paul, Minnesota. Lawson holds itself out as a supplier of ERP software to the midmarket(103) and is much smaller than the upmarket incumbents. In fiscal 2002, the company earned $188 million in profits from just $344 million in total revenues.

            Lawson mainly targets midmarket customers in a few verticals, primarily healthcare and retail, but it is not currently a competitive factor in any of the upmarkets. The win-loss data submitted to the Department of Justice indicates that Lawson is a final-round competitor 12-14% of the time, mostly in its target verticals. It does not appear to have been seriously considered outside of these few opportunities. Moreover, Lawson is almost never the winning bidder. Indeed, in the entire data set, Lawson won only one bid, to Trinity Health (OPP 8169). That RFP was seeking a supply chain management system with an accounts payable module included. Hence, while PeopleSoft's win-loss data records the opportunity as involving a core financial module, in fact, the essence of the bid was really in another pillar. In the bid data set, Lawson never won a bid involving the core human resources or financial (General Ledger) modules.

----------------------

(1990); Frank Fine, The Substantive Test of the EEC Merger Control Regulation:
The First Two Years, 61 ANTITRUST L.J. 699 (1993).

(103) LEHMAN BROTHERS, DISCUSSION MATERIALS 2, 4, 8 (Oct. 3, 2003) (PS-E046459).

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                                                              SECTION V DEFENSES

            It is highly unlikely that Lawson could (or would even try to) become a more robust competitor in the upmarkets. The Lawson product offering has a significant number of architectural and other limitations and gaps in product functionality. Indeed, Lawson's product offering contains only about 30% of the functionality of that of PeopleSoft. These limitations significantly reduce Lawson's ability to meet the needs of large, global enterprises.(104) For example, Lawson simply could not supply the functionality required by any of the six representative customers whose bids are described in the third section of this Paper. The following table lists the number of modules by pillar sought in each of the six opportunities, for which Lawson did not provide a solution:

              AIR NEW       CLEAR        UNIV. OF                  THE         KERR-
PILLAR        ZEALAND      CHANNEL       FLORIDA       TECO      BORGATA       MCGEE
------------------------------------------------------------------------------------
SCM              1           N/A            2           0          N/A          N/A
FIN              0            1             3           1          N/A          N/A
HRMS             4            9             5           1           1            1
CRM             N/A           4            14          N/A         N/A          N/A

          TABLE 12. MODULES FOR WHICH LAWSON DID NOT PROVIDE A SOLUTION

            Even beyond functionality, Lawson lacks the service and support resources to make it a credible supplier to complex upmarket customers. Lawson has no office in the Asia-Pacific region, for example, and no support center outside of North America. Moreover, Lawson lacks either the financial resources or the track record to make it a credible competitor in most upmarkets.

            In sum, it is simply not credible to suggest that Lawson could become a competitive factor for most upmarket customers. The experience of J.D.

-------------------

(104) For example, Lawson's products are not double-byte enabled, nor are they designed for Unicode. Lawson is therefore unable to sell effectively to companies located in or operating in many of the most significant markets in Asia, nor can Lawson effectively compete for the companies that need key Asian and Middle Eastern language solutions. Lawson lacks a comprehensive CRM offering, and it does not offer a payroll solution outside of the United States, Canada and the United Kingdom, as it does not meet necessary HR regulatory rules and reporting requirements for other countries. Finally, Lawson does not natively support either the Latin accounting model or the statutory accounting rules and requirements for all major countries, and is therefore unable to sell financial products to companies in Latin America or Europe.

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SECTION V DEFENSES

      Edwards, for years Lawson's closest midmarket competitor, is particularly instructive in this regard. Prior to its acquisition by PeopleSoft, Edwards had products in all four of the major pillars, and particular depth in certain important verticals, and was advantageously placed to move up from the midmarket. Yet Edwards' efforts failed so spectacularly that when prestigious business consultants were brought in to save the company from financial ruin, they recommended that Edwards abandon its efforts in the upmarkets and concentrate in the midmarket, where it was already established.(105)

Microsoft Corporation

            As the largest software company in the world, Microsoft has virtually limitless financial resources that it could commit to upmarket penetration. But attempted entry by Microsoft is extremely unlikely and could not occur in any meaningful timeframe, much less the two-year timeframe of the Guidelines.(106) By virtue of its recent acquisitions, it is a significant competitor at the lower end of the midmarket. But like Lawson, Microsoft is not currently a factor in the upmarket. It won no bids in PeopleSoft's data set and was a final-round competitor in only a couple of opportunities. As has been widely observed, Microsoft's products are simply not credible to upmarket customers.(107)

            Any attempt by Microsoft to become a more credible upmarket competitor would be long and arduous. By way of comparison, Microsoft started about ten years ago to develop a database product to compete with that of Oracle. While Microsoft has gained some small market penetration in midmarket databases,(108) it is only now beginning--after years--to develop credibility in upmarket databases.

--------------------

(105) See MCKINSEY & CO., DEVELOPING A MARKET PRODUCT STRATEGY FOR J.D. EDWARDS
(2001) (PS-C352351).

(106) Merger Guidelines, supra note 58, Section 3.2.

(107) See, e.g., Can the Antitrust Cops Stop Larry?, PEERSTONE RESEARCH ENTERPRISE SOFTWARE WEEKLY, June 27, 2003, at 8 (PS-C384129).

(108) See CARL W. OLOFSON, IDC, THE RDBMS TOP 10: LICENSE SALES ANALYSIS AND MARKET FORECAST, 2002-2007 (2003).

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      A similar time frame could be expected for the successful development of upmarket ERP applications. Even more to the point, Microsoft has repeatedly and publicly disclaimed any intention to compete for upmarket ERP business.(109) The stringent support requirements and one-on-one sales structure of the upmarket is simply inconsistent with Microsoft's business plan of selling high-volume, low service products.

            All in all, then, there is no realistic prospect of a repositioning from the midmarket that would even address, much less mitigate, the anticompetitive consequences of Oracle's proposed actions.

REPOSITIONING FROM ANOTHER PILLAR

            Oracle has been somewhat less vocal (and correctly so) about the prospect of a firm primarily focused on another pillar repositioning to address the needs of upmarket human resources and financial services customers. Siebel Systems, Inc., has a credible upmarket presence in the sale of CRM software, but entry by Siebel into the HR and financial markets is not likely, nor would it be timely or sufficient.

            Currently, Siebel has no credible product offering in either human resources or financials. It neither bid for nor won any opportunities for the core HR or the core financial module in the PeopleSoft data set. Oracle's Ellison has repeatedly made the point that in order to challenge successfully in any upmarket pillar, a competitor must have a credible offering in all four pillars.(110) Hence, in order to become a credible competitor against the post-merger company, Siebel faces the daunting challenge of extending its product line to three additional pillars at the same time.

-------------------

(109) See, e.g., Barbara Darrow, The Race is On, COMPUTER RESELLER NEWS 18
(2002); Microsoft to Spend 10bln on Small Firms, REUTERS (2003).

(110) Ellison, Remarks at the Black Rock Conference, supra note 2. See also Kerstetter & Hamm, supra note 33, at 37 (quoting Ellison).

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            It is impossible to accomplish such a feat within the relevant time frame. Even after PeopleSoft had an established presence in upmarket human resources software, it took the company ten years to develop, market and support products sufficiently to become a viable global competitor in only one additional pillar, that for financial management software opportunities.(111) In theory, an acquisition of an established competitor in a new pillar might shave a few years off of the process, but it hardly obvious what acquisitions Siebel might make in this regard, even if it were inclined to do so.

COMPETITION FROM OUTSOURCING

            Oracle has also suggested that the anticompetitive effects of its proposal might be mitigated by increased competition from outsourcing companies. But successful entry or repositioning by outsourcers is no more likely than increased competition from midmarket vendors.

            Outsourcing companies are generally not considered credible alternatives for large enterprises because of issues regarding the scalability of the outsourcers' software and their lack of functionality beyond the human resources pillar. The largest outsourcing company is Automated Data Processing, Inc. ("ADP"), a Delaware corporation headquartered in Roseland, New Jersey. In all of Peoplesoft's win-loss data for core modules, ADP bid for and won only one opportunity, for a portion of the business of Hyatt Hotels (OPP 41356). ADP won that opportunity because it was the incumbent supplier. Even more important, the ADP product sold to Hyatt was not created from scratch by ADP. It was based on the PeopleSoft 3 human resources code base that PeopleSoft licensed to ADP six years ago with the intent that ADP would make that code the backbone of its own systems which, in turn, would assist PeopleSoft in reaching the midmarket. In short, ADP and other outsourcers would, therefore, face the same competitive

--------------------

(111) Planning on PeopleSoft's financial management product offering began in 1992. The initial product was released in 1993, but the first three or four years after introduction were really just a joint development effort with early customers. Global capability could not be added until 1999, and only by 2001 or 2002 did PeopleSoft have a viable global competitor.

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      challenges as those faced by Lawson and Siebel in becoming more credible suppliers to the upmarket. As with midmarket companies, potential entry by outsourcers should be discounted.

COMPETITION FROM HOMEGROWN SOLUTIONS

            Finally, Oracle has suggested that ERP software developed and maintained by customers themselves ("homegrown solutions") might become a credible alternative if the merger produced anticompetitive effects. Certainly, if customers were able to create such complicated software on a timely basis in the face of anticompetitive actions, such entry would merit consideration as a competitive factor, as the court in U.S. v. Sungard Data Systems, 172 F.Supp.2d. 172, 186 (D.D.C. 2001) observed.

            But the facts of Sungard are not the facts here. Twenty-five years ago, perhaps, large enterprises had few commercial options and therefore sometimes automated their own systems by writing their own software. ERP software has become vastly more complicated over the intervening time, as the software has to account for the expanded business operations of customers, as well as more complicated legal requirements. Maintaining and updating such complicated software is extraordinarily expensive and it would be simply inefficient to do so on an individual company basis. As a consequence, the entire progression of the ERP industry is the replacement of inefficient homegrown solutions with modern commercial products, whose costs can be spread over many customers.

            PeopleSoft's win-loss data illustrates this point. PeopleSoft did not lose any core bidding opportunities to homegrown solutions. Such solutions were considered as viable final-round competition in only a handful of cases. And, as indicated above, PeopleSoft's sales most frequently replaced homegrown solutions. Oracle's suggestion that homegrown solutions might provide meaningful competition is a cynical attempt to turn all industries back to the inefficiencies and high costs of a quarter century ago.

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            Equally unavailing is Oracle's suggestion that customers might just continue with their existing systems, if Oracle attempted to extract an anticompetitive advantage post-merger. Injured customers who would have purchased modern, efficient systems but who were required to stick with inefficient and expensive solutions because of anticompetitive market conditions are precisely the victims the antitrust laws are intended to protect. Oracle's suggestion is not a mitigation of harm; it is a concession of competitive injury. All in all, then, there is simply no basis on which to conclude that entry or repositioning from any source will mitigate the injury to competition that Oracle proposes to inflict.(112)

EFFICIENCIES

            The Guidelines indicate that a merger will not be challenged if it produces efficiencies sufficient "to reverse the merger's potential to harm consumers" and render the merger unlikely "to be anticompetitive in any relevant market," a concept adopted by many lower courts, albeit more in concept than in application.(113) Merger Guidelines Section 4 and see FTC v. University Health, 938 F.2d 1206, 1222 (11th Cir. 1991).

-------------------

(112) Insofar as competitive injury occurs because of the acquisition of Oracle's next-best substitute (PeopleSoft), SAP might try to further reposition its offering to take advantage of an Oracle price increase. The Merger Guidelines make clear that such a repositioning would not mitigate even unilateral effects. Where, as here, it is costly for buyers to evaluate products, only a repositioning by a vendor "not formerly considered" for the opportunity would provide relief. As the bidding data indicates, SAP was considered as a final-round competitor in many of the opportunities in which Oracle and PeopleSoft were next-best substitutes. Furthermore, any repositioning by SAP would not mitigate the harm flowing from the diminution of what is already a small number of bidders overall, without regard to next-best substitutes.

(113) Supreme Court authority, although dated, is decidedly hostile to the use of efficiencies to justify an otherwise anticompetitive merger. See, e.g., Philadelphia Nat'l Bank, 374 U.S. at 370-71. But at least since the 1997 revisions of the Merger Guidelines, both the antitrust enforcement authorities and the lower courts have been willing to recognize a limited role for efficiencies. See H.J. Heinz., 246 F.3d at 720. However, some lower courts have continued to question this approach in light of Philadelphia Nat'l Bank and its progeny. See FTC v. Cardinal Health, Inc., 12 F. Supp. 2d 34, 61-62 (D.D.C.
1998); FTC v. Coca-Cola Co., 641 F. Supp. 1128 (D.D.C. 1986), vacated mem., 829
F.2d 191 (D.C. Cir. 1987).

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            The Merger Guidelines (at Section 4) adopt a sliding scale with respect to efficiency, requiring proof of greater efficiency as the risk of anticompetitive effects increases, candidly stating that efficiencies are "most likely to make a difference in merger analysis when the likely adverse competitive effects, absent efficiencies, are not great." On the other hand, "[w]hen the potential adverse competitive effect of a merger is likely to be particularly large" the Guidelines require "extraordinarily great cognizable efficiencies. . .Efficiencies almost never justify a merger to ... monopoly." Id. (emphasis supplied). This stringent standard is repeated time and time again in the case law: where a market is highly concentrated, the defendants must prove evidence of "extraordinary efficiencies."(114)

            Moreover, these efficiencies must be of the type that would benefit consumers by lowering prices; such efficiencies arise from post-merger decreases in marginal cost of production ("variable manufacturing costs" or "lower costs of cost of production.")(115) The Guidelines specifically denigrate "efficiencies" relating to "procurement, management or capital costs," factors the commentators refer to as "ordinary" efficiencies.(116) Benefits flowing from "ordinary efficiencies" are likely to be retained by the merged company, rather than passed on to consumers.(117) In short, where, as here, the merger would result in a substantial concentration of the relevant markets, the courts have been unwilling

--------------------

(114) H.J. Heinz Co., 246 F.3d at 720; Swedish Match, 131 F. Supp. 2d at 171.

(115) United States v. Long Island Jewish Med. Ctr., 983 F. Supp; 121, 136-37 (E.D.N.Y. 1997); Staples, 970 F. Supp. at 1089; Libbey, 211 F. Supp. 2d at 52-53.

(116) Merger Guidelines, supra note 58, Section 4; see 4A PHILLIP E. AREEDA ET AL., ANTITRUST LAW PP 975e-g, j (1998).

(117) See David Spector, Horizontal Mergers, Entry, and Efficiency Defences, 21 INT'L J. INDS. ORG. 1591, 1596-97 (2003); Mary W. Sullivan, The Effect of the Big Eight Accounting Firm Mergers on the Market for Audit Services, 45 J.L. & ECON. 375, 382 (2002); Alan A. Fisher et al., Price Effects of Horizontal Mergers, 77 CAL. L. REV. 777, 792 (1989).

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      to conclude that efficiencies, no matter how great, outweigh the presumption of anticompetitive effects.(118)

            Among them the most striking aspects of Oracle's proposal, given the overwhelming evidence of harm to competition, is the fact that Oracle tenders no promise of any cognizable efficiencies whatsoever. To the contrary, Oracle has expressly foresworn the prospect of cognizable efficiencies. When Larry Ellison first announced his proposal to acquire PeopleSoft, he vowed to shut down the company and fire all of its employees.(119) Doubtless, that would have "saved" all the money now currently spent by PeopleSoft on the creation and distribution of superior products. But, as the Guidelines point out, so-called "efficiencies" arising from "anticompetitive reductions in output or services" are simply not cognizable defenses. Guidelines at Section 4.

            In the face of customer and analyst hostility, Oracle has retreated to the position that it would not enhance the PeopleSoft product line, but it would continue to maintain it as a separate product line for the next ten years.(120) But there has been no change in Oracle's express rejection of any attempt to achieve efficiencies by integrating the product lines:

            "Mr. Ellison made a point of saying that there would be no `integration risk' because he does not intend to attempt any integration."(121)

------------------

(118) Cardinal Health, 12 F. Supp. 2d at 63; Thomas Piraiano, Jr., A New Approach to the Antitrust Analysis of Mergers, 83 B.U. L. REV. 785, 795 (2003).

(119) Andrew Ross Sorkin, Has Oracle's Chief Disarmed a Rival?, N.Y. TIMES, June 19, 2003, at C4; Alex Pham, In Bid to Block Oracle, PeopleSoft Adds Cash to J.D. Edwards Acquisition Offer, L.A. TIMES, June 17, 2003, at B1; Vanessa Hua, PeopleSoft Workers Watch and Wait; Many Are Uneasy About Takeover Bid by Rival Oracle, S.F. CHRON., June 24, 2003, at B1; Lee Gomes, Ellison's Latest Talk of Buying PeopleSoft Is Just That, WALL ST. J., June 16, 2003, at B1.

(120) Tim Simmers, Larry Ellison: Visionary or Modern Day Genghis Khan?, TRI-VALLEY HERALD, July 27, 2003 (page reference not available) (PS-C378245); Interview with Larry Ellison, Special Report with Maria Bartiromo (CNBC broadcast, Sept. 22, 2003).

(121) Andrew Ross Sorkin & Laurie Flynn, Oracle Takes $5 Billion Jab at PeopleSoft, N.Y. TIMES, June 7, 2003, at C1.

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            Ellison has expressly rejected any attempt to achieve real efficiencies. Various analysts have speculated that Oracle might achieve some cost savings by firing various PeopleSoft administrative, sales, and market staffs(122) -- non-congnizable efficiencies -- but no one ever suggests, much less proves, that true efficiencies could be achieved. To the contrary, observers have no difficulty in determining Oracle's goal to be precisely the "anticompetitive reductions in output" rejected by the Guidelines. As the Washington Post observed, "the hostile bid is widely seen as an attempt by Oracle chief Larry Ellison to kill off a significant competitor."(123) According to Forbes, "there isn't any question that Oracle wants to buy PeopleSoft to kill off a competitor."(124)

            In sum, there is no realistic prospect of entry to mitigate this transaction's anticompetitive effects, and Oracle has foresworn even a good faith attempt to argue that there are efficiencies that would "reverse the merger's potential to harm." Nor could it meet the legal standard for an efficiencies defense, even if it tried to do so, given the magnitude of the projected competitive injury flowing from undue concentration, unilateral effects, reduction in bidders, and the elimination of a maverick, all of which must be presumed under the law. The merger is simply illegal under the Guidelines and the case law. The competitive damage that this transaction would cause is severe and undeniable. The next section attempts to quantify that injury.

--------------------

(122) See Jessica Guynn & Ellen Lee, Takeover Could Cost 4,000 Jobs, CONTRA COSTA TIMES, June 20, 2003, at F4.

(123) Cynthia Webb, Oracle's Darwinian Theory of M&A, WASHINGTONPOST.COM, June 9, 2003.

(124) Lisa DiCarlo, Larry Ellison's PeopleSoft Follies, FORBES.COM, June 2003.

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                                       VI

                              QUANTIFYING THE HARM

                "IT'S NOT AN INTEGRATION. IT'S A MIGRATION. HUGE DIFFERENCE. WE'RE NOT PLANNING TO MAINTAIN AND CONTINUE DEVELOPMENT ON PSFT'S PRODUCT LINES."

            (Internal Oracle Email from Peggy O'Neill, June 6, 2003)

            Measurements of market concentration flowing from the proposed merger predict the potential for anticompetitive injury. The unilateral effects analysis indicates that this damage will likely be felt most acutely by customers whose first and second choices are PeopleSoft and Oracle (or Oracle and PeopleSoft). The bid simulation model, based on a reduction in number of available bidders from three to two, anticipates a large, anticompetitive increase in price (on the order of 25%). The "removal of a maverick" analysis indicates quality-adjusted price increases (possibly represented as a diminution in quality or investments in innovation) are likely much higher.

            The harm that the elimination of competition would cause to all ERP customers from higher prices (as a result of reduced competition) is truly staggering. But PeopleSoft's customers face substantial additional harm. This section quantifies two additional sources of consumer harm that likely will result to PeopleSoft's customers from the merger: (1) deadweight loss from switching costs that would not be incurred but for the merger; and (2) lost consumer surplus from the elimination of PeopleSoft as a choice for customers who would have chosen PeopleSoft in the future, but for the merger. This section then explains that the competitive injury, as vast as it is, will not be confined to the ERP markets. Rather, the proposed acquisition will also render the upmarket for

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      database software less competitive and will help to insulate Oracle's market position in that market from challenge.

SWITCHING COSTS

            ERP customers choose their vendor only in part on the price and capability of the vendor's current product. A substantial element of the customer's choice is based on the vendor's vision for the future and ability to execute against that vision. In short, customers buy a long-term relationship.(125) If Oracle follows through on its threat to shut down PeopleSoft's line, all existing PeopleSoft customers will be required to consider switching to a new line immediately.

            Contrary to its protestations, Oracle has strong incentives to shut down PeopleSoft's product lines post acquisition. Forcing a migration away from PeopleSoft's products will almost certainly cost Oracle some, and perhaps many, customers. But, falling into third place in a network effects market, in which normal economic forces reinforce and augment leadership positions,(126) is a far worse alternative. Better to be second than third. And, as analysts have pointed out, given Oracle's ability to extract maintenance fees from the PeopleSoft installed base, the proposed acquisition benefits Oracle even if relatively few customers end up staying with that company in the long run.(127) Beyond that, as explained in the next section, shutting down PeopleSoft benefits Oracle in the database market by making the IBM DBMS a less attractive competitor.

            In any event, PeopleSoft's current customers have already evaluated and rejected a future with Oracle in favor of a long-term vendor relationship with

-------------------

(125) See supra Section II.

(126) Michael L. Katz and Carl Shapiro, Network Externalities, Competition and Compatibility, 75 AMER. ECON. REV., vol. 75, no. 3, June, 1985.

(127) See, e.g., Chris O'Brien, Oracle's Strategy Moving Beyond Databases, SEATTLE TIMES, July 28, 2003, at C1.

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      PeopleSoft.(128) Even taking Oracle's dissembling "clarification" of its intention to retain the PeopleSoft line for ten years at face value,(129) the absence of a true future in the post-merger world for the vendor relationship that PeopleSoft's customers originally chose means that those customers must eventually consider switching to a product line whose vendor has the incentive for long-term leadership, as opposed to a line that has been "end-of-lifed."(130) A promise of continued maintenance simply does not satisfy the vendors' selection criteria used by ERP customers. For this reason, and a general and fully warranted distrust of Oracle's promise, PeopleSoft's customers have continued their outspoken hostility toward the takeover.(131)

            PeopleSoft has conducted a study to quantify some of the switching costs that a portion of its customers would incur, should Oracle's hostile takeover succeed. Specifically, PeopleSoft surveyed fifty state and local governmental customers and twenty-three public higher education customers in thirteen states. These sample customers were asked to calculate to the best of their abilities their direct and indirect costs associated with migrating away from their current PeopleSoft solution. PeopleSoft then computed a median and average (mean) migration cost for groups of customers based on state, customer type and size, and extrapolated these costs to the total PeopleSoft customer pool within the overall non-federal public sector, using the known licensing fees for each customer grouping.

-------------------

(128) Simon Hayes & Jennifer Foreshew, Leave Us Alone, Larry - PeopleSoft Users Furious About Bid, AUSTRALIAN, June 24, 2003, at 25; Marc Albert, Takeover May Sap Sales; German Firm SAP Campaigns to Lure PeopleSoft Customers, ALAMEDA TIMES-STAR, June 12, 2003 (page reference not available); Marc L. Songini, Buyout Bids Rock ERP Landscape; Oracle Makes Hostile Offer for PeopleSoft, COMPUTERWORLD, June 9, 2003, at 1.

(129) For a representative press reaction to what is characterized as Oracle's "furiously backtracking," see David Kirkpatrick, Ellison and Jobs: Two Visions of Tech, FORTUNE, June 24, 2003 (PS-C217818)

(130) See, e.g., Carrie Kirby, PeopleSoft-Oracle Struggle Puts Customers in Limbo; Conflicting Visions of the Future Leave Users of Software Confused and Worried, S.F. CHRON., June 27, 2003, at B1.

(131) Marc L. Songini, PeopleSoft Users Fear Forced Database Move; Doubts Linger, Despite Oracle's Promise That It Won't Require Use of Its Software, COMPUTERWORLD, July 14, 2003, at 6; Mike Tarsala, PeopleSoft Customers Speak Out Against Oracle, CBS.MARKETWATCH.COM, June 23, 2003.

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            Public sector customers were chosen for this study because their licensing fee data is not generally considered confidential. The complete study, including a detailed description of the study's methodology, has been submitted to the Department of Justice and the antitrust authorities of the various state governments.

            The results of the study are summarized in Exhibit "F." The California State University System, for example, is a customer for all four PeopleSoft pillars, and the California state government and/or local governments use PeopleSoft HCM software. Oracle's actions, unless blocked, will cause the public sector of the State of California to absorb more than $1 billion in migration costs, at a time when the state is already suffering under the weight of a massive deficit. Similarly, the State of Texas has estimated its migration costs as approximately $200,000,000 if Oracle's proposed acquisition is consummated. The State of New York's public sector would suffer roughly the same costs. Over the thirteen states covered in the survey, estimated migration costs range from a total of $2.6 billion (using median estimates) to a total of $3.2 billion (using mean estimates).

            These figures do not include migration costs for state and local governmental entities in the other thirty-seven states or for foreign governments, or for the federal government. Nor do they include the massive switching costs to be borne by privately-held commercial enterprises and privately-held colleges and universities. Given the breadth of PeopleSoft's distribution into the private sector (seven of the ten largest automotive companies, four of the five largest retailing companies, nine of the ten largest pharmaceutical companies, eight of the ten largest financial services companies, nine of the ten largest global manufacturing concerns), the migration costs would likely stretch into the tens of billions of dollars. These customer costs are to be incurred for no constructive purpose at all -- there is no showing or even a suggestion that any customer would achieve greater efficiencies as a result of Oracle's actions. Only Oracle would benefit; at the economy's expense. Oracle would benefit from the elimination of its most aggressive competitor.

            Beyond the fact that switching costs constitute harm to consumers that factor into the evaluation of whether the merger, overall, harms competition,

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      many cases have held that switching costs flowing from an antitrust violation (here an illegal merger) constitute "antitrust injury."(132) The infliction of switching costs on locked-in customers may itself be an antitrust violation when the company imposing the switching costs is seeking a supra-competitive benefit, and the customers would not have reasonably anticipated the harmful actions.(133) PeopleSoft's customers would logically expect their vendor and its lawful acquirers to terminate product lines only when consistent with the long-term customer relationship. No reasonable customer could have foreseen the prospect of PeopleSoft's acquisition by a company (Oracle) that achieves benefit by eliminating long-term relationships, to the detriment of customers. Yet given Oracle's position in the database market, explained infra, Oracle may rationally wish to acquire PeopleSoft specifically for the purpose of shutting it down, notwithstanding the fact that it may lose many customers as a result.

LOST CONSUMER SURPLUS

            A second source of loss to PeopleSoft's customers is the lost consumer surplus that results from elimination of a distinct product choice in a concentrated differentiated product market. Each consumer's benefit from consumption of a particular product can be measured as the difference between the highest price that a consumer is willing to pay to avoid being deprived of the product and the price that the consumer actually pays. This highest price, called a "reservation price," represents what the consumer is willing to pay for the product, rather than consuming the next-best substitute, at current prices. The fact that the consumer actually pays a price lower than the reservation price, is a benefit to the consumer. This benefit, when summed over all consumers, is called the "consumer surplus."

--------------------

(132) See, e.g., Cont'l Airlines, Inc. v. United Airlines, Inc., 277 F.3d 499, 508 (4th Cir. 2002); Lee-Moore Oil Co. v. Union Oil Co., 599 F.2d 1299, 1306 (4th Cir. 1979); Virginia Vermiculite Ltd. v. W.R. Grace & Co., 108 F. Supp. 2d 549, 595 (W.D. Va. 2000).

(133) Eastman Kodak Co. v. Image Tech. Servs., 504 U.S. 451, 470-77 (1992); PSI Repair Servs. v. Honeywell, Inc., 104 F.3d 811, 820 (6th Cir. 1997); Digital Equip. Corp. v. Uniq Digital Techs., Inc., 73 F.3d 756, 763 (7th Cir. 1996); Lee
v. Life Ins. Co. of N. Am., 23 F.3d 14, 20 (1st Cir. 1994).

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      If a choice of a particular product is eliminated, the consumer surplus enjoyed by consumers of that product is simply lost.

            In the context of this case, the consumer surplus should be viewed as the point at which consumers choose between PeopleSoft's and other vendors' products. Those who choose PeopleSoft's benefit from the fact that, given their perceived benefits of using PeopleSoft's products, they would have purchased those PeopleSoft products even if PeopleSoft's prices were increased to the reservation price. "Price" in this framework includes the initial license, maintenance services, and the customer's expectation of future upgrade charges.

            There are a number of empirical studies that attempt to quantify the consumer benefits from consumption of differentiated products using detailed product-specific data on prices and quantities.(134) Estimation of demand and consumer welfare in the business application software business does not lend itself to the kind of estimation that is possible when there is detailed consumer data. A better estimate for ERP software can be calculated using the simplified approach proposed by Hausman, which relies on geometric representation of consumer surplus.(135)

            The geometric representation and its explanation are set forth in Exhibit "G." Basically, a formula can be generated that estimates the lowest reasonable amount of lost consumer surplus from the position of the demand curve for PeopleSoft products on a standard price/quantity (x/y) axis. Even without actually specifying the demand function, the lower bound of lost consumer

-------------------

(134) See generally Steven Barry et al., Automobile Prices in Market Equilibrium, 63 ECONOMETRICA 841 (1995); Aviv Nevo, Mergers with Differentiated
Products: the Case of the Ready-to-Eat Cereal Industry, 31 RAND JOURNAL OF ECONOMICS 395 (2000); Aviv Nevo, A Practitioner's Guide to Estimation of Random-Coefficients Logit Models of Demand, 9 JOURNAL OF ECONOMICS & MANAGEMENT STRATEGY 513 (2000); Amil Petrin, Quantifying the Benefits of New Products: The Case of the Minivan, 110 JOURNAL OF POLITICAL ECONOMY 705 (2002); Steven Barry et al., Differentiated Products Demand Systems from a Combination of Micro and Macro Data: The New Car Market, NATIONAL BUREAU OF ECONOMIC RESEARCH (Working Paper) (2003).

(135) Jerry A. Hausman, Valuing the Effect of Regulation on New Services in Telecommunications, BROOKINGS PAPERS: MICROECONOMICS (1997); Jerry A. Hausman, Cellular Telephone, New Products, and the CPI, 17 J. BUS. & ECON. STAT. 188
(1999).

                           PEOPLESOFT WHITE PAPER 91

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SECTION VI QUANTIFYING THE HARM

      surplus can be generated using PeopleSoft's annual revenue, together with estimates of a variable used by economists known as "own-price elasticity of demand." Own-price elasticity of demand measures the percentage reduction in quantity that would result from a one percent increase in the company's own price, holding all other firms' prices constant. Estimating a range for the lost consumer surplus does not require a specific measure of own-price elasticity of demand. Rather, if the own-price elasticity variable is estimated across a range of values, then different amounts of lost consumer surplus can be estimated, depending upon the values of the own-price elasticity variable. The lowest value even theoretically possible for this variable is one, because at that point demand is inelastic, and a firm could increase revenue simply by raising prices, and therefore would not be in a profit-maximizing equilibrium.

            The table below provides a range of estimates of the annual lost consumer surplus using PeopleSoft's 2002 revenue from license fees ($530,077,000), services ($1,411,341,000) and development and other services ($7,530,000) from PeopleSoft's form 10K, dated December 31, 2002. The consumer surplus estimates range from $974 million per year if elasticity of demand is 1.0 to $389 million per year if elasticity of demand is 2.5. Given the high margins of price over marginal cost in software generally, the own-price elasticity is likely less than 2.5 in absolute value, more closely approaching 1. Therefore, using an own-price elasticity of demand of 2.5 generates a very conservative measure of the lost consumer surplus. The elimination of PeopleSoft is permanent, not just for one year. Therefore, total lost consumer surplus for the next five years would range from $1.9 billion (if elasticity of demand is 2.5) to $4.9 billion (if elasticity of demand is 1.0).

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                                                 SECTION VI QUANTIFYING THE HARM

                                                            Consumer Surplus at Various
                                    Annual               Own-Price Elasticities of Demand
                                   Revenue       ------------------------------------------------
                                     2002                              -1.5
                                      (1)             -1.0              (2)             -2.5
-------------------------------------------------------------------------------------------------
License Fees Only               $  530,077,000   $  265,038,500   $  176,692,333   $  106,015,400
Total                           $1,948,948,000   $  974,474,000   $  649,649,333   $  389,789,600
5 Year Projections                               $4,872,370,000   $3,248,246,667   $1,948,948,000

NOTES: (1) PeopleSoft 10K, 2002

       (2) CS = -0.5 Revenue/(-elasticity)

       (3) 5 Year Projections are total lost CS multiplied by 5

         TABLE 13. ESTIMATES OF ANNUAL CONSUMER SURPLUS FOR PEOPLESOFT
                                    CUSTOMERS

      Lost consumer surplus in the billions of dollars, coupled with switching costs in the billions, if not tens of billions, of dollars, means that the cost of Larry Ellison's predation just to PeopleSoft's customers could easily exceed the total dollar value of the deal, even without including the potential harm to all customers resulting from the higher prices (or reduced quality) flowing from the elimination of competition. Nor is such staggering harm limited to the markets for ERP software. The competitive injury flowing from Oracle's predation extends to the upmarket for database software.

COMPETITIVE INJURY TO THE DATABASE MARKET

            The harm to competition Oracle proposes to administer is not limited to the large enterprise application markets. Oracle's proposed acquisition of PeopleSoft would not only inflict tens of billions of dollars of injury on customers and diminish competition in what are now robust and competitive ERP application markets. Oracle's actions would also undermine nascent competition in the upmarket for database software and solidify Oracle's market position in that market.

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            In the last several years, PeopleSoft has become the most dangerous challenger to Oracle. PeopleSoft's sales of back office software have increased dramatically, while Oracle's have declined. See graphic below. In the third quarter of Oracle's 2003 fiscal year, the quarter preceding PeopleSoft's acquisition of J.D. Edwards, Oracle's own win-loss data showed deteriorating performance in head-to-head competition with PeopleSoft, with Oracle losing far more deals to PeopleSoft than it won.(136)

                    [APPLICATION LICENSE REVENUE BAR CHART]

                 FIGURE 2. PEOPLESOFT AND ORACLE SOFTWARE SALES

           Customer surveys have increasingly rated PeopleSoft well ahead of Oracle. For example, the results of an important CIO survey conducted during the summer of 2003 were made public in the fall. The study found that "PeopleSoft commands the highest level of loyalty among its customers . . . at the bottom of the list was Oracle; 85 percent would pick a different supplier next time."(137)

---------------------

(136) KAUFMAN BROTHERS, INTERNAL E-MAIL DETAILS WIN/LOSS RATES 2 (2003) (PS-E046455).

(137) James E. Powell, IT Dissatisfied with ERP Systems, TDWI RESEARCH, Oct. 8, 2003 (PS-E046823).

                           PEOPLESOFT WHITE PAPER 94
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                                                 SECTION VI QUANTIFYING THE HARM

            Oracle was not merely concerned about losing the revenue its applications business provided. In fact, Oracle's back office application business provides only a small portion of Oracle's revenues, and almost none of the company's profit.(138) Simply put, Oracle's performance has been so poor that the company makes no return on the sale of back office applications. But the placement of Oracle's applications solidifies customer acceptance of the Oracle database(139) and the sale of its database is Oracle's bread and butter, accounting for almost all of the company's profit.(140)

            The database management system is the most fundamental technology in the back office stack. It is the platform for many types of enterprise projects and resources. It is the platform on which upmarket back office applications (including upmarket ERP applications) run. There are very few vendors of database management software, and fewer still for database systems that can run the largest applications, like back office ERP applications. Oracle's only real database competitors in any market are IBM and Microsoft. Microsoft has worked for ten years to create a database product to challenge Oracle in the upmarket, and it is now only beginning to penetrate that market. Moreover, Microsoft is still dogged by the perception that its database product will not scale to the level that the upmarket requires.(141) The market for databases that run complex applications like upmarket ERP is a critical market because that is where most of the profits in the sale of databases arise.(142)

------------------------

(138) See, e.g., NEIL HERMAN, LEHMAN BROS., ORCL HOSTILE BID FOR PSFT - A SMART MOVE 3 (PS-C461092).

(139) See, e.g., Kristi Heim, Microsoft Nipping at Oracle's Heels; Software Giant Pursuing Market, SAN JOSE MERCURY NEWS, July 21, 2003, at 1; Chris Taylor, Eat... Or Be Eaten; Software Mogul Larry Ellison Makes a Hostile Bid for a Rival Firm - and Predicts that Other Tech Giants Will Follow His Lead, TIME, June 23, 2003, at 47.

(140) Herman, supra note 138.

(141) See, e.g., Mario Morejon, Let There Be Light, CRN, Feb. 28, 2003 (page reference not available), available at http://crn.channelsupersearch.com/news.crn/40277.asp.

(142) OLOFSON, supra note 108, at 16.

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SECTION VI QUANTIFYING THE HARM

            Accordingly to analysts, economic data, and Oracle's own statements, Oracle has a monopoly in this market. In terms of installed base, Meta Group, for example, found that Oracle holds a 76% share of the supply of databases systems sold to large enterprises.(143) In its 2002 Annual Report, Oracle stated that, "[t]he latest database users surveys confirm that Oracle is the database used with 72% to 81% of enterprise applications among Fortune 100 companies."(144) And in its December 2003 earnings call with analysts, Oracle stated that 75% of SAP-installed applications are actually running on Oracle databases in customer installations.(145) Oracle's share of the market based on current sales is even higher. According to Oracle win-loss data produced in litigation with PeopleSoft, Oracle is winning 89% of the database opportunities in which it competes with either IBM or Microsoft.(146)

            Oracle extracts supra-competitive rents from its database monopoly. According to analysts, its database margin is 45%, higher than Microsoft's supra-competitive margin on its desktop monopoly.(147) And Oracle regularly charges almost 70% more than comparable technology from competitors for complex upmarket implementations.(148) It is this monopoly-level margin that fuels Oracle's

------------------------

(143) Chart of Database Supporting ERP Software Environment, META GROUP, supra note 35, at 96, attached as Annex 10 to Reply of PeopleSoft to the European Commission Request for Information of December 12, 2000.

(144) Oracle Corp., 2002 ANNUAL REPORT, attached as Annex 11 to Reply of PeopleSoft to the European Commission Request for Information of December 12, 2000.

(145) Q2 2004 Oracle Earnings Conference Call, transcript attached as Annex 12 to Reply of PeopleSoft to the European Commission Request for Information of December 12, 2000.

(146) KAUFMAN BROTHERS, supra note 136, at 2.

(147) Dina Bass and Jonathan Berr, Oracle Chief Loses Database Sales Amid PeopleSoft Bid, BLOOMBERG NEWS, Dec. 15, 2003 (page reference not available). For information on Microsoft's margins, see Zeke Ashton, The Software Advantage, THE MOTLEY FOOL, March 31, 2000 (page reference not available), available at http://www.fool.com/portfolios/rulemaker/2000/rulemaker000331.htm?source=EDSTRM.

(148) Morejon, supra note 141.

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                                                 SECTION VI QUANTIFYING THE HARM

      business. But, of course, Oracle's position is subject to attack. In recent years, particularly, IBM has been attempting to challenge Oracle more vigorously.(149)

            Eliminating PeopleSoft would solidify Oracle's database monopoly because of the anticompetitive effect the merger would have on both database and application customers. PeopleSoft's success in applications benefits IBM's competitive position with respect to database customers. Databases, like all platforms, are valued by consumers for (among other reasons) the breadth and utility of the applications they run.(150) PeopleSoft applications run on the IBM database (and all others); Oracle applications do not. Oracle can make IBM a much less desirable platform merely by eliminating (or even controlling and/or undermining the integrity of) the applications that run on IBM's platform. Potential database customers will have less of an incentive to choose IBM's database in the first instance.

            Eliminating PeopleSoft would also solidify Oracle's database monopoly by affecting customer choices for applications. With the PeopleSoft product line gone, some of what would have otherwise been future PeopleSoft customers would choose Oracle applications, and those customers would then need to acquire the Oracle database. And some of the existing PeopleSoft customers required to switch as a result of the acquisition would choose Oracle, thereby further bolstering Oracle's database position. All in all, by eliminating PeopleSoft, Oracle would not only improve its position in applications, it would improve its position in databases as well.

------------------------

(149) See, e.g., Carrie Kirby, Oracle Loses Market Share to Two Big Rivals, S.F. CHRON., March 11, 2003, at B1; Lisa Vaase, Eyeing a Bigger Prize, EWEEK, July 14, 2003 (page reference not available).

(150) United States v. Microsoft Corp., 253 F.3d 34, 49 (D.C. Cir. 2001).

                           PEOPLESOFT WHITE PAPER 97

CONCLUSION

                                   CONCLUSION

            MEANWHILE, EVERY CEO IN THE COUNTRY IS TRYING TO FIGURE OUT IF THEY, TOO, CAN PULL OFF THE SAME INGENIOUS STUNT THAT ORACLE HAS: FREEZING THE COMPETITION AND SCARING ITS CUSTOMERS AWAY. AND WHY NOT? THERE SEEMS TO BE LITTLE DOWNSIDE FOR ORACLE REGARDLESS OF THE OUTCOME. FOR THE PRICE OF THE PRESS RELEASE AND A LITTLE DUE DILIGENCE, ORACLE HAS MANAGED TO PARALYZE HIS PRIMARY U.S. COMPETITOR, CAUSING
            DAMAGES TO ITS QUARTERLY SALES AND FUTURE PIPELINE.....

          (Mark Veverka, Why Larry Can't Lose BARRON'S, June 23, 2003)

            Failure to enforce the antitrust laws effectively would encourage those whose products are spurned by the market to find ways to harm their competitors, rather than compete on the merits.

                           PEOPLESOFT WHITE PAPER 98

                                                                      CONCLUSION

            Oracle's pursuit of PeopleSoft through the tender offer process is the textbook definition of predation. As explained by the Supreme Court, predation is conduct that not only (1) tends to impair the opportunities of rivals, but also (2) either does not further competition on the merits or does so in an unnecessarily restrictive way.... "If a firm has been attempting to exclude rivals on some basis other than efficiency," it is fair to characterize its behavior as predatory.(151)

            It has been long settled in antitrust circles that predatory conduct includes manipulation of "administrative or judicial proceedings to prevent, delay, or raise the cost of a rival's entry into the market." NONPRICE PREDATION UNDER SECTION 2 OF THE SHERMAN ACT, ABA ANTITRUST SECTION Monograph No. 18 3-4 (1991). Yet that is precisely what Oracle is doing:

                  For Ellison, the regulatory review could be an added bonus, an easy way to extend freezing Peoplesoft and J.D. Edwards for just a little while longer. After all, every minute makes his win that much sweeter.(152)

            In Oracle's view, PeopleSoft's customers, as well as all customers of enterprise software more generally, should have to bear enormous, gratuitous, inefficient costs, merely to allow Oracle to eliminate a competitor. For eight long months, Oracle has manipulated the antitrust review process to damage a competitor. The acquisition that Oracle nominally seeks is manifestly illegal. The acquisition would produce extremely high concentration in an already

------------------------

(151) Aspen Skiing Co. v. Aspen Highlands Skiing Corp., 472 U.S. 585, 606 n.32
(1985).

152 Sorkin, supra note 119.

                           PEOPLESOFT WHITE PAPER 99

CONCLUSION

      concentrated market with high entry barriers. It would reduce the number of vendors most large customers can deal with to two and sometimes to one -- Oracle alone. It would give rise to significant quality-adjusted increase in price. It would retard innovation and curtail competition. It would inflict billions of dollars of needless cost on customers, who, according to Larry Ellison, "bet on the wrong horse."(153)

            It is time for antitrust authorities to send Oracle and PeopleSoft back to business as usual -- fierce competition on the merits for the benefit of customers. If Oracle wishes to eliminate PeopleSoft as a competitor, let Oracle vanquish PeopleSoft's products by offering better products at lower prices.

------------------------

(153) Transcript of Larry Ellison's Remarks at the Black Rock Conference, supra note 2.

                           PEOPLESOFT WHITE PAPER 100

                                                                       EXHIBIT A

                                    EXHIBIT A

SELECTED PEOPLESOFT MODULES

CRM Modules

      CRM-CFG: Configurator: Dynamically analyze customer needs to recommend, configure, and price the simplest to most complex product and service offerings. Advanced Configurator (also known as PeopleSoft Configurator) reduces the time to quote and streamlines sales execution by helping the sales representatives understand customer needs and requirements and communicate those requirements to the pertinent information systems.

      CRM-CPP: CRM Portal Pack: The PeopleSoft CRM Portal Pack provides the best, most intuitive view of the Customer Relationship Management (CRM) application data and transactions via a set of pre-built pagelets--small "doorways" to information from the PeopleSoft CRM system. Displayed on the PeopleSoft Enterprise Portal home page, pagelets bring the CRM application functionality, reports, and related content one needs to move the customer relations business processes more rapidly to the web at the lowest possible cost and risk.

      CRM-CSA: Sales: Sales provides the core elements one needs for lead, opportunity, and account management. With an easy-to-use interface, the sales force has the ability to personalize the application to suit individual preferences, taking advantage of powerful contact management and team selling functionality. The sales channels can collaborate on everything from customer needs assessment to competitive analysis to product specification and quoting requirements.

      CRM-CTI: CTI Integration: CTI Integration for PeopleSoft CRM is an integration application to third-party middleware solutions. This solution provides full CTI functions for unified, screen-based telephony and population of PeopleSoft application pages. The CTI Integration is Genesys and Cisco-certified on the leading contact center switching platforms, including Aspect, Avaya, Cisco

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EXHIBIT A

      IPCC, and Siemens. PeopleSoft CRM CTI Integration enables CTI functionality for PeopleSoft Support, FieldService, HelpDesk, and Interaction Management applications.

      CRM-FSM: Mobile FieldService: With Mobile FieldService, one can equip the service technicians with the critical information they need to be more productive and deliver the best customer service possible while in the field.

      CRM-HD: Helpdesk: HelpDesk provides a collaborative framework for streamlining help-desk operations. It delivers powerful tools that automate the support of IT systems and facilities to sustain the global enterprise infrastructure smoothly and cost-effectively.

      CRM-MKT: Marketing: Automate marketing strategies, campaign definitions, and effectiveness measurements for precise campaign roll-out and analysis. Marketing enables marketers to manage the total life cycle of the marketing process in real time through integrated enterprise marketing and analysis functionality.

      CRM-SU: Support: With Support, the entire support organization has access to real-time customer information, so it can respond quickly to customer needs every time.

      CRM-TM: Telemarketing: Telemarketing delivers enhanced branch scripting that guides telemarketers through a series of questions and answers. This enables them to recommend the most appropriate products and services based on specific customer needs and requirements and supports successful, personalized campaign execution.

      CRM-VM: Mobile Sales: With Mobile Sales, one can give the mobile sales representatives access to the data and applications they need whenever and wherever they need them. Empower the sales representatives in the field by giving them access to contacts, leads, opportunities, forecasts, and tasks directly on their laptop or PDA.

      CRML-OMK: Online Marketing: Online Marketing enables marketers to decrease marketing costs, reallocate funds across their marketing mix, and

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                                                                       EXHIBIT A

      increase campaign response by leveraging online channels. Online Marketing coordinates personalized interactions with customers automatically through email, web links, and banner ads. Marketers can design personalized campaign web pages and web surveys as well as targeted follow-up offers that drive customer loyalty and maximize each customer interaction

      CRM-HDS: HelpDesk - Employee Self-Service

      CRM-IC: Interaction Management

      CRM-MCFG: Mobile Configurator

      CRML-SMK: Site Marketing

      CRML-VE04: FieldService

      CRM-VMW: Mobile Sales for WAP Phones

FIN Modules

      FIN-AM: Asset Management: With Asset Liability Management, one gains sophisticated modeling and simulation functionality so that one can manage uncertainty, make better investment decisions, and synchronize business strategy across organizational units.

      FIN-AP: Payables: Payables enables one to manage disbursements efficiently while keeping strong controls over matching, approval processes, and payments.

      FIN-AR: Receivables: PeopleSoft Receivables enables one to streamline the accounts receivable processes to accelerate collections, reduce credit risk, resolve exceptions quickly, and ultimately decrease the cost of working capital.

      FIN-BP: Budget Planning: Business Planning and Budgeting delivers top-down strategic planning with continuous forecasting and bottom-up budgeting. Seamless integration between PeopleSoft Business Planning and Budgeting facilitates a completely collaborative process, which results in a powerful and cohesive financial performance management system.

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EXHIBIT A

      FIN-CA: Contracts: With Contracts, revenue recognition and billing are independent decisions so one can satisfy customers' demands while adhering to proper revenue recognition practices without manual intervention or accounting manipulation. Increased visibility into any contract's financial status allows better decision-making relating to customer issues and provides insight into the revenue performance of the company.

      FIN-CM: Cash Management: Effectively manage liquidity and investment returns with Cash Management, an enterprise solution for cash forecasting, reconciliation, and settlement. Fully integrated with PeopleSoft's accounting systems, one can forecast cash more accurately and process transactions more efficiently. Cash Management is part of the PeopleSoft Treasury solution, and, along with Deal Management, provides a complete solution for addressing the critical planning, processing, and reporting requirements of global treasury units.

      FIN-EX: Expenses: Expense Management allows employees to capture and submit time and expenses in online, disconnected, or wireless mode. Employees save time and the company saves on processing costs.

      FIN-FPP: Financials Portal Pack: The PeopleSoft Financials Portal Pack links the financial applications to the organization's portal. This solution will help one easily deliver key financial information to every user's desktop.

      FIN-GL: General Ledger: General Ledger delivers an extensive financial management solution that goes beyond traditional ledger functions.

      FIN-GM: Grants: Grants is an entirely web-based solution that manages the full life cycle of research administration including proposal generation, transitioning proposals into awards, award tracking, facilities and administration processing, comprehensive bill generation, and flexible financial reporting.

      FIN-RM: Risk Management: Risk Management facilitates the management of financial risk in a volatile marketplace. Built-in analytic mappings to a leading third party valuation engine enables the customer to manage enterprise exposure, value at risk, mark-to-market, convexity, durations, and other complex risk factors.

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                                                                       EXHIBIT A

      FIN-RS: Resource Management: Success in delivering projects with a limited pool of resources depends on finding the right resources for the job, planning for demand, and on empowering employees. Resource Management helps deploy resources in the most effective way.

      FIN-TE: Mobile Time and Expense: Designed for rapid entry and intuitive navigation, Mobile Time and Expense is a fully detachable, nomadic application that works independently of network connections.

      FIN-TR: Deal Management: Deal Management offers extensive flexibility to address the needs of treasury organizations that conduct transactions in a broad range of financial markets. The pure internet solution offers streamlined deal initiation, administration, settlement accounting, and position monitoring.

      FIN-MPA: eSettlements

      FIN-PC: Projects

      FIN-TP: Mobile Time and Expense for Palm

HRMS Modules

      HRMS-ADP: Payroll Interface for ADP: Payroll Interface Connector for ADP Connection is a flexible combination that links PeopleSoft HR with ADP payroll services--ADP's Enterprise Payroll Services and ADP's AutoPay utilizing ADP PC/Payroll for Windows.

      HRMS-BA: Benefits Administration: With Benefits Administration, one can build and manage a comprehensive benefits system that is tailored to the particular needs of the organization, from automated enrollment and billing to the selection of multiple benefit programs. In addition, Benefits Administration serves the special needs of U.S. federal government employers.

      HRMS-DI: Directory Interface: Directory Interface automatically triggers changes in user profiles when business events occur in PeopleSoft Enterprise Human Capital Management (HCM).

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EXHIBIT A

      HRMS-EA: eDevelopment: With eDevelopment, employees can update competencies, review their training summary, request training enrollment, and submit training requests.

      HRMS-EC: eCompensation: By using eCompensation and eCompensation Manager Desktop, employees can review their compensation history online, including pay and job changes, and managers can administer compensation programs.

      HRMS-ECM: eCompensation Mgr Desktop: By using eCompensation and eCompensation Manager Desktop, employees can review their compensation history online, including pay and job changes, and managers can administer compensation programs.

      HRMS-EL: eProfile: By using eProfile and eProfile Manager Desktop, employees can update their own personal and demographic data, and managers can view and change multiple employee status data.

      HRMS-ELM: eProfile Mgr Desktop: By using eProfile and eProfile Manager Desktop, employees can update their own personal and demographic data, and managers can view and change multiple employee status data.

      HRMS-ER: eRecruit: With eRecruit and eRecruit Manager Desktop, applicants can review job descriptions and apply online, and hiring managers oversee the whole process, from posting to interviewing to hiring.

      HRMS-ERM: eRecruit Manager Desktop: With eRecruit and eRecruit Manager Desktop, applicants can review job descriptions and apply online, and hiring managers oversee the whole process, from posting to interviewing to hiring.

      HRMS-GAU: Global Payroll Australia: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-GCH: Global Payroll Switzerland: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

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                                                                       EXHIBIT A

      HRMS-GES: Global Payroll Spain: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-GFR: Global Payroll France: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-GIT: Global Payroll Italy: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-GP: Global Payroll Core: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-GUK: Global Payroll UK: Global Payroll supports worldwide operations with streamlined application maintenance, easy global deployment, and easy management across borders.

      HRMS-HR: Human Resources: Human Resources offers comprehensive HR capabilities, from recruitment to compensation to workforce development. In addition, through integration with PeopleSoft's collaborative applications, self-service transactions can extend this functionality to the employees and managers.

      HRMS-PA: Pension Administration: Pension Administration enables the customer to manage multiple, complex, defined-benefit plans with a single pure internet solution that the customer can configure to match the unique plan rules. Automate tasks ranging from pension calculations to tracking service credit, produce reports, and provide critical information to use when counseling plan participants.

      HRMS-PI: Payroll Interface: Whether the customer uses an in-house payroll system or an external payroll service, Payroll Interface enables the customer to transfer employee data and updates seamlessly from PeopleSoft Enterprise Human Capital Management to the payroll system.

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EXHIBIT A

      HRMS-PY: Payroll for North America: Regardless of the size or diversity of the workforce, Payroll for North America provides the tools to calculate earnings, taxes, and deductions efficiently; maintain balances; and report payroll data while minimizing the burden on IT managers and payroll staff.

      HRMS-RP: Resume Processing: Resume Processing helps the organization process and respond to resumes as quickly as possible. It automatically extracts data from resumes and enters it into the PeopleSoft data fields.

      HRMS-ST: Stock Administration: Stock Administration is a pure internet solution for establishing, managing, and administering multiple, complex stock option plans, employee stock purchase plans (ESPP), and ESPP programs for the workforce. In addition, the PeopleSoft Enterprise eEquity collaborative application works with Stock Administration to provide extensive self-service administration for employees, optionees, and managers. Finally, it can value and report stock-based compensation plans in accordance with FAS 123.

      HRMS-TL: Time and Labor: Time and Labor provides a global solution with a single repository. Time and Labor enables the organization to record labor details, summarize time, present analyses to time reporters and administrators, and make adjustments to time that has already been paid through a single point of entry. Time and Labor supports a range of business functions, including payroll, financial and cost accounting, project management, employee benefits, and organizational administration.

      HRMS-EF: eBenefits

      HRMS-EY: ePay

      HRMS-FSA: FSA Administration

      HRMS-HPP: HRMS Payroll Pack

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                                                                       EXHIBIT A

SCM Modules

      SCM-AUC: Strategic Sourcing: Strategic Sourcing gives the organization the power to streamline its RFx (request for quote, request for proposal) processes, conduct real-time auctions, and strategically award contracts and purchase orders.

      SCM-BI: Billing: Billing allows one to customize, calculate, and submit invoices in multiple currencies and languages. One can manage bill cycles and streamline processes to create a billing system that reflects the way one does business.

      SCM-ESR: Collaborative Supply Management: Collaborative Supply Management provides strategic planning, inventory, and replenishment information from back-end Enterprise Resource Planning (ERP) systems. The information is made available to the customer's suppliers in real time--improving business collaboration, supplier response capability, and employee productivity.

      SCM-IN: Inventory: Inventory is a flexible, comprehensive inventory management system that enables the customer to increase its inventory accuracy and customer service levels and, at the same time, reduce its carrying costs, labor costs, and inventory write-offs.

      SCM-OM: Order Management: Order Management offers visibility into system wide product AVAILABILITY--from current inventory levels to order status information. Synchronize orders with product availability in real time, no matter where the orders are coming from--field sales, the web, email, call centers, electronic data interchange (EDI), or fax.

      SCM-PO: Purchasing: Purchasing enables one to manage purchasing activities online for the most efficient, cost-effective procurement of raw materials, goods, and services. Streamline the procurement process by using automated workflow approvals, electronic commerce (including XML and EDI), email, automatic faxing, and electronic catalogs.

      SCM-SPP: Supply Chain Portal Pack: Supply Chain Portal Pack provides a set of pre-built pagelets to view key information from the PeopleSoft supply chain management systems. Employees, customers, and suppliers can all gain

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EXHIBIT A

      application-specific access more easily to the critical and frequently-used supply chain management information.

      SCM-SSP: Services Procurement: Services Procurement helps effectively manage the entire procurement process from request through settlement for all types of services, including deliverable-based services. This enterprise-class application allows one to collaborate with service suppliers to fulfill contract service needs rapidly, gain visibility into and control over services spend, and ensure the quality of contract services while reducing overall costs.

      SCM-EB: eBill Payment

      SCM-EPO: eProcurement

      SCM-ERQ: eRFQ

      SCM-ES: eSupplier Connection

      SCM-WS1: eStore

      SCM-XD98: Services Procurement (PT)

      SCM-XF05: Cohera Catalog Management System

SA Modules

      SA-AA: Academic Advisement: Academic Advisement gives students and faculty timely access to academic records and reports.

      SA-BA: Benefits: With Benefits Administration, one can build and manage a comprehensive benefits system that is tailored to the particular needs of the organization, from automated enrollment and billing to the selection of multiple benefit programs. In addition, Benefits Administration serves the special needs of U.S. federal government employers.

      SA-CC: Collaborative Community Portal: The PeopleSoft Collaborative Portal aggregates applications, data, services, and content from internal and external

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                                                                       EXHIBIT A

      sources. It provides employees, customers, and suppliers alike with a single web interface from which to access relevant, up-to-date information.

      SA-DI: Directory Interface: Directory Interface automatically triggers changes in user profiles when business events occur in PeopleSoft Enterprise Human Capital Management (HCM).

      SA-EA: eDevelopment: With eDevelopment, employees can update competencies, review their training summary, request training enrollment, and submit training requests

      SA-EL: eProfile: By using eProfile and eProfile Manager Desktop, employees can update their own personal and demographic data, and managers can view and change multiple employee status data.

      SA-EQ: eEquity: The PeopleSoft Enterprise eEquity collaborative application works with Stock Administration to provide extensive self-service administration for employees, optionees, and managers.

      SA-ER: eRecruit: With eRecruit and eRecruit Manager Desktop, applicants can review job descriptions and apply online, and hiring managers oversee the whole process, from posting to interviewing to hiring.

      SA-FA: Financial Aid: Financial Aid automates federal and institutional financial aid processing to ensure a more efficient operation. Department of Education regulations are incorporated into the software so that one remains in compliance.

      SA-HR: Human Resources: Human Resources offers comprehensive HR capabilities, from recruitment to compensation to workforce development. In addition, through integration with PeopleSoft's collaborative applications, self-service transactions can extend this functionality to the employees and managers.

      SA-PA: Pension Administration: Pension Administration enables one to manage multiple, complex, defined-benefit plans with a single pure internet solution that the customer can configure to match the unique plan rules. Automate tasks

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      ranging from pension calculations to tracking service credit, produce reports, and provide critical information to use when counseling plan participants.

      SA-PI: Payroll Interface: Whether one uses an in-house payroll system or an external payroll service, Payroll Interface enables one to transfer employee data and updates seamlessly from PeopleSoft Enterprise Human Capital Management to the payroll system.

      SA-RP: Resume Processing: Resume Processing helps the organization process and respond to resumes as quickly as possible. It automatically extracts data from resumes and enters it into the PeopleSoft data fields.

      SA-SA: Student Administration: Student Administration enables one to manage all the student services and business operations. All transactions are built into common web pages so that the learners, administration, and faculty can access information anytime, anywhere from any browser.

      SA-SAD: Recruiting and Admissions: Recruiting and Admissions helps plan, manage, and track admissions and recruitment activities.

      SA-SD: Community Directory: Community Directory provides instant and secure online contact information about the people who comprise the community--from staff to supporters to students. From any web browser, the constituents can obtain names, addresses, phone numbers, email addresses, and employee department information.

      SA-SDI: Campus Directory Interface: Campus Directory Interface automatically builds user profiles from PeopleSoft Enterprise Human Capital Management, Student Administration, and Contributor Relations for employees, students, and alumni.

      SA-SG: Gradebook: Gradebook integrates with Student Administration to help the instructors manage their learning activities and track student progress. Instructors can create and maintain their own class assignments, calculate grades, and apply assignment and exam criteria--including weights, grading scales, and due dates.

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      SA-SM: Campus Learning Management: Campus Learning Management gives instructors and advisors access to essential information about classes, students, and advisees. Instructors can view their class schedule and rosters, and can enter grades. Advisors can check for holds on student records, request unofficial transcripts and degree-progress reports, and find grades for a given term.

      SA-SP: Personal Portfolio: Personal Portfolio enables users to view and maintain their own profiles--including name, address, phone number, and email address.

      SA-SR: Student Records: Student Records helps manage all aspects of enrollment--catalog and class schedule maintenance, transfer credits, requisite restrictions, class start and end dates, wait-lists, concurrent academic programs, and analysis.

      SA-SS: Learner Services: Learner Services helps learners plan and manage their academic experience--apply for admission and federal financial aid, enroll in classes, monitor progress toward academic goals, and pay tuition and fees. The application links to PeopleSoft admissions application suppliers, learning management systems, and Department of Education services, and is integrated with credit card processing software.

      SA-SSF: Student Financials: Manage and calculate all student financial information, including tuition, fees, receivables, billing, payment plans, and refunds.

      SA-SV: Community Access: Community Access works with PeopleSoft Enterprise Contributor Relations and PeopleSoft Enterprise Student Administration to make the web site visitors official guests in the online community. It invites users to register with the system and uses the registration data to filter the information they get--whether it's from PeopleSoft applications or other sources. It delivers targeted, secure information to the online guests so they can take action on their interest in the organization. Behind the scenes, realtime utilities assist with security administration.

      SA-TL: Time and Labor: Time and Labor enables the organization to record labor details, summarize time, present analyses to time reporters and

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EXHIBIT A

      administrators, and make adjustments to time that has already been paid through a single point of entry. Time and Labor supports a range of business functions, including payroll, financial and cost accounting, project management, employee benefits, and organizational administration.

      SA-XBB: Benefits: With Benefits Administration, one can build and manage a comprehensive benefits system that is tailored to the particular needs of the organization, from automated enrollment and billing to the selection of multiple benefit programs. In addition, Benefits Administration serves the special needs of U.S. federal government employers.

      SA-XCC: Campus Community: Campus Community is the common source of campus data. It captures all prospect, applicant, student, alumni, and organizational data, secures it, tracks it, and delivers what the customer needs upon request.

      SA-CMP: Campus Portal

      SA-EF: eBenefits

      SA-EY: ePay

      SA-XCNS: Consolidated Fix

      SA-XHA: HTML Access

EPM Modules

      EPM-AB: Activity Based Management: Activity-Based Management enables one to analyze the costs and profits of business activities for better present and future cost and profitability management.

      EPM-AF: Analytic Forecasting: PeopleSoft Analytic Forecasting provides a systematic process for creating quality forecasts that enable the customer to optimize business planning. The customer may also supplement historical data analysis with collaborative efforts to drive both tactical and strategic business planning. An audit facility even alerts the user if current forecasting methods are producing values that are outside user-defined levels of acceptance.

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      EPM-AL: Asset Liability Management: With Asset Liability Management, one
      gains sophisticated modeling and simulation functionality so that the customer can manage uncertainty, make better investment decisions, and synchronize business strategy across organizational units.

      EPM-BC: Enterprise Scorecard: Enterprise Scorecard is a pure Internet solution that measures performance by using multiple perspectives such as financial, customer, internal processes, and learning and growth indicators. Enterprise Scorecard draws information from all the systems into a single strategic framework that provides performance data across the entire organization.

      EPM-BG: Budgeting: Business Planning and Budgeting delivers top-down strategic planning with continuous forecasting and bottom-up budgeting. Seamless integration between PeopleSoft Business Planning and Budgeting facilitates a completely collaborative process, which results in a powerful and cohesive financial performance management system.

      EPM-EPP: EPM Portal Pack: The PeopleSoft EPM Portal Pack links the customer's Enterprise Performance Management applications to its organization's portal. This solution will help easily deliver key performance information to every user's desktop. With visibility into this information, employees can monitor performance, make informed decisions, and take action quickly.

      EPM-EW: Enterprise Warehouse: Enterprise Warehouse provides an end-to-end solution that consolidates data from any business application, enriches it for maximum business insight, and provides the reporting and analysis tools the customer need to integrate analytics into business processes throughout the organization.

      EPM-PG: Business Planning: Business Planning and Budgeting delivers top-down strategic planning with continuous forecasting and bottom-up budgeting. Seamless integration between PeopleSoft Business Planning and Budgeting facilitates a completely collaborative process, which results in a powerful and cohesive financial performance management system.

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      EPM-RW: Risk-Weighted Capital: Risk-Weighted Capital calculates economically appropriate charges for expected losses and capital, then reports the effect on customers, products, channels, business units, and time.

      EPM-SW: Workforce Scorecard: Workforce Scorecard couples the leading-edge strategy management techniques espoused by Dr. Robert Kaplan and Dr. David Norton to provide an effective, automated mechanism for managing and measuring HR performance.

      EPM-WA: Workforce Rewards: Workforce Rewards helps determine the overall value of the compensation package, then puts that information in the context of the overall marketplace so that the customer can drive a competitive compensation strategy.

      EPM-WCR: CRM Warehouse: CRM Warehouse provides the tools and technology one needs to manage a complete view of the customer for analytic reporting and analysis.

      EPM-WD: Workforce Planning: With Workforce Planning, one can answer the critical questions related to the key competencies that are essential to the organization, such as how the workforce compares with the competency needs and what competency needs will fulfill the organizational strategy.

      EPM-WFN: Financials Warehouse: Financial Management Warehouse is a complete analysis and reporting platform that is supported by an advanced data-warehousing environment and powered by PeopleSoft's leading Pure Internet Architecture(TM). It is open to operational data from all sources--PeopleSoft and non-PeopleSoft. This operational data is extracted, transformed, and loaded into the Financial Management Warehouse to provide a single source of financial results for reporting and analysis and enables one to analyze the financial performance of the organization and quickly take corrective action.

      EPM-WHR: HRMS Warehouse: HRMS Warehouse is a comprehensive data repository and robust reporting and analysis tool that captures all workforce-related data in a single environment. It helps collect the workforce data and use it to monitor the workforce, make decisions, and drive performance.

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                                                                       EXHIBIT A

      EPM-WSC: Supply Chain Warehouse: Supply Chain Warehouse is a complete analysis and reporting platform that is supported by the most advanced data warehousing environment and powered by PeopleSoft's leading Pure Internet Architecture. From both PeopleSoft and non-PeopleSoft sources, data that is extracted, transformed, and loaded into the Supply Chain Warehouse provides a single integrated view of the enterprise.

      EPM-PF: Limited License Enterprise Warehouse

LSCR Modules

      LSCR-AI: Involvement: Involvement gives the supporters detailed online access to their involvement history with the organization. It brings service, information, and transactions together in one view. That way, the constituents get anytime, anywhere information about their participation in the organization and can respond instantly to the campaigns.

      LSCR-AO: Outreach: Outreach is a pure internet collaborative application that provides a personalized web experience to the fundraisers. It gives staff members who have responsibility for cultivating prospects and raising funds anytime, anywhere access to information on their prospects and strategies for empowering them to give.

      LSCR-AV: Contributor Relations: Contributor Relations is the only pure internet software available today that gives powerful anytime, anywhere functionality to manage supporter relationships.

      LSCR-SP: Personal Portfolio: Personal Portfolio enables users to view and maintain their own profiles--including name, address, phone number, and email address. It gives the customer's constituents control of their personal information, lessens administrative maintenance requirements, and improves the integrity of the data.

      LSCR-SV: Community Access: Community Access works with PeopleSoft Enterprise Contributor Relations and PeopleSoft Enterprise Student Administration to make the customer's web site visitors official guests in its

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EXHIBIT A

      online community. It invites users to register with the customer's system and uses the registration data to filter the information they get--whether it is from PeopleSoft applications or other sources.

Portals

      PRTL-PP: Enterprise Portal: With PeopleSoft Enterprise Portal, the customer gains a customized, single gateway to all the critical information from PeopleSoft and non-PeopleSoft applications, legacy systems, external content, and more.

      Portal Solutions: PeopleSoft Portal offerings are a family of technologies and portal solutions that reduce the complexities of integrating multi-vendor applications at the people level.

      Custom Portals: PeopleSoft Custom Portals are key components of a powerful business architecture that combines best-practice business process models with PeopleSoft's robust transaction systems and comprehensive analytics solutions.

      Portal Packs: PeopleSoft has engineered each portal pack to correspond directly to a PeopleSoft product line. Each portal pack is developed and maintained by the application subject matter experts, and is shipped on the source application CD. Pagelets evolve as the applications evolve, greatly simplifying licensing, maintenance, and upgrades to any PeopleSoft customer

      Collaborative Portal: The PeopleSoft Collaborative Portal aggregates applications, data, services, and content from internal and external sources. It provides employees, customers, and suppliers alike with a single web interface from which to access relevant, up-to-date information. The Collaborative Portal is based on the industry-leading IBM WebSphere Portal, and is a secure, flexible gateway to the extended enterprise.

      PRTL-PS: Supplier Portal

      PRTL-PW: Employee Portal

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                                                                       EXHIBIT A

AppConnect

      AppConnect: PeopleSoft AppConnect is a comprehensive business integration platform that reduces the complexities of integrating the multi-vendor applications. By enabling seamless coordination among the business resources, processes, and data, AppConnect delivers a single, integrated view of the multiple information sources, and transforms the current portfolio of applications into a Real-Time Enterprise solution.

      Analytic Solutions: PeopleSoft real-time enterprise solutions, powered by AppConnect, enable instant access to multiple on-line information sources, seamless coordination of business processes, and delivery of business intelligence on demand. Embedding analytics in the context of each business process empowers everyone in the extended enterprise to make better and more timely decisions.

      Process Solutions: PeopleSoft Process Solutions provide visibility and integration for end-to-end business process management and execution.

      Process Integration: Every organization depends upon multiple applications to complete critical business processes. PeopleSoft Process Integration insures that transactions move between these applications to deliver a successful business processes.

      Process Integration Packs: PeopleSoft Process Integration Packs (PIPs) deliver end-to-end business process integration between PeopleSoft Enterprise applications and SAP and Oracle applications. PIPs provide integration, data transformation, routing, cross-reference maps, and the connectors and adapters needed for the targeted business process.

      CRM Process Integration Packs: A PeopleSoft Business Process Integration Pack (PIP) delivers end-to-end business process integration between PeopleSoft and ERP vendors SAP and Oracle. PIP's deliver all the required levels of integration: data transformation, routing, cross-reference maps, and the connectors/adapters needed for a complete end-to-end business process. For the first time, companies will have a single vendor solution delivering pre-built technology, implementation, support, and maintenance to business critical processes.

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      Web Services: PeopleSoft Web Services surfaces at the business functions of PeopleSoft applications so they can be integrated into an end-to-end business process. These application touch points are used to interoperate and integrate with third party and legacy applications.

      Process Modeler: PeopleSoft Process Modeler is an interactive, graphical modeling tool that allows the customer to define and validate the business processes. A comprehensive library of business models matches the recommended business process workflows for the PeopleSoft applications. These models can easily be tailored to meet the unique requirements and cover the full scope of each process, not just the tasks that exist within the enterprise.

PT Modules

      PT-MA: Mobile Agent Enterprise Development

      PT-XT105: PeopleTools Enterprise Starter Kit

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                                                                       EXHIBIT B

                                    EXHIBIT B

                  REGRESSION ANALYSIS OF LEVEL OF DISCOUNTING

                          Dependent Variable: Discount

                              ANALYSIS OF VARIANCE

                               Sum of
    Source             DF      Squares    Mean Square     F Value   Pr > F
---------------        ---     --------   -----------     -------   ------
Model                    3      1.25889     0.41963         2.89    0.0394

Error                   99     14.39295     0.14538

Corrected Total        102     15.65184

Root MSE               0.38129

Dependent Mean         0.34596

Coeff Var            110.21188

R-Square                0.0804

Adj R-Sq                0.0526

                               PARAMETER ESTIMATES

                                                 Parameter     Standard
      Variable              Label         DF     Estimate        Error     t Value    Pr > |t|
      --------              -----         --     ---------     --------    -------    --------
Intercept                 Intercept       1       0.19487      0.06493       3.00      0.0034

Number Of Competitors     Number of       1       0.15208      0.05189       2.93      0.0042
                         Final Round
                         Competitors

                           PEOPLESOFT WHITE PAPER 121

EXHIBIT C
                                    EXHIBIT C

                LISTING OF FIN MODULES PURCHASED IN BID EXAMPLES

        Air      Clear         The         Kerr-      Univ.
        NZ      Channel      Borgata       McGee      of FL         TECO
        ---     -------      -------       -----      -----         ----
 AM      X         X                                    X            X
 AP      X         X                                    X            X
 AR      X         X                                    X            X
 BP                                                                  X
 CA                                                     X            X
 CM      X         X                                    X            X
 EX      X         X                                    X            X
FPP                X                                    X
 GL      X         X                                    X            X
 GM                                                     X
MPA                                                     X
 PC      X         X                                    X            X
 RM                                                     X
 RS      X
 TE                X                                    X
 TP                                                     X
 TR                                                     X

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

                                                                       EXHIBIT C

                 LISTING OF HR MODULES PURCHASED IN BID EXAMPLES
                                   (CONTINUED)

       Air     Clear         The         Kerr-      Univ.
       NZ     Channel      Borgata       McGee      of FL     TECO
       ---    -------      -------       -----      -----     ----
ADP              X
 BA              X            X            X          X
 DI              X                                    X        X
 EA     X                     X            X          X        X
 EC                           X            X          X
ECM     X                     X            X          X
 EF              X            X            X          X        X
 EL     X                     X            X          X        X
ELM     X                     X            X          X        X
 ER     X                     X            X          X        X
ERM     X                     X            X          X        X
 EY     X        X            X            X          X        X
FSA                                                   X
GAU     X
GCH              X
GES              X
GFR              X
GIT              X
 GP     X
GUK              X
HPP              X                                    X
 HR     X        X            X            X          X        X
 PA                                                   X
 PI     X        X                                    X
 PY              X            X            X          X        X
 RP     X                     X            X          X
 ST              X
 TL     X        X                         X          X        X

                           PEOPLESOFT WHITE PAPER 123

EXHIBIT D
                                    EXHIBIT D

            INDUSTRY DATA SHARES OF COMPANIES PRODUCING HRMS SYSTEMS

                                                      SOURCE
                             --------------------------------------------------------
                                      META GROUP
                                 SYSTEM INSTALLATIONS
                                  >10,000 EMPLOYEES         AMR
                                  NORTH AMERICA ONLY      RESEARCH
                                         (1)             BRANDS USED    GIGA SYSTEM
                             -------------------------     >10,000       LICENSES
                              SHARE OF                    EMPLOYEES         (3)
                             USERS WITH                   US ONLY      --------------
    COMPETITOR                PRODUCT*    MARKET SHARE       (2)        US      WORLD
-------------------          ----------   ------------   -----------   -----    -----
PeopleSoft/JDE                  48%             34%            73%        61%      25%
Oracle                          19%             13%             4%        20%      18%
SAP                             16%             11%             8%        20%      57%
Lawson                           5%              4%
ADP                              8%              6%
Ceridian                         3%              2%             4%
Tesseract                        3%              2%
Cyborg                           1%              1%
Geac/DBS                         1%              1%
Other HRMS
Vendor/Product                   8%              6%             7%

Home
Grown/Custom                    23%             16%             4%

No HRMS Product
Installed                        7%              5%

Total                          142%            100%           100%       100%     100%

Pre-Acquisition HHI                          4,179          6,525      4,479    4,166
Delta HHI                                      905            584      2,380      919
Post-Acquisition                             5,083          7,109      6,859    5,085
HHI

Notes:
(1) META Group survey identifying providers of HRMS system installations. North American enterprises with more than 10,000 employees. October 21, 2002, Figure 1.

*Each respondent may identify more than one provider.

(2) AMR Research, 2003, Brands of HR management software being used or implemented, Enterprises with more than 10,000 employees. Figure 9

(3) Giga Information, based on vendor briefings. HRMS system licenses.

                           PEOPLESOFT WHITE PAPER 124

                                                                       EXHIBIT E

                                   EXHIBIT E

  COMPETITOR SHARES BASED WINNERS OF BID OPPORTUNITIES IN PEOPLESOFT'S BID DATA

                        ALL INDUSTRIES                    COMMERCIAL                         SERVICES
                 -------------------------=---   -----------------------------   -------------------------------
                    HRMS-HR         FIN-GL          HRMS-HR         FIN-GL          HRMS-HR          FIN-GL
                 -------------   ---------=---   -------------   -------------   -------------   ---------------
     FIRM        NUMBER  SHARE   NUMBER  SHARE   NUMBER  SHARE   NUMBER  SHARE   NUMBER  SHARE   NUMBER   SHARE
---------------  ------  -----   ------  -----   ------  -----   ------  -----   ------  -----   ------   ------
PeopleSoft         56     72.7%    45     84.9%    42     68.9%    35     85.4%    23     69.7%    27       93.1%
Oracle              9     11.7%     3      5.7%     9     14.8%     3      7.3%     5     15.2%     2        6.9%
SAP                 6      7.8%     4      7.5%     5      8.2%     3      7.3%     1      3.0%

ADP                 1      1.3%                     1      1.6%                     1      3.0%
Great Plains        1      1.3%                     1      1.6%                     1      3.0%
Missing             4      5.2%     1      1.9%     3      4.9%                     2      6.1%

Total              77    100.0%    53    100.0%    61    100.0%    41    100.0%    33    100.0%    29      100.0%

Pre-Merger HHI           5,890           7,398           5,331           7,394           5,315             8,716
Delta HHI                1,700             961           2,032           1,249           2,112             1,284
Post-Merger HHI          7,590           8,359           7,363           8,644           7,427            10,000

Note: We assume that "Missing" consists of separate firms.

                           PEOPLESOFT WHITE PAPER 125

EXHIBIT F

                                    EXHIBIT F

        ESTIMATED MIGRATION COSTS FOR STATE GOVERNMENT, LOCAL GOVERNMENT
         AND PUBLIC INSTITUTIONS OF HIGHER EDUCATION FOR SELECTED STATES

   State                 Segment               Median Estimated     Average Estimated
-------------   -------------------------      ----------------     -----------------
                                                Migration Cost        Migration Cost
California      State Government               $     20,128,007     $      27,440,290
                Local Government               $    221,378,249     $     263,133,293
                Higher Education (Public)      $    771,486,104     $     871,394,993
                                               ----------------     -----------------
                Total                          $  1,012,992,360     $   1,161,968,576

Colorado        State Government                              -     $               -
                Local Government               $     51,864,455     $      58,391,969
                Higher Education (Public)      $     18,271,187     $      21,720,072
                                               ----------------     -----------------
                Total                          $     70,135,642     $      80,112,041

Florida         State Government               $      1,772,737     $       2,445,155
                Local Government               $     28,220,937     $      34,212,877
                Higher Education (Public)      $     62,494,749     $     148,938,673
                                               ----------------     -----------------
                Total                          $     92,488,423     $     185,596,705

Georgia         State Government               $     62,673,942     $      66,921,940
                Local Government               $     24,695,981     $      27,794,586
                Higher Education (Public)      $     36,653,180     $      65,069,690
                                               ----------------     -----------------
                Total                          $    124,023,103     $     159,786,216

Illinois        State Government               $              -
                Local Government               $      3,294,780     $       4,322,860
                Higher Education (Public)      $     82,756,244     $     104,061,545
                                               ----------------     -----------------
                Total                          $     86,051,024     $     108,384,405

Massachusetts   State Government               $     60,000,000     $      60,000,000
                Local Government               $     55,769,965     $      58,561,914
                Higher Education (Public)      $    113,900,508     $     116,371,709
                                               ----------------     -----------------
                Total                          $    229,670,473     $     234,933,623

                           PEOPLESOFT WHITE PAPER 126

                                                                       EXHIBIT F

        ESTIMATED MIGRATION COSTS FOR STATE GOVERNMENT, LOCAL GOVERNMENT
  AND PUBLIC INSTITUTIONS OF HIGHER EDUCATION FOR SELECTED STATES (CONTINUED)

   State                 Segment               Median Estimated     Average Estimated
-------------   -------------------------      ----------------     -----------------
Maryland        State Government               $                    $
                Local Government               $     12,174,129     $      15,487,394
                Higher Education (Public)      $     92,413,222     $     182,156,298
                                               ----------------     -----------------
                Total                          $    104,587,351     $     197,643,692

Michigan        State Government               $      3,952,723     $       5,452,032
                Local Government               $     33,381,659     $      36,070,568
                Higher Education (Public)      $    123,114,794     $     130,240,384
                                               ----------------     -----------------
                Total                          $    160,449,176     $     171,762,984

New York        State Government               $     83,941,830     $      92,306,252
                Local Government               $     62,170,486     $      75,597,806
                Higher Education (Public)      $     12,490,997     $      34,974,793
                                               ----------------     -----------------
                Total                          $    158,603,313     $     202,878,851

Ohio            State Government               $      2,471,071     $       3,408,374
                Local Government               $     32,581,718     $      37,406,700
                Higher Education (Public)      $    185,701,992     $     220,445,576
                                               ----------------     -----------------
                Total                          $    220,754,781     $     261,260,650

Oklahoma        State Government               $     35,000,000     $      35,000,000
                Local Government               $     20,000,000     $      20,000,000
                Higher Education (Public)      $     11,043,553     $      13,272,331
                                               ----------------     -----------------
                Total                          $     66,043,553     $      68,272,331

Texas           State Government               $    109,000,000     $     109,000,000
                Local Government               $     39,707,899     $      48,588,416
                Higher Education (Public)      $     50,628,772     $     114,321,006
                                               ----------------     -----------------
                Total                          $    199,336,671     $     271,909,422

Wisconsin       State Government               $              -     $               -
                Local Government               $     25,306,072     $      26,282,866
                Higher Education (Public)      $     47,673,840     $      80,673,729
                                               ----------------     -----------------
                Total                          $     72,979,912     $     106,956,595

                           PEOPLESOFT WHITE PAPER 127

EXHIBIT F

        ESTIMATED MIGRATION COSTS FOR STATE GOVERNMENT, LOCAL GOVERNMENT
   AND PUBLIC INSTITUTIONS OF HIGHER EDUCATION FOR SELECTED STATES (CONTINUED)

   State                 Segment               Median Estimated     Average Estimated
-------------   -------------------------      ----------------     -----------------
Total           State Government               $    378,940,310     $     401,974,043
                Local Government               $    610,546,330     $     705,851,249
                Higher Education (Public)      $  1,608,629,142     $   2,103,640,799
                Total                          $  2,598,115,782     $   3,211,466,091

                           PEOPLESOFT WHITE PAPER 128

                                                                       EXHIBIT G

                                    EXHIBIT G

                        ESTIMATE OF LOST CONSUMER SURPLUS

            The chart below shows the demand curve for PeopleSoft products. This demand curve represents the quantity of PeopleSoft product that would be purchased as the price of PeopleSoft changes, holding constant the prices of other vendors' products and the PeopleSoft customers' profits. Price here represents the initial license fee plus the customers' expectation of future maintenance and upgrade fees. If one thinks of each customer as purchasing one unit of PeopleSoft product, then each point on the demand curve represents the most each customer would pay to avoid purchasing the next best substitute for PeopleSoft. Each customer then chooses PeopleSoft because the actual price is set at P* which is lower than that customer's reservation price. In the case of ERP software, each customer purchases a unique combination of PeopleSoft products and pays a unique price. The curve represents the demand curve for each particular group of customers buying similar product at a common price. Even if each customer pays a unique price, the analysis holds so long as there is not perfect price discrimination in which PeopleSoft charges each customer its reservation price. The total consumer surplus is measured by the area under the demand curve up to the point where the demand curve crosses the line where P=P*.

            Exact estimation of this area is difficult without actually specifying the demand function. However, assuming that demand is convex to the origin (i.e., quantity demand increases at an increasing rate as prices fall), it is straightforward to estimate a lower bound of the consumer surplus by measuring the area of the triangle bounded by the P=P* line, the price axis between P* and P(0), and the

                           PEOPLESOFT WHITE PAPER 129

EXHIBIT G

      tangent of the demand curve at the point where P=P*. This triangle is denoted in the crosshatched area in the chart.

         [CONSUMER SURPLUS OF CUSTOMERS CHOOSING PEOPLESOFT BAR CHART]

                 FIGURE 3. DEMAND CURVE FOR PEOPLESOFT PRODUCTS

            The following inequality then represents the lower bound of the consumer surplus.

            CS < or = 0.5(P(0) - P*)Q*
      or

            CS < or = 0.5 R*/ (-epsilon)                                  (1)

            where R* = P*Q* is revenue at the equilibrium price (P*) and quantity

      (Q*)

            epsilon = (Q* - 0) P* is own-price elasticity of demand at P* and Q*
                      ----------
                      (P* - P(0)) Q*

            The formula represented by equation (1) provides a simple method for computing an underestimate of consumer surplus using PeopleSoft's annual revenue and estimates of own-price elasticity of demand.

                           PEOPLESOFT WHITE PAPER 130